Exhibit 2.1

ASSET PURCHASE AGREEMENT

between

TEVA PHARMACEUTICAL INDUSTRIES LTD.

and

COOPERSURGICAL, INC.

Dated as of September 11, 2017

i

ii

Annex 9.1(a)	Transferred Assets
Annex 9.1(b)	Excluded Assets
Annex 9.1(c)	Assumed Liabilities
Annex 9.1(d)	Excluded Liabilities

Exhibit A:	Form of Bill of Sale, Assignment and Assumption
Exhibit B:	Form of Trademark Assignment
Exhibit C:	Form of Transition Services Agreement
Exhibit D:	Form of Trademark License Agreement

iii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of September 11, 2017 (this “Agreement”), is made by and between CooperSurgical, Inc., a Delaware corporation (“Buyer”) and Teva Pharmaceutical Industries Ltd., a company organized under the laws of Israel (“Seller”). Capitalized terms used herein shall have the meanings assigned to such terms in the text of this Agreement or in Section 9.1.

R E C I T A L S:

WHEREAS, Seller, directly and indirectly through certain of its Affiliates, owns, licenses or otherwise holds certain rights to manufacture, promote, market, distribute and/or sell the Paragard intrauterine copper contraceptive device, having the SKU set forth in Schedule 1.3, in the United States (the “Products” and such business in the corresponding territories, the “Business”); and

WHEREAS, Seller desires to sell (or cause to be sold), and Buyer desires to purchase or cause certain of its Affiliates to purchase, certain assets related to the Business and Buyer is willing to assume or cause certain of its Affiliates to assume certain liabilities related to the Business, in each case, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the parties agree as follows:

ARTICLE 1

SALE AND PURCHASE OF ASSETS, ASSUMPTION OF LIABILITIES

Section 1.1 Sale and Purchase.

(a) Transferred Assets. Subject to the terms and conditions hereof, at the Closing, Seller will, and will cause the Selling Affiliates to, sell, convey, assign and transfer to Buyer, and Buyer will purchase, acquire and accept, as a going concern, the Transferred Assets, in each case free and clear of all Liens other than Permitted Liens.

(b) Excluded Assets. Anything to the contrary herein notwithstanding, Buyer is not purchasing pursuant to this Agreement or any of the transactions contemplated hereby any right, title or interest in any Excluded Asset.

(c) Assumed Liabilities. At the Closing, Buyer shall assume or cause certain of its Affiliates to assume the Assumed Liabilities and shall agree to satisfy and discharge when due the liabilities and obligations of Seller and its Affiliates in respect of the Assumed Liabilities. After the Closing, Buyer shall pay or cause certain of its Affiliates to pay all Assumed Liabilities as and when such Assumed Liabilities become due.

(d) Excluded Liabilities. Neither Buyer nor any of its Affiliates shall assume or be obligated to pay, perform or otherwise discharge any Excluded Liability. Seller and/or its Affiliates, as the case may be, will remain liable to pay, perform and discharge when due, all Excluded Liabilities.

(e) Business Transfer Documents. To the extent required under applicable Law or as reasonably deemed necessary by either of the parties hereto, to effect the transactions contemplated hereunder, the parties shall execute and deliver, or cause their respective Affiliates to execute and deliver, such asset and/or business transfer agreements, bills of sale, deeds (which, with respect to the Transferred

Real Property, will be a bargain and sale deed with covenant against grantor’s acts), assignments, assumptions and other documents and instruments of sale, conveyance, assignment, novation, transfer and assumption (the “Business Transfer Documents”) as are necessary to effect any transfer of the Transferred Assets or the Employees at the Closing or such other time for transfer as contemplated by Section 1.1(g) or Section 4.5 below or any assumption of the Assumed Liabilities at the Closing. The Business Transfer Documents shall be in form and substance reasonably agreed to by the parties and as is usual and customary in the applicable jurisdiction; provided that the parties agree and acknowledge that the Business Transfer Documents are intended solely to formalize the terms and conditions of this Agreement in order to comply with any applicable Law and shall be, in all respects, consistent with the terms and conditions set forth in this Agreement. In the event of any inconsistency between this Agreement and a Business Transfer Document, this Agreement shall control.

(f) Designation of Affiliates; Performance of Obligations by Affiliates. To the extent that any of the Transferred Assets are under the control of any of Seller’s Affiliates, Seller shall cause such Affiliates to promptly take such legal action as may be necessary to consummate the transfer to Buyer of such Transferred Assets under terms and conditions which are consistent with and subject to the terms of this Agreement. Any obligation of Seller under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at Seller’s sole and exclusive option, either by Seller directly, or by any Affiliate of Seller that Seller causes to satisfy, meet or fulfill such obligation, in whole or in part. Without otherwise limiting the foregoing, Seller shall cause Teva Pharmaceuticals USA, Inc. (“Teva USA”) to transfer the Transferred Real Property to Buyer, and Teva Women’s Health, LLC to transfer the Transferred Real Property Leases to Buyer. Notwithstanding the foregoing, this Section 1.1(f) shall not be construed to relieve Seller from any of its obligations under this Agreement.

(g) Transferred Assets Subject to Third-Party Consent. To the extent that the sale, conveyance, assignment or transfer or attempted sale, conveyance, assignment or transfer to Buyer of any Transferred Asset is prohibited by any applicable Law or would require any governmental or third-party consent, authorization, approval or waiver and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, conveyance, assignment or transfer thereof. During the period commencing on the date of the Closing and continuing until 180 calendar days after the Closing, the parties shall use commercially reasonable efforts to cooperate with each other to obtain promptly such consents, authorizations, approvals or waivers; provided that neither Seller nor its Affiliates shall be required to pay any consideration or other amounts, or to commence, defend or participate in any Litigation or offer or grant any accommodation (financial or otherwise) to any third party, in connection with the foregoing. Unless otherwise provided in any Ancillary Agreement, until the earlier of (i) such 180 calendar day period and (ii) the date such consent, authorization, approval or waiver is obtained, Seller and Buyer shall enter into an arrangement whereby Buyer or its applicable Affiliates are provided the rights, benefits and obligations of such Transferred Asset and Buyer shall reimburse Seller for all costs and amounts incurred by Seller or any Selling Affiliate in connection with such arrangement, which arrangement may include Seller or a Selling Affiliate using Inventory purchased by Buyer hereunder to satisfy obligations of Seller or a Selling Affiliate under existing Contracts. If such consent, authorization, approval or waiver is obtained, Seller shall or shall cause the Selling Affiliates to assign, convey and transfer any such Transferred Asset to Buyer at no additional cost. If such consent, authorization, approval or waiver is not obtained notwithstanding the parties’ compliance with the foregoing obligations, Seller will be deemed to have fulfilled its obligations under this Agreement and under no circumstances shall the Purchase Price be reduced or Seller or its Affiliates be subject to any liability on account of the failure to obtain any such consent, authorization, approval or waiver. Buyer further agrees that no representation, warranty or covenant of Seller contained in this Agreement shall be breached or deemed breached, and no condition to Buyer’s obligations to close the transactions contemplated by this Agreement, other than the condition set out in Section 6.2(b), shall be deemed not satisfied as a result of (x) the failure to obtain any such consent, authorization, approval or waiver or as a result of any resulting default or termination or (y) any lawsuit, action, claim, investigation or proceeding commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any consent, authorization, approval or waiver or any resulting default or termination. Notwithstanding anything herein to the contrary, Section 4.5 and not this Section 1.1(g) shall govern the transfer of any Shared Contracts.

(h) Buyer’s Recording and Similar Responsibilities. Notwithstanding the foregoing provisions of this Section 1.1, it shall be Buyer’s responsibility (i) to prepare the applicable Trademark assignments, which shall be in the form attached to this Agreement as Exhibit B, and to record such assignments following execution thereof by Seller or a Selling Affiliate at the Closing and (ii) to bear the fees and other costs in accordance with Section 1.5 and any Taxes arising from such activities.

Section 1.2 Closing. The closing of the sale and purchase of the Transferred Assets and the assumption of the Assumed Liabilities (the “Closing”) shall take place at 10:00 a.m. Eastern Standard Time through the execution and exchange, via .pdf copies of originally signed documents, of the documents and agreements contemplated herein on the date that is four (4) Business Days after the conditions set forth in Article 6 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions at such time), unless another time, date or place is agreed to in writing by the parties. Buyer specifically acknowledges that time is of the essence because Seller’s intention to exit the Business is or will become known to its employees, customers, suppliers and others having dealings with Seller. The date on which the Closing actually occurs is referred to hereinafter as the “Closing Date.” At the Closing:

(a) Seller shall deliver or cause to be delivered to Buyer (unless previously delivered), the following:

(i) the officer’s certificate referred to in Section 6.2(a);

(ii) duly executed counterparts of the Ancillary Agreements; and

(iii) a certificate of Teva USA, prepared in accordance with Treas. Reg. §1.1445-2(b)(2), certifying under penalties of perjury that Teva USA is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code and the Treasury Regulations thereunder.

(b) Buyer shall deliver or cause to be delivered to Seller, or as designated by Seller, one or more of Seller’s Affiliates (unless previously delivered), the following:

(i) the Purchase Price;

(ii) the officer’s certificate referred to in Section 6.3(a); and

(iii) duly executed counterparts of the Ancillary Agreements.

Section 1.3 Purchase Price.

(a) Purchase Price. At the Closing, Buyer shall pay or cause to be paid to Seller, or Seller’s applicable Subsidiary or assignee, by wire transfer of immediately available funds to one or more accounts designated by Seller at least four (4) Business Days prior to the Closing Date, an amount equal to the Purchase Price plus the Buyer Portion of PDUFA Fees.

(b) Purchase Price Adjustment.

(i) Within five (5) Business Days following the Closing Date, Seller shall prepare and deliver to Buyer a statement (the “Inventory Statement”) setting forth Seller’s determination of the value of the Inventory transferred to Buyer as of the Closing (as of 11:59 P.M., local time, on the Closing Date) (the “Closing Inventory”), Seller’s determination of Prepaid Inventory transferred to Buyer as of the Closing (as of 11:59 P.M., local time, on the Closing Date) and a calculation of the amount, if any, payable pursuant to clause (g) of this Section 1.3. In connection with the preparation of the Inventory Statement, Buyer shall (A) assist, and shall cause its Affiliates to assist, Seller, its accountants, advisors and other representatives in its preparation of the Inventory Statement and (B) afford to Seller, its accountants, advisors and other representatives, reasonable access during normal business hours to the personnel, properties, books and records of the Business to the extent relevant to the preparation of the Inventory Statement (including any taking and preparing with Buyer’s participation of physical counts of Inventory). For purposes of this Section 1.3, the value of the Inventory transferred to Buyer will be determined by reference to the price for each Product and other type or item of Inventory as set forth on Schedule 1.3 to this Agreement shall include only Inventory that (A) has been approved and released by Seller or such applicable Selling Affiliate appointed qualified person in compliance with applicable Laws, (B) has an unexpired shelf life of not less than twelve (12) months, or such lesser period as may be agreed by Buyer and Seller on a Product-by-Product basis, (C) has not been damaged, recalled and/or incorrectly packaged or labeled and (D) consists of active pharmaceutical ingredients, spare parts, raw materials, containers, packaging and packaging supplies and work-in-process.

(ii) For the purposes of clarification only, Seller is retaining all Pre-Closing Accounts Payable and Pre-Closing Accounts Receivable and the only Purchase Price adjustment after the Closing will be the adjustment of the Inventory and Prepaid Inventory pursuant to this Section 1.3.

(c) Dispute Notice. The Inventory Statement shall become final, binding and conclusive upon Seller and Buyer on the 30th day following Buyer’s receipt of the Inventory Statement (or the earlier date, if any, on which Buyer confirms to Seller in writing its agreement with the Inventory Statement), unless prior to such 30th day Buyer delivers to Seller a written notice (a “Dispute Notice”) stating that Buyer believes the Inventory Statement contains mathematical errors (including quantity of Inventory transferred to Buyer or the amount of Prepaid Inventory), or was not prepared by reference to the price for each Product as set forth on Schedule 1.3 to this Agreement or otherwise was not prepared in accordance with Section 1.3(b)(i) and specifying in reasonable detail each item that Buyer disputes (each, a “Disputed Item”), the amount in dispute for each Disputed Item and the reasons supporting Buyer’s positions. Buyer shall not challenge the Inventory Statement on any other basis, and Buyer shall be deemed to have agreed with all other items and amounts contained in the Inventory Statement delivered pursuant to Section 1.3(b)(i).

(d) Resolution Period. If Buyer delivers a Dispute Notice, then Seller and Buyer shall seek in good faith to resolve the Disputed Items during the 15-calendar day period beginning on the date Seller receives the Dispute Notice (the “Resolution Period”). If Seller and Buyer reach agreement with respect to any Disputed Items, Seller shall revise the Inventory Statement to reflect such agreement.

(e) Independent Accountant. If Buyer and Seller are unable to resolve all of the Disputed Items during the Resolution Period, then Buyer and Seller shall jointly engage and submit the unresolved Disputed Items (the “Unresolved Items”) to the Independent Accountant; provided that if Buyer and Seller do not appoint an Independent Accountant within ten (10) calendar days after the end of the Resolution Period, they shall request the American Arbitration Association to appoint as the Independent Accountant a partner in the New York office of a nationally recognized independent registered public accounting firm that has not had a material relationship with Buyer or Seller within the preceding two years, and such appointment shall be final, binding and conclusive on Buyer and Seller. The Independent Accountant shall act as an arbitrator to determine, based solely on presentations by Buyer and Seller and not by independent review, only the Unresolved Items still in dispute and shall be limited to those adjustments, if any, required to be made for the Inventory Statement to comply with the provisions of this Agreement. The parties shall agree, promptly after the Independent Accountant has been appointed, on procedures governing the resolution of any dispute by the Independent Accountant; provided that if the parties fail to agree on such procedures, the dispute resolution procedures of the American Arbitration Association shall govern. Buyer and Seller shall use their reasonable commercial efforts to cause the Independent Accountant to issue its written determination regarding the Unresolved Items within thirty (30) calendar days after such items are submitted for review. The Independent Accountant shall make a determination with respect to the Unresolved Items only and in a manner consistent with this Section 1.3(e) and the price for each Product as set forth on Schedule 1.3 to this Agreement, and in no event shall the Independent Accountant’s determination of the Unresolved Items be for an amount that is outside the range of Buyer’s and Seller’s disagreement. Each party shall furnish to the Independent Accountant such work papers and other documents and information pertaining to the Unresolved Items as are in its possession or under its control as the Independent Accountant may reasonably request. The determination of the Independent Accountant shall be final, binding and conclusive upon Buyer and Seller absent manifest error, and Seller shall revise the Inventory Statement to reflect such determination upon receipt thereof. The fees, expenses and costs of the Independent Accountant shall be borne equally by Buyer and Seller.

(f) Access to Information. Each party shall use its reasonable best efforts to provide promptly to the other party all information as such other party shall reasonably request in connection with review of the Inventory Statement or the Dispute Notice, as the case may be, and shall otherwise cooperate in good faith with such other party to arrive at a final determination of the Inventory Statement.

(g) Final Adjustment. Within five (5) Business Days after the Inventory Statement is finalized pursuant to clause (c), (d) or (e) of this Section 1.3:

(i) if Closing Inventory is more than the product of (A) 105% multiplied by (B) the Inventory Target, then Buyer shall pay to Seller an amount equal to the Closing Inventory minus the Inventory Target; or

(ii) if Closing Inventory is less than the product of (A) 95% multiplied by (B) the Inventory Target, then Seller shall pay to Buyer an amount equal to the Inventory Target minus the Closing Inventory; plus

(iii) if the amount of Prepaid Inventory set forth on the Inventory Statement is greater than zero (0), then Buyer shall pay such amount of Prepaid Inventory to Seller.

(h) Method of Payment. Any amount paid in respect of adjustments to the Purchase Price made pursuant to this Section 1.3 shall be (i) made by wire transfer of immediately available funds to an account designated by the receiving party and (ii) treated as an adjustment to the Purchase Price, including for tax reporting purposes.

Section 1.4 Withholding. Buyer shall make all payments under this Agreement free and clear of all deductions and withholdings in respect of Taxes, unless any such deduction or withholding is required by Law in effect at the time of payment. If any Taxes are required by Law in effect at the time of payment to be deducted from or in respect of any amount payable under this Agreement: (a) such amount payable shall be increased as necessary to ensure that, after all required deductions for Taxes are made (including deductions applicable to any increases to any amount payable under this Section 1.4), Seller or any applicable Selling Affiliate receives the amount it would have received had no such deductions been made, (b) Buyer shall make such deductions and timely pay the full amount deducted to the Governmental Authority in accordance with applicable Law and (c) Buyer shall deliver to Seller an original or certified copy of a receipt evidencing such payment, except that clause (a) of this sentence shall not apply to any withholding required under Section 1445 of the Code or the rules and regulations promulgated thereunder to the extent any U.S. real property interests are allocated to a non-U.S. Selling Affiliate on Schedule 1.6. Notwithstanding the foregoing, Buyer will provide written notice to Seller promptly upon any determination that withholding may be required on any payments under this Agreement and each party shall take such steps as the other party may reasonably request and otherwise cooperate with the other party to reduce or eliminate such deduction or withholding.

Section 1.5 Transfer Taxes and Other Costs.

(a) All Transfer Taxes payable on or in connection with the transfer of the Transferred Assets to Buyer and the transactions contemplated by this Agreement shall be borne and paid solely by Buyer when due in compliance with applicable Transfer Tax Laws; provided that if Seller is required by applicable Law to pay any Transfer Taxes, then Seller shall pay such Transfer Taxes, and Buyer shall, subject to receipt of reasonably satisfactory evidence of Seller’s payment thereof, promptly reimburse Seller in dollars (or, at Seller’s request, reimburse a Selling Affiliate in local currency), whether or not such Transfer Taxes were correctly or legally imposed by the applicable Governmental Authority.

(b) Buyer shall prepare and file all necessary Tax Returns and other documentation required to be filed by it with respect to all Transfer Taxes, and, if required by applicable Law, the parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

(c) The determination of whether any exemption from (or reduction in) Transfer Taxes is available with respect to the consummation of the transactions contemplated by this Agreement shall be made by Seller in its reasonable discretion. In making such determination, Seller shall take into account any duly completed exemption certificates delivered to it from Buyer no later than ten (10) calendar days prior to the Closing.

(d) All costs and fees associated with transferring to Buyer or one of its Affiliates the Transferred IP, the Transferred IT and Regulatory Registrations for the Products conveyed to Buyer at the Closing shall be borne and paid solely by Buyer when due; provided that if any such amount shall be incurred by Seller, Buyer shall, subject to receipt of satisfactory evidence of Seller’s payment thereof, promptly reimburse Seller.

(e) All costs and expenses associated with removing and moving any Transferred Asset to a location designated by Buyer shall be borne and paid solely by Buyer when due; provided that if any such amount shall be incurred by Seller, Buyer shall, subject to receipt of satisfactory evidence of Seller’s payment thereof, promptly reimburse Seller.

Section 1.6 Allocation of the Consideration. The parties have agreed that Buyer will prepare an initial allocation of the Purchase Price, the Assumed Liabilities and other relevant items among the Transferred Assets in accordance with the methodologies set forth in Schedule 1.6, for Seller’s review, comment and approval. Buyer will accept all comments of Seller on the allocation of the Purchase Price, the Assumed Liabilities and other relevant items. In the event an adjustment to the Purchase Price is made pursuant to Section 1.3 or otherwise under this Agreement (and any refunds and/or other payments are made in connection therewith), the allocation of the Purchase Price shall be revised by Buyer (subject to the review, comment and approval of Seller) to allocate such adjustment to the Transferred Assets based upon the item to which such adjustment is attributable. The parties acknowledge and agree that (a) the Purchase Price, the Assumed Liabilities and other relevant items shall be allocated among the Selling Affiliates and across such assets or jurisdictions on Schedule 1.6 as Seller determines in its reasonable discretion, (b) except as required in connection with a determination within the meaning of Section 1313(a) of the Code (or equivalent provision of state, local, or foreign Law), (i) this allocation shall be binding on the parties for federal, state, local, foreign and other Tax reporting purposes, (ii) no party will assert or maintain a Tax position inconsistent with this allocation and (iii) the applicable Tax Returns to be filed by any of the parties or their subsidiaries shall reflect this allocation and (c) for financial accounting purposes, Buyer may allocate the Purchase Price, the Assumed Liabilities and other relevant items among the Transferred Assets in accordance with a valuation study performed by an independent third party engaged by Buyer.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller Disclosure Letter, Seller represents and warrants to Buyer as follows:

Section 2.1 Organization. Each of Seller and the Selling Affiliates is duly organized, validly existing and in good standing (to the extent such concept is recognized in the relevant jurisdiction) under the Laws of its respective jurisdiction of formation, and has full corporate or other applicable legal power and authority to carry on its business in the places where such businesses are now being conducted.

Section 2.2 Corporate and Governmental Authorization.

(a) Seller has full corporate power and authority to enter into this Agreement and each of the Selling Affiliates have, or will have at Closing, full corporate or other applicable legal power and authority to enter into the Ancillary Agreements to which it is to be a party and to perform its obligations hereunder and thereunder (as the case may be). This Agreement has been, and the Ancillary Agreements to which the Selling Affiliates are to be a party will be by Closing, duly authorized and approved by all necessary corporate action.

(b) Assuming the due authorization, execution and delivery of this Agreement by Buyer, this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equity principles. Assuming the due authorization, execution and delivery of the Ancillary Agreements by Buyer, each Ancillary Agreement to be executed by any Selling Affiliate, when delivered hereunder, will be duly and validly executed and delivered, and will constitute a legal, valid and binding obligation of such Selling Affiliate, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equity principles.

(c) The execution and delivery of this Agreement by Seller and the execution and delivery of the Ancillary Agreements by any Selling Affiliate party thereto and the consummation of the transactions contemplated hereby or thereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) compliance with any applicable requirements of the HSR Act and the other Competition Laws of the jurisdictions set forth in Section 2.2(c)(i) of the Seller Disclosure

Letter, (ii) notice and transfer filings with the regulatory bodies set forth in Section 2.2(c)(ii) of the Seller Disclosure Letter and (iii) any actions or filings under Laws (other than Competition Laws) the absence of which would not reasonably be expected, individually or in the aggregate, to materially adversely affect the ability of Seller or any Selling Affiliate to perform its obligations hereunder or thereunder.

Section 2.3 Non-Contravention. Except as set forth on Section 2.3 of the Seller Disclosure Letter, the execution and delivery of this Agreement by Seller, the execution and delivery of the Ancillary Agreements by any Selling Affiliate party thereto and the consummation of the transactions contemplated hereby or thereby, do not and will not (a) violate in any material respect any provision of the Organizational Documents of Seller or any Selling Affiliate, (b) conflict with, result in the breach of, constitute a default under or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Seller or any Selling Affiliate under any Transferred Contract or Transferred Real Property Lease to which it is a party or to which its assets are subject, or result in the creation or the imposition of any Lien (other than a Permitted Lien) upon any of the Transferred Assets, or result in the cancellation, modification, revocation or suspension of any material authorization from any Governmental Authority in respect of the Transferred Assets or (c) assuming compliance with the matters set forth in Section 2.2(c), violate any Law of any Governmental Authority applicable to Seller or any Selling Affiliate, or any of the Transferred Assets or any Order against Seller or any Selling Affiliate or the Transferred Assets, in each case, in any material respect.

Section 2.4 Financial Statements. The financial statements set forth on Section 2.4 of the Seller Disclosure Letter (the “Financial Statements”) (a) have been prepared in good faith having regard to the purpose for which they were prepared, (b) to the Knowledge of Seller, do not materially misstate the historic revenues, and cost of goods sold attributable to the Business and (c) represent good faith estimates of an appropriate attribution of historic sales and marketing expenses, upon the assumptions and the basis of preparation set forth on Section 2.4 of the Seller Disclosure Letter.

Section 2.5 Absence of Material Adverse Effect. Since December 31, 2016, to the date of this Agreement, the Business has been operated in the ordinary course and there have not been any events or occurrences that have, individually or in the aggregate, resulted in a Material Adverse Effect.

Section 2.6 Material Contracts.

(a) Except for the Contracts disclosed in Section 2.6 of the Seller Disclosure Letter and the Excluded Contracts, as of the date hereof, there are no Transferred Contracts which constitute:

(i) any joint venture, partnership, limited liability company or other similar agreements or arrangements (providing for joint research, development or marketing of any of the Products);

(ii) any agreement or series of related agreements, including any option agreement, relating to the acquisition or disposition of any business or assets of any other Person or any material real property (whether by merger, sale of stock, sale of assets or otherwise related to the Business);

(iii) any agreement that (A) limits the freedom of Seller or its Affiliates to operate the Business or with any Person or in any area or that would so limit the freedom of Buyer or its Affiliates after the Closing (other than customary exclusive distribution agreements for the Products) or (B) contains exclusivity obligations or restrictions binding on Seller or its Affiliates or that would be binding on Buyer or any of its Affiliates after the Closing;

(iv) any agreement or series of related agreements for the purchase of materials, supplies, goods, services, equipment or other assets related to the Business that is reasonably expected to involve annual payments on the part of Seller or its Affiliates in excess of $2,500,000 and is not terminable by Seller or such Affiliate on ninety (90) calendar days’ notice or less without premium or penalty (excluding sales orders and purchase orders issued in the ordinary course of business);

(v) any sales, distribution, agency or other similar agreement providing for the sale by the Business of Products, materials, supplies, goods, services, equipment or other assets which is reasonably expected to involve annual payments to Seller or its Affiliates over the remaining term of the agreement in excess of $2,500,000 and is not terminable by Seller or such Affiliate on ninety (90) calendar days’ notice or less without premium or penalty (excluding sales orders and purchase orders issued in the ordinary course of business); and

(vi) any agreement under which the Business has (A) granted a Lien (other than a Permitted Lien) on any material Transferred Asset, other than a Lien that will be released as of the Closing or (B) provided for the sale of any material Transferred Asset, or granted any preferential rights to purchase any material Transferred Asset, in each case outside the ordinary course of business.

(b) Each agreement, commitment, arrangement or plan disclosed in the Seller Disclosure Letter pursuant to this Section 2.6, Section 2.9 and the Transferred Real Property Leases (each, a “Material Contract”) is a valid and binding agreement of Seller or the applicable Seller Affiliate party thereto, and, to the Knowledge of Seller, each other party thereto (subject to the effects of applicable bankruptcy, clarification, insolvency, fraudulent conveyance, moratorium, sponsorship or other Laws relating to or affecting creditors’ rights generally and to general principles of equity, whether considered at law or in equity) and is in full force and effect, and neither Seller nor any applicable Seller Affiliate or, to the Knowledge of Seller, any other party thereto is in default or breach in any material respect under (or is alleged to be in default or breach in any material respect under) the terms of, or has provided or received any notice of any intention to terminate, any such Material Contract, and, to the Knowledge of Seller, no event or circumstance has occurred since September 11, 2015 that, with notice or lapse of time or both, would constitute an event of default thereunder or result in a termination thereof or would cause or permit the acceleration of or other changes of or to any right or obligation or the loss of any benefit thereunder that has not been cured or waived.

Section 2.7 Title to Transferred Assets. Subject to Permitted Liens, Seller or a Seller Affiliate has good title to, or valid leasehold interests in or leases of, all the material assets of the Business being transferred pursuant to this Agreement (in each case, other than Transferred Real Property and Transferred Real Property Leases, which are the subject of Section 2.8; IP Rights, which are the subject of Section 2.9; and Excluded Assets and assets disposed of since the date hereof in the ordinary course).

Section 2.8 Real Property. Section 2.8 of the Seller Disclosure Letter lists (i) the address and owner of the Transferred Real Property and any leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Transferred Real Property and (ii) the address, landlord and tenant for each Transferred Real Property Lease. Each applicable Seller Affiliate has good title to or, in the case of a Transferred Real Property Lease, valid leasehold interests in, all the Transferred Real Property and the Transferred Real Property Leases, free and clear of any Liens other than Permitted Liens.

Section 2.9 Intellectual Property.

(a) Seller or a Seller Affiliate owns or has the right to use each item of Transferred IP free and clear of Liens other than Permitted Liens.

(b) To the Knowledge of Seller, the operation of the Business, other than the use of any IP Rights covered by the Licensed IP Contracts, as currently conducted does not infringe upon or otherwise violate any of the IP Rights of any third Person.

(c) To the Knowledge of Seller, no third Person is infringing upon or otherwise violating the Transferred IP.

(d) To the Knowledge of Seller, none of the Transferred IP is the subject of any written objection or claim with respect to the ownership, validity or enforceability thereof.

(e) Except with respect to non-exclusive licenses granted to third parties in the ordinary course of business, agreements with distributors entered into in the ordinary course of business, “shrink-wrap”, other generally available commercial licenses or Contracts otherwise included in Material Contracts, contemplated by this Agreement, Section 2.9(e) of the Seller Disclosure Letter lists, as of the date of this Agreement, all of the written agreements (i) pursuant to which Seller and its Affiliates obtained the right to use or practice rights under IP Rights owned by third Persons (excluding Copyright rights) that are material to the conduct of the Business or (ii) by which Seller or any of its Affiliates has licensed or otherwise authorized a third party to use any Patent or Trademark included in the Transferred IP (collectively, the “Licensed IP Contracts”), including license agreements, settlement agreements and covenants not to sue.

Section 2.10 Litigation. As of the date hereof, except as set forth on Section 2.10 of the Seller Disclosure Letter, (a) no Litigation relating to the Business is pending against or, to the Knowledge of Seller, threatened in writing against Seller or any Selling Affiliate and (b) neither Seller nor any Selling Affiliate, in connection with the Business, is subject to any outstanding Order.

Section 2.11 Compliance with Laws; Licenses and Permits.

(a) Since January 1, 2016, Seller and the Selling Affiliates have conducted the Business in compliance in all material respects with applicable laws, statutes, ordinances, rules, regulations, judgments, injunctions, orders and decrees (“Laws”) and, to the Knowledge of Seller, are not under investigation with respect to any violation of any Laws applicable to the Business.

(b) Seller (together with the Selling Affiliates) has all material licenses, franchises, permits, certificates, approvals or other similar authorizations issued by applicable Governmental Authorities and affecting, or relating to the operation of the Business (the “Permits”). The Permits are valid and in full force and effect and none of the Permits will be terminated as a result of the transactions contemplated by this Agreement. No proceeding is pending or, to the Knowledge of Seller, threatened regarding the withdrawal, material modification or revocation of any such Permit. As of the date hereof, Seller has not received any written communication from any Governmental Authority threatening to withdraw, materially modify or suspend any Permit. Seller is not in violation of the terms of any Permit in any material respect.

(c) Neither Seller nor any Selling Affiliate nor any representative of any of them has in relation to the Business, directly or indirectly: (i) made, offered to make or promised to make any payment or transfer of anything of value, directly or indirectly, to (A) anyone working in an official capacity for any Governmental Authority, including any employee of any government-owned or controlled entity or public international organization or (B) any political party, official of a political party or candidate for political office, in order to obtain or retain business, or secure any improper business advantage, except for the payment of fees required by Law to be paid to Governmental Authorities, (ii) made any unreported political contribution, (iii) made or received any payment that was not legal to make or receive, (iv) engaged in any transaction or made or received any payment that was not properly recorded on its books, (v) created or used any “off-book” bank or cash account or “slush fund”, or (vi) engaged in any conduct constituting a violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(d) Except as set out on Section 2.11 of the Seller Disclosure Letter, neither the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) nor any similar list maintained by OFAC is applicable to Seller or any Selling Affiliate. The September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism is also not applicable to any of those Persons.

(e) Notwithstanding the foregoing, Seller makes no representation or warranty in this Section 2.11 with respect to Litigation matters, environmental matters, employee benefit matters, regulatory matters or Tax matters, which matters are exclusively addressed in Sections 2.10, 2.12, 2.14, 2.15 and 2.16, respectively.

Section 2.12 Environmental Matters.

(a) Except as set forth on Section 2.12 of the Seller Disclosure Letter:

(i) Seller and the Selling Affiliates, with respect to the Business, are in compliance in all material respects with all applicable Environmental Laws and are in possession of, and in compliance in all material respects with, all Permits required under applicable Environmental Laws;

(ii) Seller and the Selling Affiliates, with respect to the Business, have not received from any Governmental Authority any written notice alleging a violation of or liability under any Environmental Law, except to the extent the substance of any such notice has been materially resolved; and

(iii) as of the date hereof, no Litigation is pending or, to the Knowledge of Seller, threatened against Seller and the Selling Affiliates, with respect to the Business, arising under any Environmental Law.

(b) Notwithstanding any of the representations and warranties contained elsewhere in this Agreement, the representations and warranties contained in this Section 2.12 constitute the sole and exclusive representations made by Seller relating to environmental matters and matters arising under Environmental Laws.

Section 2.13 Employees, Labor Matters, etc..

(a) As of the date of this Agreement, Section 2.13(a) of the Seller Disclosure Letter sets forth an accurate and complete list of the Employees including identification number, titles, hire dates, annual base salary or hourly wage rate, as applicable, accrued vacation and paid-time-off, commission, bonus or other cash incentive opportunity, principal location, exemption status under applicable Law, notice period for termination, and visa status.

(b) Section 2.13(b) of the Seller Disclosure Letter lists any Collective Bargaining Agreement that relates to the Employees. There is no pending or, to the Knowledge of Seller, threatened strike, slowdown, picketing or work stoppage by, or lockout of, or other similar labor activity or organizing campaign with respect to Seller and its Affiliates as it relates to any Employee as of the date hereof.

(c) Seller and its Affiliates (with respect to the Business) are in material compliance with all applicable Laws as it relates to the Employees respecting labor, employment, fair employment practices, terms and conditions of employment, employee classification and wages and hours.

Section 2.14 Employee Benefit Plans and Related Matters.

(a) Section 2.14(a) of the Seller Disclosure Letter lists, as of the date of this Agreement, each Business Employee Benefit Plan and each material employment agreement (excluding any offer letter or employment agreement required by applicable Law or any Collective Bargaining Agreement) in which any Employee of the Business is entitled to participate or to which he or she is a party (the “Listed Plans”).

(b) With respect to each Listed Plan that is an equity-based compensation plan in the United States, true and complete copies have been filed with the SEC as of the date of this Agreement. With respect to each Listed Plan that is a defined benefit pension or retiree medical benefit plan in the United States, a summary of material terms thereof has been made available in the Data Room as of the date of this Agreement. Except for Listed Plans as to which copies have been filed with the SEC, with respect to each Listed Plan, true and complete copies of all plan documents (including all amendments and modifications thereof) or a summary of material terms thereof, or a form or sample of each material employment agreement, have been made available in the Data Room as of the date of this Agreement.

Section 2.15 Regulatory Matters.

(a) Except as set forth in Section 2.15(a) of the Seller Disclosure Letter, in the three (3) years prior to the date hereof, there has not been any product recall or market withdrawal or replacement conducted by or on behalf of Seller concerning the Products in the United States or any product recall, market withdrawal or replacement conducted by or on behalf of any third party as a result of any alleged defect in the Products in the United States, nor is any such product recall, market withdrawal or replacement currently under consideration. Seller has made available to Buyer copies of material complaints and notices of alleged defect or adverse reaction in the United States with respect to the Products that have been received in writing by Seller and its Affiliates in the 5 years prior to the date hereof.

(b) In the three (3) years prior to the date hereof, to the Knowledge of Seller, the Products have been manufactured in compliance in all material respects with applicable Law, including cGMP, and applicable Regulatory Registrations. None of Seller or any of its Affiliates nor, to Knowledge of Seller, any third party engaged by Seller or any of its Affiliates in connection with the manufacture of the Products has received in the three (3) years prior to the date hereof, or as of the date hereof is subject to, a Warning Letter (as described in the FDA’s Regulatory Procedures Manual) or has received a Form FDA 483 for which the inspection file remains open with respect to the manufacture of any Product.

(c) Seller is not party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders or similar agreements with or imposed by any Governmental Authority relating specifically to any part of the Business.

(d) During the two (2) years prior to the date hereof, none of Seller or any of its Affiliates or their respective employees or, to the Knowledge of Seller, any consultant who has undertaken activities on behalf of Seller or its Affiliates, has been debarred or deemed subject to debarment pursuant to Section 306 of the FDCA nor, to the Knowledge of Seller, (i) are any such Persons the subject of a conviction described in such section, (ii) have any such Persons been excluded from any government healthcare program including Medicare or Medicaid, or (iii) is any such debarment or exclusion proceeding pending.

Section 2.16 Tax Matters.

(a) All material Tax Returns that are required to be filed on or before the date of this Agreement in respect of the Transferred Assets have been filed (taking into account any applicable extensions). All such Tax Returns were correct and complete in all material respects and were prepared and filed in material compliance with all applicable Laws.

(b) All material Taxes (other than Transfer Taxes) in respect of the Transferred Assets that are due and payable with respect to Pre-Closing Tax Periods have been paid, except for Taxes being contested in good faith through appropriate proceedings or Taxes for which adequate reserves have been established in the Financial Statements and Pre-Closing Accounts Payable.

(c) There are no Liens for Taxes upon any of the Transferred Assets, except for Permitted Liens.

(d) The representations and warranties set forth in this Section 2.16 are the sole representations and warranties relating to Taxes and no other representations or warranties contained in this Agreement shall be construed to cover any matter involving Taxes.

Section 2.17 Finders’ Fees. There is no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of Seller who might be entitled to any fee or commission from Buyer or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

Section 2.18 No Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 2, (A) NONE OF SELLER OR ANY OF ITS AFFILIATES IS MAKING OR HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS, SELLER, THE SELLING AFFILIATES, THE TRANSFERRED ASSETS, THE ASSUMED LIABILITIES, THE BUSINESS, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH) OR ANY INFORMATION PROVIDED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY FORECASTS, PROJECTIONS, ESTIMATES, BUDGETS, PRESENTATIONS CONCERNING THE BUSINESS (INCLUDING WITHOUT LIMITATION, THE CONFIDENTIAL INFORMATION MEMORANDA AND ANY “TEASER” DOCUMENTS), OR DUE DILIGENCE OR OTHER “DATA ROOM” MATERIALS), INCLUDING ANY WARRANTY WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ALL OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ANY OF THE FOREGOING PARTIES AND HAVE NOT BEEN RELIED UPON BY BUYER OR ANY OF ITS AFFILIATES IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY; AND (B) EXCEPT AS IS OTHERWISE PROVIDED

IN THIS AGREEMENT, ALL OF THE ASSETS AND LIABILITIES TO BE SOLD, CONVEYED, ASSIGNED, TRANSFERRED OR ASSUMED, AS APPLICABLE, IN ACCORDANCE WITH THIS AGREEMENT, SHALL BE SOLD, CONVEYED, ASSIGNED, TRANSFERRED OR ASSUMED ON AN “AS IS, WHERE IS” BASIS.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

Section 3.1 Corporate Status. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

Section 3.2 Corporate and Governmental Authorization.

(a) Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and the Ancillary Agreements will be by Closing, duly authorized and approved by all necessary corporate action by Buyer. The performance of Buyer’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action of Buyer. Buyer has duly executed and delivered this Agreement and on the Closing Date will have duly executed and delivered the Ancillary Agreements.

(b) Assuming the due authorization, execution and delivery of this Agreement by Seller, this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equity principles. Assuming the due authorization, execution and delivery of the Ancillary Agreements by Seller or such applicable Selling Affiliate, each Ancillary Agreement to be executed by Buyer, when delivered hereunder, will be duly and validly executed and delivered, and will constitute a legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equity principles.

(c) The execution and delivery of this Agreement and the Ancillary Agreements by Buyer, and the consummation of the transactions contemplated hereby and thereby, require no action by or in respect of, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act and the Competition Laws of the jurisdictions set forth in Section 3.2(c)(i) of the Buyer Disclosure Letter, (ii) notice filings with the regulatory bodies set forth in Section 3.2(c)(ii) of the Buyer Disclosure Letter and (iii) any actions or filings under Laws (other than Competition Laws) the absence of which would not be, individually or in the aggregate, materially adverse to Buyer or materially impair the ability of Buyer to consummate the transactions contemplated hereby or thereby.

Section 3.3 Non-Contravention. The execution and delivery of this Agreement and the Ancillary Agreements by Buyer, and the performance of its obligations hereunder and thereunder do not (a) violate in any material respect any provision of the Organizational Documents of Buyer, (b) assuming compliance with the matters referred to in Section 3.2(c), violate any Law of any Governmental Authority applicable to Buyer or any Order against Buyer or (c) require any consent, authorization, approval, waiver or other action by any Person under any provision of any material agreement or other instrument to which Buyer is a party.

Section 3.4 Sufficiency of Funds. Buyer at Closing will have sufficient funds on hand to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and to deliver the Purchase Price, any adjustment thereto and all fees and expenses related to the transactions contemplated by this Agreement and the Ancillary Agreements at Closing, and thereafter to pay and discharge the Assumed Liabilities and to perform its obligations under this Agreement and the Ancillary Agreements. Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that it shall not be a condition to the obligations of Buyer to consummate the transactions contemplated hereby that Buyer has sufficient funds for payment of the Purchase Price.

Section 3.5 Solvency. As of the date hereof and as of immediately after giving effect to the consummation of the transactions contemplated by this Agreement, Buyer and its Subsidiaries will be Solvent. For purposes of this Section 3.5, “Solvent” means, with respect to any Person, that:

(a) the fair saleable value (determined on a going-concern basis) of the assets of such Person shall be greater than the total amount of such Person’s liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed);

(b) such Person shall be able to pay its debts and obligations in the ordinary course of business as they become due; and

(c) such Person shall have adequate capital to carry on its businesses and all businesses in which it is about to engage.

Section 3.6 Litigation. There is no Litigation pending against, or, to the knowledge of Buyer, threatened against or affecting, Buyer before any court or arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or any Ancillary Agreement.

Section 3.7 Finders’ Fees. There is no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of Buyer who might be entitled to any fee or commission from Seller or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

Section 3.8 Information Provided. All information provided by Buyer or on behalf of Buyer to Seller or any of its Affiliates or any of its attorneys for delivery to any Governmental Authority or in connection with any discussions, communications or analyses by or between Buyer, Seller or their attorneys related to Competition Laws was when given and remains as of the date hereof and will be, if given following the date hereof, on the date when given, complete and comprehensive (in the aggregate, with respect to the subject matter in question), true and correct in all material respects.

Section 3.9 No Additional Representations; Inspection.

(a) Buyer acknowledges and agrees that, except as expressly set forth in Article 2, (i) none of Seller or any of its Affiliates is making or has made any representation or warranty, express or implied, at law or in equity, with respect to this Agreement, the Ancillary Agreements, Seller, the Selling Affiliates, the Transferred Assets, the Assumed Liabilities, the Business, the transactions contemplated by this Agreement (including any consents or approvals required in connection therewith) or any information provided or made available to Buyer in connection therewith (including any forecasts, projections, estimates, budgets, presentations concerning the business or due diligence or other “data room” materials), including any warranty with respect to merchantability or fitness for any particular purpose, and all other representations or warranties are hereby expressly disclaimed and shall not be deemed to be or to include representations or warranties of any of the foregoing parties and have not been relied upon by Buyer or any of its Affiliates in executing, delivering and performing this Agreement and the transactions contemplated hereby and (ii) all of the assets and liabilities to be sold, conveyed, assigned, transferred or assumed, as applicable, in accordance with this Agreement, shall be sold, conveyed, assigned, transferred or assumed on an “as is, where is” basis.

(b) Buyer acknowledges and agrees that it (i) has made its own inquiry and investigations into, and, based thereon, has formed an independent judgment concerning, the Transferred Assets, the Assumed Liabilities and the Business, (ii) has been provided with adequate access to such information, documents and other materials relating to the Transferred Assets, the Assumed Liabilities and the Business as it has deemed necessary to enable it to form such independent judgment, (iii) has had such time as Buyer deems necessary and appropriate to fully and completely review and analyze such information, documents and other materials and (iv) has been provided an opportunity to ask questions of Seller with respect to such information, documents and other materials and has received satisfactory answers to such questions. Buyer further acknowledges and agrees that none of Seller or any of its Affiliates has made any representations or warranties, express or implied, as to the accuracy or completeness of such information, documents and other materials other than the representations and warranties contained in this Agreement.

ARTICLE 4

CERTAIN COVENANTS

Section 4.1 Conduct of the Business. From the date hereof until the Closing, except as otherwise contemplated, permitted or required by this Agreement, the Ancillary Agreements or as set forth in Schedule 4.1 or otherwise requested or consented to in writing by Buyer, which consent shall not be unreasonably conditioned, withheld or delayed, Seller agrees to (and to cause the Selling Affiliates to) use commercially reasonable efforts to conduct the Business in the ordinary course, and Seller shall not (and shall cause the Selling Affiliates not to):

(a) sell, assign or transfer any of the Transferred Assets, except in the ordinary course of business (including the sale of Inventory or obsolete, worn-out or excess equipment or assets in the ordinary course of business);

(b) amend in any material respect or terminate any Transferred Contract outside of the ordinary course of business, except for a Shared Contract pursuant to Section 4.5; or

(c) agree or commit to do any of the foregoing.

Section 4.2 No Undue Interference. From the date of this Agreement to the Closing Date, except as otherwise expressly permitted by this Agreement or consented to by Seller in writing, Buyer shall not interfere with the Transferred Assets, the Business or any Employee of the Business in any inappropriate or undue manner. Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of Seller, the Transferred Assets, the Business or any Employee prior to the Closing Date.

Section 4.3 Access to Information; Confidentiality; Books and Records.

(a) From the date hereof until the Closing, subject to applicable Laws, Seller shall (i) give Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Seller and the Selling Affiliates, (ii) furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information of the Seller and the Selling Affiliates as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of Seller and Seller’s Affiliates to cooperate with Buyer, in each case, solely to the extent relating exclusively to the Business and in connection with Buyer’s preparation to integrate the Business into Buyer’s organization following the Closing; provided that this Section 4.3(a) shall not entitle Buyer or its accountants, legal counsel or other representatives to contact any third party doing business with Seller or any Seller Affiliate or access the properties, books or records of any such third party, in each case without Seller’s prior written consent.

(b) From and after the Closing, Buyer shall promptly afford Seller and Seller’s respective agents reasonable access to the Transferred Records to the extent reasonably necessary for Seller in connection with any audit, investigation, dispute or Litigation; provided that Seller agrees to reimburse Buyer promptly for all reasonable and documented out-of-pocket costs and expenses incurred in connection with any such request.

(c) Notwithstanding anything to the contrary in Section 4.3(a) and (b) (i) access rights pursuant to Section 4.3(a) and (b) shall be exercised in such manner as not to interfere unreasonably with the conduct of the Business or any other business of the party granting such access, (ii) the party granting access may withhold any document (or portions thereof) or information (A) that is subject to the terms of a non-disclosure agreement with a third party, (B) that may constitute privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined by such party’s counsel, constitutes a waiver of any such privilege or (C) if the provision of access to such document (or portion thereof) or information, as determined by such party’s counsel, would reasonably be expected to conflict with applicable Laws and (iii) neither Seller nor any of its Affiliates or representatives shall have any obligation to provide Buyer or its representatives (A) access to any Tax Return filed by Seller or any of its Affiliates, or any related materials, in each case not relating exclusively to the Business, (B) access to any individual personnel or payroll records, in each case not relating exclusively to the Business or (C) access to the properties or assets of Seller or its Affiliates to conduct any subsurface or Phase II environmental investigation or sampling or testing of any building materials, indoor air or environmental medium.

(d) All information provided to Buyer pursuant to this Section 4.3 prior to the Closing shall be held by Buyer as Confidential Information (as defined in the Confidentiality Agreement, dated as of May 24, 2017, between Seller and Buyer (the “Confidentiality Agreement”)) and shall be subject to the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall continue in full force and effect until the Closing, at which time it shall automatically terminate. From and after the Closing: (i) Seller, on the one hand, and Buyer, on the other hand, shall, and shall cause their respective Affiliates and representatives to, maintain in confidence this Agreement and the Ancillary Agreements and any written, oral or other information related to the negotiation hereof and thereof, (ii) Seller shall, and shall cause its respective Affiliates and representatives to, maintain in confidence any written, oral or other information relating to the Business obtained by virtue of Seller’s ownership of the Business prior to the Closing and (iii) Buyer shall, and shall cause its Affiliates and representatives to, maintain in confidence any written, oral or other information of or relating to Seller and its Affiliates (other than information relating to the Business) obtained by virtue of Buyer’s ownership of the Business from and after the Closing, except, in each case, to the extent that the applicable party is required to disclose such information by judicial or administrative process or pursuant to applicable Law or the rules of any securities exchange to which that party is subject or such information can be shown to have been in the public domain through no fault of the applicable party.

Notwithstanding the foregoing, after the Closing, Buyer shall, and shall cause its Affiliates and representatives to, use commercially reasonable efforts to promptly (and in any event within thirty (30) calendar days after the Closing) remove, erase, delete or otherwise destroy all information of or relating to Seller and its Affiliates (other than information relating to the Business) (whether in print, electronic or other forms) in the possession of any Employee of which Buyer acquires possession or control as a result of the transactions contemplated by this Agreement, except that Buyer shall not be required to remove, erase, delete or otherwise destroy information stored in any automatic archiving or backup system.

(e) Subject to Section 4.3(d) Seller and its Affiliates shall have the right to retain copies of all books, data, files, information and records in any media (including, for the avoidance of doubt, Tax Returns and other information and documents relating to tax matters) of the Business relating to periods ending on or prior to the Closing Date (i) relating to information (including employment and medical records) regarding the Employees, (ii) as may be required by any Governmental Authority, including pursuant to any applicable Law or regulatory request or (iii) as may be necessary for Seller or its Affiliates to perform their respective obligations pursuant to this Agreement or any of the Ancillary Agreements, in each case subject to compliance with all applicable privacy Laws. Buyer agrees that, with respect to all original books, data, files, information and records of the Business existing as of the Closing Date, it will (x) comply in all material respects with all applicable Laws relating to the preservation and retention of records, (y) apply preservation and retention policies that are no less stringent than those generally applied by Buyer to its own books and records and (z) for at least ten years after the Closing Date, preserve and retain either (I) all such original books, data, files, information and records or (II) copies, which may be electronic copies, thereof, and thereafter dispose of its last remaining examples, which may be originals or copies, of such books, data, files, information and records only after it shall have given Seller ninety (90) calendar days’ prior written notice of such disposition and the opportunity (at Seller’s expense) to remove and retain such information.

Section 4.4 Governmental Approvals.

(a) Seller and Buyer shall use reasonable best efforts to cooperate (i) to make, in the most expeditious manner practicable, all filings and applications with and to, and obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of, applicable Governmental Authorities to consummate the transactions contemplated by this Agreement and (ii) to obtain consents from other Persons, if any, listed on Schedule 4.4(a). In furtherance of the foregoing, Buyer agrees to provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any Governmental Authority or other Person whose consent or approval is sought hereunder.

(b) In furtherance of the provisions set forth in Section 4.4(a), Seller and Buyer shall use reasonable best efforts to (A) file or cause to be filed as promptly as practicable, but in no event later than 10 Business Days following the execution and delivery of this Agreement, with the United States Federal Trade Commission (the “FTC”), the United States Department of Justice (the “DOJ”) and any other Governmental Authority, in each case to the extent applicable, all notification and report forms that may be required for the transactions contemplated hereby and thereafter provide as promptly as practicable any supplemental information requested in connection therewith pursuant to the HSR Act or any other Competition Law and (B) include in each such filing, notification and report form referred to in the immediately preceding clause (A) a request for early termination or acceleration of any applicable waiting or review periods, to the extent available under the applicable Competition Law. Buyer shall pay all filing fees required for such filings, notifications and report forms. In connection therewith, Seller and Buyer shall:

(i) furnish to the other party such necessary information and reasonable assistance as the other party may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act and other Competition Laws;

(ii) subject to applicable Laws and a party’s confidential information, including revenues for products for which NAICS codes are provided and Item 4 (c) and (d) documents, provide outside competition law counsel for the other party with a draft of any filing or submission and a reasonable opportunity to review such draft before making or causing to be made such filing or submission, and consider in good faith the views of outside competition law counsel for such other party regarding such filing or submission;

(iii) not extend any applicable waiting or review periods or enter into any agreement with a Governmental Authority to delay or not to consummate the transactions contemplated hereby to be consummated on the Closing Date, except with the prior written consent of the other party;

(iv) not have any substantive contact with any Governmental Authority in respect of any filing or proceeding contemplated by this Section 4.4(b) unless, to the extent practicable, they have engaged in prior consultation with the other party and, to the extent permitted by such Governmental Authority, given the other party the opportunity to participate; and

(v) to the extent permitted by Laws, keep each other apprised of the status of any material communications with, and any inquiries or requests for additional information from, the FTC, the DOJ and any other applicable Governmental Authority.

Buyer further agrees to utilize its best efforts to take any and all actions to avoid or eliminate each and every impediment that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur as soon as reasonably possible, including:

(vi) the prompt use of its best efforts to avoid the entry of, or to effect the dissolution of, any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, including:

(A) the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any Person, including any Governmental Authority, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of such transactions;

(B) the proffer and agreement by Buyer, no later than sixty (60) calendar days from the date of this Agreement, of its willingness to sell, divest, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, divestiture, lease, license, disposal and holding separate of (subject to the proviso set forth herein), any contraceptive and sterilization products, product lines or interests (including any complementary or ancillary products, product lines or interests related to contraceptive or sterilization products) therein of Buyer or any of its Subsidiaries that are not Transferred Assets (together, “Buyer C/S Interests”) (and the entry into agreements with, and submission to orders of, the relevant Governmental Authority giving effect thereto); provided, however, that if the representations of Buyer set forth in Section 3.8 are inaccurate, this clause (B) shall apply instead to all assets, rights, product lines, categories of assets or businesses or other operations or interests of Buyer or any of its Subsidiaries that are not Transferred Assets (together, “Buyer Interests”);

(C) the proffer and agreement by Buyer of its willingness to take such other actions, and promptly to effect such other actions (and the entry into agreements with, and submission to orders of, the relevant Governmental Authority giving effect thereto), in each case with respect to Buyer C/S Interests or, if the representations of Buyer set forth in Section 3.8 are inaccurate, Buyer Interests, no later than sixty (60) calendar days from the date of this Agreement, in each case if such action should be reasonably necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened (x) commencement of any proceeding in any forum or (y) issuance of any order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement by any Governmental Authority; and

(vii) the prompt use of its best efforts to take, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination or decree is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any proceeding or inquiry of any kind that would make consummation of the transactions contemplated by this Agreement in accordance with its terms unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, any and all steps (including the appeal thereof and the posting of a bond) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination or decree so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement.

Nothing in this Section 4.4(b) shall obligate Buyer to agree to any divestitures or other remedy in each case not conditioned on the consummation of the Closing.

(c) Buyer shall not, nor shall it permit its respective Subsidiaries and Affiliates to, acquire or agree to acquire any rights, assets, business, Person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition, would reasonably be expected to delay or increase the risk of not obtaining any applicable clearance, consent, approval or waiver under antitrust or Competition Laws with respect to the transactions contemplated by this Agreement.

(d) Seller shall pay, or cause to be paid, the PDUFA Fee, in full, on or before the earlier of (y) the date on which the PDUFA Fee is due under applicable Laws and (z) the Closing Date. As promptly as reasonably practicable following the Closing, Buyer and Seller shall: (i) file Transfer Letters with the applicable Governmental Authority to transfer ownership of the Regulatory Registration for the transferred Products, (ii) take such actions, if any, as are reasonably required, to ensure that the PDUFA Fee paid by Seller for the transferred Products continues to be credited to the transferred Products following the transfer of ownership of the Regulatory Registration for the transferred Products, and (iii) submit all appropriate and necessary documentation with respect to FDA approval by the applicable Governmental Authority of the removal of Trademarks of the Seller or its Affiliates and the inclusion of Buyer’s name, corporate logo and National Drug Code on Product labeling. Transfer of title to any Regulatory Registration for the Products shall be effective as of the Closing. As promptly as reasonably practicable following the Closing, Buyer shall apply for and initiate applicable processes to obtain, establish and begin using its own National Drug Code for the Products, and shall promptly notify Seller thereof.

Section 4.5 Shared Contracts. Following the Closing, the parties desire for the benefit of Seller and Buyer, respectively, to have and obtain the rights and benefits under each Shared Contract to the extent related to the continuing business of Buyer and Seller and its Affiliates. The parties shall cooperate with each other to provide Seller and its Affiliates and Buyer and its Affiliates with their applicable rights and benefits under each Shared Contract first, by effecting a partial assignment of such Shared Contract or, if unable to effect such partial assignment, second, by assisting Buyer in entering into a new Contract or Contracts with the applicable third party on substantially similar terms (a “Separated Contract”). The costs of entering into a new Contract or Contract(s) shall be borne by Buyer. If any Shared Contract cannot be partially assigned or separated into a Separated Contract at Closing, Seller and Buyer shall, and shall cause each of their respective Affiliates to, use their reasonable commercial efforts to cause, for the period after the Closing until such Shared Contract is separated into a Separated Contract or such Separated Contract expires pursuant to its terms, (i) the rights and benefits under each Shared Contract to the extent relating to the Business to be enjoyed by Buyer; (ii) the Liabilities under each Shared Contract to the extent relating to the Business to be borne by Buyer; (iii) the rights and benefits under each Shared Contract to the extent relating to any business other than the Business to be enjoyed by Seller; and (iv) the Liabilities under each Shared Contract to the extent relating to any business other than the Business to be borne by Seller.

Section 4.6 Further Assurances. From time to time after the Closing Date, at the request of another party, without further consideration and at the expense of the party so requesting, each of the parties shall execute and deliver to such requesting party, or shall cause to be executed and delivered to such requesting party, such additional instruments or documents, and shall take or cause to be taken such other action, as such requesting party may reasonably request in order to consummate more effectively the transactions contemplated by this Agreement.

Section 4.7 Employees and Employee Benefits.

(a) Prior to, from and after the date of this Agreement until the Closing Date, Buyer shall consult with Seller and obtain Seller’s express prior written consent, which Seller shall not unreasonably withhold or delay, before distributing any communications to any Employee whether relating to employee benefits, post-Closing terms of employment or otherwise. Buyer shall provide Seller with advance copies of, and a reasonable opportunity to comment on the form and content of, all such communications.

(b) To the extent permitted by applicable Law, Seller shall periodically provide a list to Buyer prior to the Closing Date, which shall be included on Schedule 4.7(c), to reflect new hires, leaves of absence, employee transfers and employment terminations and any other material changes to Section 2.13 of the Seller Disclosure Letter and provide copies of such updated lists and information to Buyer.

(c) Buyer shall provide offers of employment to all Employees listed on Schedule 4.7(c) upon the occurrence of the Closing. Offers pursuant to this Section 4.7(c) shall (i) be for a comparable position at the same or a nearby geographic work location with a commute of no more than thirty (30) miles from Employee’s office immediately prior to the Closing Date, (ii) shall provide to each Employee, until December 31, 2018, (y) no less favorable base salary, wage rate and bonus opportunity, as applicable, than as set forth opposite such Employee’s name on list provided pursuant to Section 4.7(b) and (z) employee benefits that are comparable to the benefits provided to Buyer’s employees in comparable positions, including Buyer’s medical plan and 401(k) plan and, for those employees who remain continuously in Buyer’s service through the one (1) year anniversary of the Closing Date, Buyer’s defined benefit pension plan, (iii) be sufficient to avoid statutory, contractual, common Law or other severance obligations, and (iv) otherwise comply in all respects with applicable Law (including with respect to compensation and benefits). Buyer shall assume the liability to provide each Employee with the same amount of paid-time off as the Employee had immediately prior to Closing. Employee then shall accrue any further paid-time off in accordance with Buyer’s policies. Buyer shall assume the liability to provide severance benefits to each Employee that are no less favorable than the better of (i) those severance or termination benefits applicable to such Employee as of immediately prior to the Closing Date and (ii) those provided under Buyer’s severance plan, program, policy or practice (whether contractual or otherwise) on the date of such Employee’s termination, in each case including all service with Seller and its Affiliates prior to the Closing Date as service with Buyer and its Affiliates for purpose of calculating entitlement to severance pay and termination benefits thereunder.

(d) With respect to Employees, Buyer or its Affiliates shall (i) recognize, for all purposes (other than benefit accrual under a defined benefit pension plan) under all plans, programs and arrangements established or maintained by Buyer or its Affiliates for the benefit of the Employees, service with Seller and its Affiliates prior to the Closing Date to the extent such service was recognized under the corresponding Listed Plan covering such Employees, including for purposes of eligibility, vesting and benefit levels and accruals, in each case, except where it would result in a duplication of benefits and (ii) waive any pre-existing condition exclusion, actively-at-work requirement or waiting period under all employee health and other welfare benefit plans established or maintained by Buyer or its Affiliates for the benefit of the Employees, to the greatest extent permitted by those plans, except to the extent such pre-existing condition, exclusion, requirement or waiting period would have applied to such individual under the corresponding Listed Plan. Effective as of the Closing, each Employee shall cease to be an employee of Seller or the applicable Affiliate and shall cease to participate in any Business Employee Benefit Plan or other employee compensation, benefit or welfare plan of Seller or any of its Affiliates as an active employee.

(e) Buyer shall cause a defined contribution plan with a Code Section 401(k) feature of which it is the plan sponsor to (i) cover all Employees as of immediately after the Closing Date, (ii) recognize service with Seller and its Affiliates prior to the Closing Date for all purposes and (iii) accept a transfer of assets representing the full balance standing to the credit of accounts of all Employees from Seller’s (or its applicable Affiliate’s) 401(k) plan, but not a transfer of any participant loans or related promissory notes under that plan, within sixty (60) calendar days of the Closing Date and shall cause the transfer to comply with the requirements of applicable Law, including without limitation Code Section 411(d)(6). No later than the date on which those assets are transferred from Seller’s (or its applicable Affiliate’s) 401(k) plan to Buyer’s 401(k) plan, Buyer shall offer, or cause to be offered, loans to the individuals listed on Schedule 4.7(e), in amounts not exceeding, for each individual, the lesser of (y) the then-current balance of that individual’s loan from Seller’s (or its applicable Affiliate’s) 401(k) plan and (z) the outstanding balance of that loan set out in Schedule 4.7(e), on the further terms and conditions set out in this Section 4.7(e). Seller shall, no later than 10 Business Days before the asset transfer, notify Buyer in writing of the payment instructions for paying off the outstanding loans under Seller’s (or its applicable Affiliate’s) 401(k) plan, and Buyer shall disburse its loans to those payment instructions in satisfaction of the outstanding loans under Seller’s (or its applicable Affiliate’s) 401(k) plan. The interest rate payable under each of Buyer’s loans shall be the interest rate set out in Schedule 4.7(e). The maturity date of each of Buyer’s loans shall be the final payment date for the relevant individual set out in Schedule 4.7(e), except that Buyer may accelerate the maturity of each loan to the date that is 30 days after the date on which the relevant individual becomes eligible to borrow under Buyer’s 401(k) plan.

(f) Buyer or its Affiliates shall bear all the liabilities, obligations and costs relating to the termination of Employees hired by Buyer, including any statutory or common law severance or other separation benefits, any contractual or other severance or separation benefits and any other legally mandated payment obligations (including any compensation payable during a mandatory termination notice period and any payments pursuant to an Order of a court having jurisdiction over the parties). To the extent any Employee does not accept the offer of employment with Buyer, Seller shall provide the Employee with a severance and release agreement and bear the costs associated with the severance and termination.

(g) In the United States, pursuant to IRS Revenue Procedure 2004-53, Buyer and Seller and their respective Affiliates shall apply the “standard” method for purposes of employee payroll reporting with respect to any Employee.

(h) The provisions contained in this Agreement with respect to any Employee are included for the sole benefit of the respective parties hereto and shall not create any right in any other person, including any Employee (or dependent or beneficiary of any of the foregoing). Nothing herein shall be deemed an amendment of any plan providing benefits to any Employee.

Section 4.8 Supplemental Disclosure. Seller and Buyer shall have the right, from time to time prior to the Closing, to supplement or amend the Seller Disclosure Letter and the Buyer Disclosure Letter, as the case may be, with respect to any matter hereafter arising (other than as a result of a knowing breach of this Agreement by the party seeking to supplement or amend the Seller Disclosure Letter or the Buyer Disclosure Letter, as the case may be) that, if existing or known at the date of this Agreement, would have been required to be set forth or described in such Seller Disclosure Letter or Buyer Disclosure Letter, as the case may be. Any such supplemental or amended disclosure shall be deemed to have cured any breach of any representation or warranty made in this Agreement for purposes of determining whether or not the conditions set forth in Article 6 have been satisfied, but not for purposes of indemnification set forth in Article 8.

Section 4.9 Publicity. No party to this Agreement shall originate any publicity, news release or other similar public announcement, written or oral, whether relating to this Agreement or any documents or transactions contemplated hereby or the existence of any arrangement between the parties, without the prior written consent of the other party (not to be unreasonably withheld) whether or not named in such publicity, news release or other similar public announcement, except (i) Seller and Buyer and their Affiliates may issue a press release in connection with the execution and delivery of this Agreement, and (ii) either party may originate any such publicity, news release or other similar public announcement as may be required by Law or any listing or trading agreement concerning its publicly traded securities; provided that in such event under clauses (i) and (ii), the issuing party shall still be required to consult with the other party, whether or not named in such publicity, news release or other similar public announcement, a reasonable time prior to its release to allow the other party to comment thereon and, after its release, shall provide the other party with a copy thereof; provided, further, that if such non-issuing party shall not have provided its consent to the issuing party’s request for consent and/or consultation pursuant to the foregoing after one (1) Business Day, the issuing party shall be deemed to have fulfilled its obligations pursuant to this provision and shall be free to issue such publicity, news release or other similar public announcement. If Buyer or Seller, based on the advice of its counsel, determines that this Agreement, or any of the Ancillary Agreements, must be publicly filed with a Governmental Authority, then the filing party, prior to making any such filing, shall provide the other party and its counsel with a redacted version of this Agreement (and any other Ancillary Agreement) which it intends to file, and will give due consideration to any comments provided by the other party or its counsel and use commercially reasonable efforts to obtain the confidential treatment by such Governmental Authority of those sections specified by the non-filing party and its counsel.

Section 4.10 Insurance. The coverage under all insurance policies related to the Business and arranged or maintained by Seller or its Affiliates is only for the benefit of Seller and its Affiliates, and not for the benefit of Buyer or the Business. As of the Closing Date, Buyer agrees to arrange for its own insurance policies with respect to the Business and agrees not to seek, through any means, to benefit from any of Seller’s or its Affiliates’ insurance policies which may provide coverage for claims relating in any way to the Business.

Section 4.11 Assurances. For a period of up to eighteen months after the Closing Date, if either Buyer or Seller becomes aware that any of the Transferred Assets has not been transferred to Buyer or that any of the Excluded Assets has been transferred to Buyer, it shall promptly notify the other and the parties hereto shall, as soon as reasonably practicable and, subject to Section 1.1(e), ensure that such property is transferred, at Buyer’s expense and with any necessary prior third-party consent or approval, to:

(a) Buyer, in the case of any Transferred Asset which was not transferred to Buyer at the Closing; or

(b) Seller, in the case of any Excluded Asset which was transferred to Buyer at the Closing.

Section 4.12 Bulk Transfer Laws. Buyer acknowledges that Seller and the Selling Affiliates have not taken, and do not intend to take, any action required to comply with any applicable bulk sale or bulk transfer Laws or similar Laws of any jurisdiction. Buyer hereby waives compliance by Seller and the Selling Affiliates with the provisions of any bulk sale or bulk transfer Laws or similar Laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

Section 4.13 Payments from Third Parties; Correspondence.

(a) Except as expressly provided in any Ancillary Agreement, in the event that, on or after the Closing Date, either party shall receive any payments or other funds due to the other pursuant to the terms of this Agreement or of any Ancillary Agreement, then the party receiving such funds shall promptly forward such funds to the proper party. The parties acknowledge and agree there is no right of offset regarding such payments and a party may not withhold funds received from third parties for the account of the other party in the event there is a dispute regarding any other issue under this Agreement or of any Ancillary Agreement. For purposes of this Agreement, any payments or other funds received by Buyer or any of its Affiliates from a third party in respect of any Product(s) shall first be applied against any outstanding undisputed receivable held by Seller or any applicable Selling Affiliate in respect of such Product(s) for any period prior to Closing and only after all such undisputed receivables have been satisfied shall any payments or other funds received by Buyer or any of its Affiliates from a third party in respect of any Product(s) be deemed in respect of receivables for any period after the Closing.

(b) From and after the Closing until the one (1) year anniversary of the Closing Date, (i) Seller shall use commercially reasonable efforts to cause to be delivered to Buyer any mail or other communications received by Seller or any of its Affiliates from any Person in respect of any Product with respect to the period after the Closing and (ii) Buyer shall use commercially reasonable efforts to cause to be delivered to Seller or its applicable Selling Affiliate any mail or other communications received by Buyer or its Affiliates from any Person either intended for Seller or any of its Affiliates and not related to any Product or Transferred Asset or regarding any Product or Transferred Asset with respect to the period prior to the Closing. The provisions of this Section 4.13(b) are not intended to, and shall not be deemed to, constitute an authorization by any of Seller or Buyer to permit the other to accept service of process on its behalf and neither Seller nor Buyer are or shall be deemed to be the agent of the other for service of process purposes.

Section 4.14 Retained Trademarks. Except as expressly permitted in the Trademark License Agreement substantially in the form as attached as Exhibit D (the “Trademark License Agreement”), Buyer covenants that neither Buyer nor any of its Affiliates shall use in any manner any Trademark or trade dress of Seller or any of its Affiliates (other than the Trademarks included in the Transferred IP), including those set forth on Schedule 4.14.

Section 4.15 Mutual Non-Solicitation. From and after the Closing Date, Seller and Buyer each agree that they shall not, and they shall each cause their respective Subsidiaries and Affiliates to not, for a period of one (1) year after such Closing Date, directly or indirectly, encourage, induce, or solicit (a) in the case of Seller, any Employee to leave employment with Buyer or any of its Affiliates or (b) in the case of Buyer, any employee of Seller or any of its Affiliates who at any time provided services to the Business; provided, that this clause shall not preclude Seller, Buyer or any of their respective Subsidiaries or Affiliates from (a) posting a general solicitation through a public medium or general or mass mailing by or on behalf of Seller, Buyer or any of their respective Subsidiaries or Affiliates, as applicable, that is not targeted at employees of such other party or (b) soliciting any terminated employee of such other party so long as such former employee has been terminated from the employment with Seller, Buyer or any of their respective Subsidiaries or Affiliates, as applicable, for more than six (6) months.

Section 4.16 Scope of Transition Services. Prior to the Closing Date, Seller, Buyer and their respective Affiliates shall reasonably co-operate as to the separation of the Business from Seller’s other business and planning Buyer’s integration of the Business, so as to reduce the number and scope of services to be provided in the Transition Services Agreement substantially in the form as attached as Exhibit C (the “Transition Services Agreement”). Prior to the Closing Date, Seller, Buyer and their respective Affiliates shall complete the schedules to the Transition Services Agreement, which shall provide for a term not to exceed six (6) months following the Closing Date and, without limiting Buyer’s rights under Section 2.2 of the Transition Services Agreement with respect to any Omitted Service (as such term is defined in the Transition Services Agreement), shall be limited to commercial, regulatory, pharmacovigilance/quality and corporate functions and services in a manner and scope of such services and functions not to exceed the manner and scope of such services and functions that had been provided by the Seller or a Seller Affiliate to the Business in the 12 month period prior to the Closing Date but are not (a) provided by Employees hired by Buyer, (b) provided by independent contractors under Transferred Contracts or (b) included in the Transferred Assets. Without limiting the generality of the immediately preceding sentence, if Seller has not filed with the FDA the annual report for the Product under 21 C.F.R. 314.81(b)(ii), the services to be provided under the Transition Services Agreement will include services related to the preparation of that annual report. Notwithstanding the foregoing to the contrary, nothing in this Section 4.16 shall require or permit Seller, Buyer or their Affiliates to conduct any integration activities to the extent that the same are prohibited by Competition Laws.

Section 4.17 Claims Administration. Buyer shall, at Seller’s request, provide claim administration services with respect to Seller Product Claims (“Claim Services”), on the terms and conditions set out in this Section 4.17. “Seller Product Claims” means lawsuits or other claims, regardless of when commenced or made and irrespective of the legal theory asserted, arising from or relating to the design, manufacture, testing, advertising, marketing, distribution or sale of any unit of Product inserted in a patient on or before the Closing Date, including all liabilities and obligations arising from or relating to (x) warranty obligations, (y) infringement, dilution, misappropriation or other violation of IP Rights, or (z) alleged or actual hazard or defect in design, manufacture, materials or workmanship, including any failure to warn or alleged or actual breach of express or implied warranty or representation, in each case with respect to a unit of Product inserted in a patient on or before the Closing Date.

(a) If Seller desires Claim Services for a Seller Product Claim, Seller shall request those Claim Services by written notice to Buyer (a “Service Request”). Seller shall in its Service Request designate a primary contact person at Seller for Claim Services related to that Seller Product Claim. Buyer and Seller each may, from time to time, by written notice to the other, designate contact persons for Service Requests and other communications concerning Claim Services who differ from their contact persons for other notices under this Agreement.

(b) The Claim Services for each Seller Product Claim shall, as and to the extent requested by the Seller, include the following services, each to the extent commercially reasonable:

(i) Commercial management, coordination and oversight services related to the administration, evaluation and defense of the Seller Product Claim, including working with Seller or its Affiliates, Seller’s insurers (if any), and any Advisors to (A) review the Seller Product Claim, (B) evaluate the Seller Product Claim, (C) develop a strategy for responding to the Seller Product Claim, including through negotiation, mediation, litigation and arbitration, (D) execute that strategy and (E) reevaluate and modify that strategy as appropriate; and/or

(ii) Support from Buyer personnel with regulatory and technical expertise concerning the Product in connection with the evaluation and defense of the Seller Product Claim to include cooperation in claims or lawsuits including reviewing and responding to allegations in pleadings, motions, or briefs; response to document and other discovery requests; preparation for and appearance at depositions, hearings or trial; consultation with expert witnesses and other claim or litigation related activities as Buyer believes are reasonably necessary to evaluate and defend Seller Product Claims.

(c) “Advisors” means consultants and legal, accounting and other professional advisors, including expert witnesses, involved in the response to a Seller Product Claim or otherwise involved in the Claim Services. Seller or its insurers may designate Advisors. Buyer may, and shall at Seller’s request, designate Advisors, provided that the services provided by Advisors designated by Buyer on its own initiative do not unreasonably duplicate services provided by the Advisors designated by Seller or its insurers. To help avoid duplication of services, Buyer shall notify Seller prior to engaging Advisors.

(d) Each Service Request shall describe in reasonable detail, to the extent known by Seller at the time of delivery of the Service Request, the Seller Product Claim for which Seller is requesting Claim Services and the Claim Services requested by Seller. Seller may, by written notice to Buyer from time to time, discontinue or change the scope of the Claim Services that Buyer is providing with respect to any Seller Product Claim.

(e) The Claim Services shall be subject to the reasonable oversight and direction of Seller in all respects, subject to compliance with applicable law and regulation. Seller shall have the right to approve, or establish limitations on, the settlement of each Seller Product Claim in Seller’s discretion.

(f) Seller shall reimburse Buyer for all documented out-of-pocket expenses incurred by Buyer in the course of providing the Claim Services, including all fees and expenses of all Advisors. Buyer will invoice Seller monthly for those expenses, and Seller shall pay those expenses to Buyer, by wire transfer of immediately available U.S. dollars or other means acceptable to Buyer, within 30 days of the date of Buyer’s invoice.

(g) The Claim Services may, to the extent requested by Seller, include commercial oversight of providers of legal, accounting or other professional services, but the Claim Services will not include legal, accounting or other professional services.

(h) Buyer shall make personnel or Advisors with the requisite expertise reasonably available to provide the Claim Services.

(i) Seller shall cooperate reasonably with Buyer’s performance of the Claim Services, including promptly informing Buyer of developments in the Seller Product Claims for which Buyer is providing Claim Services and providing relevant information reasonably requested by Buyer.

(j) Seller Product Claims are Excluded Liabilities, for which neither Buyer nor its Affiliates shall have any liability or obligation, and nothing in this Section 4.17, nor the performance of any Claim Services by Buyer or its Affiliates, shall result in the imposition of any liability or obligation on Buyer or its Affiliates arising from, concerning or in connection with any Seller Product Claim. Buyer’s indemnification rights under Section 8.2 shall apply to all Seller Product Claims.

(k) BUYER CANNOT GIVE ANY ASSURANCE CONCERNING THE OUTCOME OF ANY SELLER PRODUCT CLAIM, AND SELLER HEREBY ASSUMES ALL RESPONSIBILITY FOR ANY SUCH OUTCOME. BUYER HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES CONCERNING THE CLAIM SERVICES, AND BUYER SHALL HAVE NO LIABILITY IN CONNECTION WITH ANY SELLER PRODUCT CLAIM OR THE OUTCOME OF ANY SELLER PRODUCT CLAIM.

(l) Seller shall defend, indemnify and hold harmless the Buyer Indemnitees from and against, and pay or reimburse the Buyer Indemnitees for, all Losses arising from or relating to the Claim Services.

Section 4.18 Financial Statements. Seller shall prepare and deliver to Buyer unaudited financial information of the Business, including income statements for the relevant period and balance sheets as of the last day of the relevant period, prepared on a basis consistent with the assumptions and basis of presentation of the special purpose financial statements for the Business for the fiscal years ended December 31, 2015 and 2016 that were audited and delivered to Buyer on September 1, 2017 (the “Audited Financials”), for (1) each of Seller’s 2017 fiscal quarters that ended prior to the Closing Date (the “Quarterly Financials”) and (2) the period beginning on the day after the last day of the immediately preceding fiscal quarter and ending on the Closing Date (the “Stub Period Financials”). Seller shall deliver the Quarterly Financials no later than January 31, 2018; provided, however, that if the Closing Date is on or after December 31, 2017, Seller shall deliver the financial information for its fiscal quarter ended December 31, 2017 no later than sixty (60) days after the Closing Date. Seller shall deliver the Stub Period Financials (y) if the Closing Date is on or before October 31, 2017, no later than December 11, 2017, or (z) if the Closing Date is after October 31, 2017, no later than sixty (60) days after the Closing Date. Subject to the other provisions of this Section 4.18, Seller shall provide such financial statements and information (audited or unaudited, as the case may be) related to the pre-Closing Business, at such times, as Buyer reasonably requires to timely comply with its obligations under Rules 3-05 and 1-02(w) of Regulation S-X and cooperate reasonably with Buyer in connection with those statements and information. Buyer shall reimburse Seller and its Affiliates for all documented out-of-pocket expenses incurred by Seller and its Affiliates in connection with fulfilling their obligations in this Section 4.18. Prior to making any application to the SEC requesting that the SEC not object to Buyer providing abbreviated financial statements of the Business (in the form of the Audited Financials) in satisfaction of the requirements of Rule 3-05 of Regulation S-X (the “Waiver Request”), Buyer shall provide Seller and its counsel with a copy of the draft Waiver Request and three (3) Business Days to provide comments thereon, and shall give due consideration to any such comments prior to submitting the Waiver Request.

Section 4.19 Environmental Report. Seller shall, on or before the Closing Date, authorize ERM Consulting & Engineering, Inc. (“ERM”) to permit Buyer to rely on the Phase I Environmental Site Assessment of the Owned Real Property, dated August 30, 2017, prepared by ERM, and hereby authorizes Buyer to make such arrangements with ERM as are required for that reliance, at Buyer’s expense.

Section 4.20 Trademarks and Domain Names. Without limiting the generality of Seller’s obligations under Section 4.1, from the date of this Agreement through the Closing Date, Seller shall maintain the Trademarks and domain names included in the Transferred Assets and pay all associated fees and expenses. Seller shall, on or before the Closing Date, to the extent it has not already done so, for each Trademark included in the Transferred Assets that is owned by Teva Women’s Health LLC, duly record with the applicable Governmental Authorities with which that Trademark is registered the change in that entity’s name resulting from its conversion from a corporation to a limited liability company.

ARTICLE 5

TAX MATTERS

Section 5.1 Tax Allocation. In the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that relates to the portion of the Straddle Period ending on the Closing Date shall (a) in the case of any Taxes other than Taxes based upon or related to income, gains or receipts, sales or use, employment, withholding or similar items, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days from the beginning of such Straddle Period through the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period, and (b) in the case of any Tax based upon or related to income, gains or receipts, sales or use, employment, withholding or similar items, be deemed equal to the amount of Tax which would be payable if the relevant Tax period ended on the Closing Date. Any credits relating to a Straddle Period shall be taken into account as though the relevant Tax period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with past practice. Any Tax refunds or credits for overpayment for a Straddle Period shall be determined in a manner consistent with this Section 5.1, and any such amounts that relate to a Pre-Closing Tax Period (or are otherwise described in Annex 9.1(b)(x)) shall be for the account of Seller. Buyer shall, or shall cause its Affiliates, to promptly remit to Seller the amount of any such refund or credit (or any other amounts described in Annex 9.1(b)(x)).

Section 5.2 Miscellaneous. Each of Buyer and Seller shall provide the other with such information and records, and make such of its officers, directors, employees and agents available, as may reasonably be requested by such other party in connection with the preparation of any Tax Return or the conduct of any Tax Proceeding of the Transferred Assets or the Business for any Pre-Closing Tax Period or a Straddle Period.

ARTICLE 6

CONDITIONS PRECEDENT

Section 6.1 Conditions to Obligations of Buyer and Seller. The obligations of Buyer and Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following conditions, which conditions shall not be capable of waiver:

(a) No Injunction, etc.. Consummation of the transactions contemplated hereby shall not have been materially restrained, enjoined or otherwise prohibited by an Order of any Governmental Authority or made illegal by any applicable Law.

(b) Governmental Approvals. (i) All waiting periods (and extensions thereof) applicable to the consummation of the transactions contemplated by this Agreement under applicable Competition Laws, as listed on Schedule 6.1(b)(i) of this Agreement, shall have expired or been terminated and (ii) all authorizations, clearances, consents and approvals required to be obtained under applicable Competition Laws or otherwise from any applicable Governmental Authority to permit the parties to consummate the transactions contemplated by this Agreement, as listed on Schedule 6.1(b)(ii) of this Agreement, shall have been obtained and be in full force and effect.

Section 6.2 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

(a) Representations; Performance. The representations and warranties of Seller contained in Article 2 of this Agreement (other than the Fundamental Representations) (without giving effect to any limitations as to “materiality” or “Material Adverse Effect” set forth therein) shall be true and correct at and as of the Closing Date with the same effect as though made at and as of such time (except for representations that are as of a specific date which representations shall be true and correct in all material respects as of such date), except where all failures to be so true and correct would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Each of the Fundamental Representations shall be true and correct in all material respects at and as of the Closing Date with the same effect as though made at and as of such time (other than representations and warranties made as of a specified date, which shall be true and correct as of the date specified). Seller shall have in all material respects duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Seller at or prior to the Closing. Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, signed by a duly authorized officer of Seller to the effect set forth above in this Section 6.2(a).

(b) the Persons listed on Schedule 6.2(b) shall have consented to the assignment to Buyer of the agreements listed in Schedule 6.2(b);

(c) Since the date of this Agreement, there has been no event or occurrence that would have a Material Adverse Effect.

(d) The actions set forth in Section 1.2(a) shall have been completed or will be completed at the Closing.

Section 6.3 Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

(a) Representations; Performance. The representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall be true and correct in all material respects at and as of the Closing Date with the same effect as though made at and as of such time. Buyer shall have in all material respects duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Buyer at or prior to the Closing. Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, signed by a duly authorized officer of Buyer to the effect set forth above in this Section 6.3(a).

(b) The actions set forth in Section 1.2(b) shall have been completed or will be completed at such Closing.

ARTICLE 7

TERMINATION

Section 7.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by the written agreement of Buyer and Seller;

(b) by either Buyer or Seller by notice to the other party, if:

(i) the Closing shall not have been consummated on or before January 1, 2018 (the “End Date”); provided, that in the event the condition set forth in Section 6.1(b) shall not have been satisfied on or prior to the End Date, but all other conditions set forth in Article 6 shall have been satisfied, or are capable of being satisfied (or have been waived by the party then entitled to give such waiver) on or prior to the End Date, then the End Date shall be extended without further action by the parties hereto to January 31, 2018; provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to be consummated by such time; or

(ii) (A) there shall be any Law that makes consummation of the Closing illegal or otherwise prohibited or (B) any judgment, injunction, order or decree of any Governmental Authority having competent jurisdiction enjoining Buyer or Seller from consummating the Closing is entered and such judgment, injunction, order or decree shall have become final and nonappealable;

(c) by Buyer by notice to Seller, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Seller set forth in this Agreement shall have occurred that would cause the condition set forth in Section 6.2(a) not to be satisfied, and such breach is incapable of being cured by the End Date; provided, however, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 7.1(c) if Buyer is then in material breach or violation of its representations, warranties or covenants contained in this Agreement; or

(d) by Seller by notice to Buyer, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Buyer set forth in this Agreement shall have occurred that would cause the condition set forth in Section 6.3(a) not to be satisfied, and such breach is incapable of being cured by the End Date; provided, however, that Seller shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if Seller is then in material breach or violation of its representations, warranties or covenants contained in this Agreement.

Section 7.2 Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, this Agreement shall become void and of no effect without liability of any party (or any of its directors, officers, employees, stockholders, Affiliates, agents, successors or assigns) to the other party except as provided in this Section 7.2; provided that no such termination (nor any provision of this Agreement) shall relieve any party from liability for any Losses (including claims for Losses based on the consideration that would have otherwise been payable to Seller) for Fraud or for willful breach of any covenant hereunder. The provisions of Section 4.3(d), this Section 7.2, Section 9.1, Section 9.2, Section 10.1, and Section 10.4 shall survive any termination hereof pursuant to Section 7.1.

ARTICLE 8

INDEMNIFICATION

Section 8.1 Survival. Except for the representations and warranties contained in Section 2.16, which shall not survive the Closing, all representations and warranties made in this Agreement shall survive the Closing Date for a period of twelve (12) months after the Closing Date; provided that the representations and warranties of Seller set forth in Sections 2.1 (Organization), 2.2(a) (Authority) and 2.17 (Finders’ Fees) (collectively, the “Fundamental Representations”), the representations and warranties of Seller set forth in Section 2.18 (No Other Representations and Warranties), and the representations and warranties of Buyer set forth in Sections 3.1 (Corporate Status), 3.2(a) (Authority), 3.7 (Finders’ Fees) and 3.9 (No Additional Representations; Inspection) shall survive until the expiration of the applicable statute of limitations. The respective covenants and agreements of Seller and Buyer contained in this Agreement required to be performed or complied with prior to the Closing (each, a “Pre-Closing Covenant”) shall survive the Closing Date for a period of twelve (12) months from the Closing Date, and all other respective covenants and agreements of Seller and Buyer contained in this Agreement (each, a “Post-Closing Covenant”), as well as Pre-Closing Covenants to the extent they contemplate performance following the Closing, shall survive the Closing Date hereunder indefinitely or for such lesser period of time as may be specified therein, but not to exceed the applicable statute of limitations in the event of a breach of such covenant or other agreement. Notwithstanding the foregoing, except as set forth in Section 7.2, no representation, warranty, covenant or agreement made in this Agreement shall survive any termination of this Agreement.

Section 8.2 Indemnification by Seller. From and after the Closing, and subject to this Article 8, Seller shall defend, indemnify and hold harmless Buyer, and each of its Subsidiaries and Affiliates, and their respective officers, directors, employees, agents, successors and assigns (collectively, the “Buyer Indemnitees”) from and against, and pay or reimburse the Buyer Indemnitees for all Losses resulting from (a) any inaccuracy in or breach of any representation or warranty by Seller in or pursuant to this Agreement, (b) any breach or default in performance by Seller of any Pre-Closing Covenant of Seller, (c) any breach or default in performance by Seller of any Post-Closing Covenant of Seller or (d) any Excluded Liability. Notwithstanding that a claim for Losses may fall into multiple categories of this Section 8.2, Buyer Indemnitees may recover such Losses only one time.

Section 8.3 Indemnification by Buyer. From and after the Closing, and subject to this Article 8, Buyer shall defend, indemnify and hold harmless Seller and each of its Subsidiaries and Affiliates and their respective officers, directors, employees, agents, successors and assigns (collectively, the “Seller Indemnitees”) from and against, and pay or reimburse the Seller Indemnitees for, any and all Losses resulting from (a) any inaccuracy in or breach of any representation or warranty by Buyer in or pursuant to this Agreement, (b) any breach or default in performance by Buyer of any Pre-Closing Covenant of Buyer or any Post-Closing Covenant of Buyer, (c) the ownership and operation of the Transferred Assets and the Business after the Closing and (d) the Assumed Liabilities. Notwithstanding that a claim for Losses may fall into multiple categories of this Section 8.3, Seller Indemnitees may recover such Losses only one time.

Section 8.4 Limitations on Indemnity. Buyer and Seller agree, for themselves and on behalf of the Buyer Indemnitees and the Seller Indemnitees that:

(a) No Buyer Indemnitee shall be entitled to indemnification under Section 8.2(a) in respect of any Loss incurred or suffered by such Buyer Indemnitee until such time as the aggregate of all Losses that Buyer Indemnitees may have under Section 8.2(a) exceeds $5,500,000 (the “Indemnity Threshold”), and then only for the aggregate amount of all Losses in excess of the Indemnity Threshold. The aggregate liability of Seller in respect of claims for indemnification pursuant to Section 8.2(a) will not exceed $55,000,000 (the “Cap”). The Cap shall not apply to Losses under Section 8.2(d). Notwithstanding anything to the contrary set forth herein, the provisions of this Section 8.4(a) will not apply in respect of claims for breach of any Fundamental Representation; provided, that in no event shall the aggregate liability of Seller in respect of claims for indemnification pursuant to this Agreement exceed the Purchase Price actually received by Seller.

(b) No Buyer Indemnitee shall be entitled to indemnification, to sue for damages or to assert any other right or remedy under this Agreement with respect to any Loss, cause of action or other claim to the extent it (i) is a potential Loss that may be asserted rather than an actual Loss that has, in fact, been incurred by such party or (ii) is a Loss with respect to which such party or any of its Affiliates has taken action (or caused action to be taken) to accelerate the time period in which such matter is asserted or payable.

(c) No Buyer Indemnitee shall be entitled to recover any amount relating to any matter arising under one provision of this Agreement to the extent such Buyer Indemnitee has already recovered such amount with respect to such matter pursuant to such provision or any other provisions of this Agreement.

(d) With respect to each indemnification obligation in this Agreement: (i) each such obligation shall be calculated on an After-Tax Basis; (ii) all Losses shall be net of any Eligible Insurance Proceeds; (iii) in no event shall an Indemnifying Party have liability to the Indemnified Party for any special, incidental, indirect, speculative, treble or punitive damages, loss of business reputation or opportunity, lost revenue, income or profits, diminution in value or similar items, except if and to the extent any such damages are recovered against an Indemnified Party pursuant to a Third Party Claim; and (iv) the parties shall treat any indemnification payment made under this Agreement as an adjustment to the Purchase Price.

(e) If any portion of Losses to be reimbursed by the Indemnifying Party may be covered, in whole or in part, by third-party insurance coverage, the Indemnified Party shall promptly give notice thereof to the Indemnifying Party. If the Indemnifying Party so requests, the Indemnified Party shall use its commercially reasonable efforts to collect the maximum amount of insurance proceeds thereunder, in which event all such proceeds actually received, net of costs reasonably incurred by the Indemnified Party in seeking such collection, shall be considered “Eligible Insurance Proceeds”. In any case where an Indemnified Party recovers from a third party any Eligible Insurance Proceeds and/or any other amount in respect of any Losses for which an Indemnifying Party has actually reimbursed such Indemnified Party pursuant to this Article 8, such Indemnified Party shall promptly pay over to the Indemnifying Party such Eligible Insurance Proceeds and/or the amount so recovered (after deducting therefrom the amount of expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such claim and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter.

(f) If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses pursuant to Section 8.2 or 8.3 and the Indemnified Party could have recovered all or a part of such Losses from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.

(g) Seller shall have no liability or obligation to indemnify any Buyer Indemnitee with respect to the breach of any representation, warranty, covenant or agreement, based on any facts or circumstances that were reasonably knowable to such Buyer Indemnitee by reason of relevant information having been posted to the Data Room or otherwise provided to such Buyer Indemnitee by or on behalf of Seller.

(h) Any Indemnified Party shall take all commercially reasonable steps to mitigate any Losses incurred by such party upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any indemnification rights hereunder.

Section 8.5 Notification of Claims; Third Party Claims.

(a) A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any claim in respect of which indemnity may be sought under this Article 8, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article 8 except to the extent the Indemnifying Party is prejudiced by such failure. The parties agree that (i) in this Article 8 they intend to shorten (in the case of the limited survival periods specified in Section 8.1) the applicable statute of limitations period with respect to certain claims, (ii) notices for claims in respect of a breach of a representation, warranty, covenant or agreement (other than a Post-Closing Covenant) must be delivered prior to the expiration of any applicable survival period specified in Section 8.1 for such representation, warranty, covenant or agreement, (iii) notices for claims in respect of a breach of a Post-Closing Covenant must be delivered prior to the date that is six months after the last day of the effective period of such Post-Closing Covenant and (iv) any claims for indemnification for which notice is not timely delivered in accordance with this Section 8.5 shall be expressly barred and are hereby waived.

(b) Upon receipt of notice of a claim for indemnity from an Indemnified Party pursuant to this Section 8.5 in respect of a pending or threatened claim or demand by a third party that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (such claim or demand being a “Third Party Claim” and including a pending or threatened claim or demand asserted by a third party against the Indemnified Party), the Indemnifying Party may, by notice to the Indemnified Party delivered within 20 Business Days of the receipt of notice of such Third Party Claim, assume the defense and control of such Third Party Claim, with its own counsel and at its own expense, but shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense. The Indemnified Party may take any actions reasonably necessary to defend such Third Party Claim prior to the time that it receives notice from the Indemnifying Party as contemplated by the preceding sentence. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld), consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, any Third Party Claim, unless such settlement, compromise or discharge does not involve any finding or admission of any violation of Law or admission of any wrongdoing by the Indemnified Party and the Indemnifying Party shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement, (ii) not encumber any of the material assets of any Indemnified Party or agree to any restriction or condition that would apply to or materially adversely affect any Indemnified Party and (iii) obtain, as a condition of any settlement or other resolution, a complete and unconditional release of each Indemnified Party from any and all liability in respect of such Third Party Claim. The Indemnified Party shall not settle, compromise or consent to the entry of any judgment with respect to any claim or demand for which it is seeking indemnification from the Indemnifying Party or admit to any liability with respect to such claim or demand without the prior written consent of the Indemnifying Party, which the Indemnifying Party shall not unreasonably withhold or delay if it has not assumed the defense of such claim or demand.

(c) Notwithstanding anything to the contrary in this Article 8 (including Sections 8.2 and 8.3), no Indemnifying Party shall have any liability under this Article 8 for any Losses arising out of or in connection with any Third Party Claim that is settled or compromised by an Indemnified Party without the prior written consent of such Indemnifying Party.

(d) In the event any Indemnifying Party receives notice of a claim for indemnity from an Indemnified Party pursuant to this Section 8.5 that does not involve a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party within 20 Business Days following its receipt of such notice whether the Indemnifying Party disputes its liability to the Indemnified Party under this Article 8. The Indemnified Party shall reasonably cooperate with and assist the Indemnifying Party in determining the validity of any such claim for indemnity by the Indemnified Party.

Section 8.6 Exclusive Remedy. Anything to the contrary in this Agreement notwithstanding, Seller and Buyer hereby agree that following the Closing, subject to Section 10.9, the sole and exclusive remedy of a party for any breach or inaccuracy of any representation, warranty, covenant or agreement contained in this Agreement shall be the indemnification rights set forth in Article 5 and this Article 8, regardless of the legal theory under which any liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise. In furtherance of the foregoing and subject to Section 10.9 and the indemnification provisions set forth in Article 5 and this Article 8, (a) Buyer hereby waives, from and after the Closing Date, any and all rights, claims and causes of action any Buyer Indemnitee may have against Seller or any of its Affiliates, or their respective directors, officers, employees, Affiliates, controlling Persons, agents or representatives, successors or assigns and (b) Seller hereby waives, from and after the Closing Date, any and all rights, claims and causes of action any Seller Indemnitee may have against Buyer or any of its Affiliates, or their respective directors, officers, employees, Affiliates, agents or representatives, successors or assigns, in either case to the extent such rights, claims and causes of action relate to this Agreement and arise under or are based upon any Federal, state, provincial, local or foreign statute, law, ordinance, rule or regulation or otherwise. The parties hereto agree that the provisions of this Agreement relating to indemnification, and the limits imposed on Buyer’s and the Buyer Indemnitees’ rights and remedies with respect to this Agreement and the transactions contemplated hereby (including this Article 8) were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to Seller hereunder. Without limiting the generality of the foregoing, the parties to this Agreement hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled with respect to this Agreement and the transactions contemplated hereby.

ARTICLE 9

DEFINITIONS

Section 9.1 Certain Terms. The following terms have the respective meanings given to them below:

“Advisors” has the meaning set forth in Section 4.17(c).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“After-Tax Basis” means that, in determining the amount of the payment necessary to indemnify any party against, or reimburse any party for, Losses, the amount of the Losses shall be determined net of any Tax benefit derived (or reasonably expected to be derived) by the Indemnified Party (or any Affiliate thereof) in the fiscal year of, or the fiscal year following the fiscal year of, the Indemnified Party during which the Losses were incurred as the result of sustaining or paying such Losses (including as the result of facts or circumstances due to which the Indemnified Party sustained or paid such Losses).

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” means the (a) Business Transfer Documents, (b) the Bill of Sale, Assignment and Assumption substantially in the form as attached as Exhibit A, (c) the Trademark Assignment substantially in the form as attached as Exhibit B, (d) the Transition Services Agreement substantially in the form as attached as Exhibit C, as may be modified pursuant to Section 4.16, (e) the Trademark License Agreement substantially in the form as attached as Exhibit D, and (f) all other agreements, documents and instruments executed and delivered in connection with the transactions contemplated by this Agreement.

“Assumed Liabilities” means the obligations and liabilities set forth or described on Annex 9.1(c).

“Audited Financials” has the meaning set forth in Section 4.18.

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day that is not (a) a Saturday, (b) a Sunday or (c) any other day on which commercial banks are authorized or required by law to be closed in the City of New York.

“Business Employee Benefit Plan” means each material employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, whether or not subject thereto), sponsored, contributed to or maintained by Seller or any of its Affiliates in which any Employee participates, excluding any plan, program, agreement or arrangement required by applicable Law or regulation (e.g., government mandated severance plans).

“Business Transfer Documents” has the meaning set forth in Section 1.1(e).

“Buyer” has the meaning set forth in the Preamble.

“Buyer C/S Interests” has the meaning set forth in Section 4.4(b)(vi)(B).

“Buyer Disclosure Letter” means the letter, dated as of the date hereof, delivered by Buyer to Seller prior to the execution of this Agreement and identified as the Buyer Disclosure Letter.

“Buyer Indemnitees” has the meaning set forth in Section 8.2.

“Buyer Interests” has the meaning set forth in Section 4.4(b)(vi)(B).

“Buyer Portion of PDUFA Fees” means the dollar amount represented by the following formula: the PDUFA Fees multiplied by a fraction, the numerator of which is the number of days from the Closing Date through September 30, 2018 and the denominator of which is 365.

“Cap” has the meaning set forth in Section 8.4(a).

“cGMP” means then-current standards of good manufacturing practice for the manufacture, processing, packaging, testing or holding of a drug to assure that such drug meets (a) the requirements of applicable Law as to safety, identity and strength, and (b) the quality and purity characteristics that such drug purports or is represented to possess, including as set forth by the FDA in 21 C.F.R. Parts 210 and 211.

“Claim Services” has the meaning set forth in Section 4.17.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Inventory” has the meaning set forth in Section 1.3(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any collective bargaining or labor agreement or works council agreement to which Seller or any of its Affiliates is a party with respect to the Business.

“Competition Laws” means all Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade.

“Confidentiality Agreement” has the meaning set forth in Section 4.3(d).

“Contracts” has the meaning set forth in clause (xii) of Annex 9.1(a).

“Copyrights” means those rights existing under the copyright laws for those works subject to the copyright laws and copyright registrations and applications for registration thereof, including all renewals and extensions thereof.

“Data Room” means the electronic data room containing documents and materials relating to the Business as constituted as of the Closing Date.

“Deal Communications” has the meaning set forth in Section 10.10(d).

“Dispute Notice” has the meaning set forth in Section 1.3(c).

“Disputed Item” has the meaning set forth in Section 1.3(c).

“DOJ” has the meaning set forth in Section 4.4(b).

“Eligible Insurance Proceeds” has the meaning set forth in Section 8.4(e).

“Employee” means each employee of Seller and its Affiliates who performs services exclusively related to the Business or whose name is set forth on Section 2.13 of the Seller Disclosure Letter (subject to Section 4.7(c)) under the heading “Included Employee”, including in all cases, each such employee who as of the Closing Date is on leave of absence (including medical leave, military leave, workers compensation leave and short-term or long-term disability) or vacation; provided that any individual whose name is set forth on Section 2.13 of the Seller Disclosure Letter (subject to Section 4.7(c)) under the heading “Excluded Employee” shall not be an “Employee”.

“End Date” has the meaning set forth in Section 7.1(b)(i).

“Environmental Law” means any Law, Permit and contract with a Governmental Authority and regulations thereunder and other requirements having the force of Law and all Orders promulgated under those Laws and regulations and related common law theories regulating or relating to pollution, the protection of natural resources or the environment, public health and safety or employee health and safety.

“ERM” has the meaning set forth in Section 4.19.

“Excluded Assets” means the property of Seller and its Affiliates set forth or described on Annex 9.1(b), which property is not to be transferred to Buyer hereunder.

“Excluded Contracts” has the meaning set forth in clause (vi) of Annex 9.1(b).

“Excluded Liabilities” means the liabilities and obligations of Seller and its Affiliates set forth or described on Annex 9.1(d), which are not to be assumed by Buyer hereunder.

“FDA” means the U.S. Food and Drug Administration.

“FDCA” means the Federal Food, Drug and Cosmetic Act of 1938 of the U.S. Food and Drug Administration, as amended.

“Financial Statements” has the meaning set forth in Section 2.4.

“Fraud” means a claim for common law fraud with a specific intent to deceive based on a representation contained in this Agreement; provided that, at the time such representation was made, (a) such representation was materially inaccurate, (b) the party making such representation had actual knowledge of the material inaccuracy of such representation, (c) the party making such representation had the specific intent to deceive the other party, and (d) the other party acted in reliance on such inaccurate representation and suffered financial injury or Loss as a result of such material inaccuracy.

“FTC” has the meaning set forth in Section 4.4(b).

“Fundamental Representations” has the meaning set forth in Section 8.1.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court, tribunal or arbitrator and any self-regulatory organization.

“Hazardous Substance” means any material or substance regulated as toxic or hazardous, or as a pollutant or containment, under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Indemnified Party” has the meaning set forth in Section 8.5(a).

“Indemnifying Party” has the meaning set forth in Section 8.5(a).

“Indemnity Threshold” has the meaning set forth in Section 8.4(a).

“Independent Accountant” means a partner in the New York office of Grant Thornton or, if no partner at such firm is willing or able to serve in such capacity, a partner in the New York office of another nationally recognized independent registered public accounting firm appointed by mutual agreement of Buyer and Seller.

“Interest Rate” means an interest rate that is calculated daily based on the current “prime rate” (expressed as a rate per annum) as published in The Wall Street Journal for each of the days in the applicable period.

“Inventory” means all inventory owned by any Selling Affiliate and used exclusively in the Business or held for sale exclusively to customers of the Business, including the Products and active pharmaceutical ingredients, spare parts, raw materials, containers, packaging and packaging supplies and work-in-process.

“Inventory Statement” has the meaning set forth in Section 1.3(b)(i).

“Inventory Target” means an amount equal to $2,000,000.

“IP Rights” means (a) Patents, (b) Trademarks, (c) Copyrights and (d) trade secrets, know-how and data and databases.

“IRS” means the Internal Revenue Service.

“Knowledge of Seller” means the actual knowledge, as of the date hereof, of the Persons specified in Schedule 9.1(b).

“Laws” has the meaning set forth in Section 2.11(a).

“Licensed IP Contracts” has the meaning set forth in Section 2.9(e).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, lease, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Listed Plan” has the meaning set forth in Section 2.14(a).

“Litigation” means any action, cease and desist letter, demand, suit, arbitration proceeding, administrative or regulatory proceeding, citation, summons or subpoena of any nature, civil, criminal, regulatory or otherwise, in law or in equity.

“Losses” means any and all damages, judgments, awards, liabilities, losses, obligations, claims of any kind or nature, fines and costs and expenses (including reasonable fees and expenses of attorneys, auditors, consultants and other agents).

“Material Adverse Effect” means any material adverse change in, or effect on, the assets, financial condition or results of operations of the Business, taken as a whole; provided that any such change or effect resulting from any of the following, individually or in the aggregate, shall not be considered when determining whether a Material Adverse Effect has occurred: (a) any change in economic conditions generally or capital and financial markets generally, including changes in interest or exchange rates, (b) any change in the industry in which the Business operates or in which Products are used or distributed, including increases in operating costs, (c) any change or proposed change in Laws or GAAP, or the enforcement or interpretation thereof, and any actions taken in order to comply with applicable Law, (d) any failure by the Business to achieve any earnings or other financial projections or forecasts, (e) conditions in jurisdictions in which the Business operates or Products are sold, including hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any of the foregoing that do not materially disproportionally affect the Business, (f) any change resulting from the negotiation, execution, announcement or consummation of the transactions contemplated by, or the performance of obligations under, this Agreement or the Ancillary Agreements, including any such change relating to the identity of, or facts and circumstances relating to, Buyer and including any actions by customers, suppliers or personnel, (g) any action taken by Buyer and any of its Affiliates, financing sources, agents or representatives, (h) any hurricane, flood, tornado, earthquake or other natural disaster or any other force majeure event, (i) any actions required to be taken or omitted pursuant to this Agreement or the Ancillary Agreements or taken with Buyer’s consent or not taken because Buyer withheld, delayed or conditioned its consent, (j) any matter set forth in the Seller Disclosure Letter, (k) any labor strikes, labor stoppages or loss of employees, (l) any Excluded Asset or Excluded Liability or (m) any effect that is cured by Seller prior to the termination of this Agreement or the consummation of the transactions contemplated hereby.

“Material Contract” has the meaning set forth in Section 2.6(b).

“NAICS” means the North American Industry Classification System.

“OFAC” has the meaning set forth in Section 2.11(d).

“Order” means any order, writ, judgment, injunction, decree, ruling, assessment, stipulation, determination or award entered by or with any court or other Governmental Authority or arbitrator.

“Organizational Documents” means the articles of incorporation, constitution, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“Owned Real Property” means the real property owned by Seller located at 825 Wurlitzer Drive, North Tonawanda, New York 14120.

“Patents” means patents (as well as the relevant complementary protection certificates where applicable) and patent applications (including any divisions, continuations, continuations-in-part, provisional applications, reexamined versions or reissues thereof) whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn or resubmitted.

“PDUFA Fees” means all user fees and other prescription drug program fees payable to the FDA for the fiscal year ended September 30, 2018 that relate exclusively to the Products or the facility included in the Transferred Real Property (and not to any of Seller’s other products, facilities or operations) under the FDCA, as amended by the Prescription Drug User Fee Amendments of 2017, in each case to the extent transferrable to a purchaser of the Products or that facility.

“Permits” has the meaning set forth in Section 2.11(b).

“Permitted Liens” means (a) real estate and personal property Taxes, assessments, governmental levies, fees or charges or statutory liens for current Taxes or other governmental charges with respect to the Transferred Real Property not yet due and payable or due and payable but not delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, (b) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business or in connection with construction contracts for amounts that are not delinquent or are being contested in good faith and that would not individually or in the aggregate be materially adverse to the Business, (c) zoning, entitlement, building codes and other land use regulations, ordinances or legal requirements imposed by any Governmental Authorities having jurisdiction over the Transferred Real Property, (d) all rights relating to the construction and maintenance in connection with any public utility of wires, poles, pipes, conduits and appurtenances thereto, on, under or above the Transferred Real Property which would be shown on a current accurate survey of the Transferred Real Property and which, do not materially impair the use of the Transferred Real Property as currently utilized, (e) all matters disclosed in the Seller Disclosure Letter, (f) any state of facts which an accurate survey or inspection of the Transferred Real Property would disclose and which, individually or in the aggregate, do not materially impair the continued use of the Transferred Real Property for the purposes for which it is used for the Business, (g) title exceptions which (i) are disclosed in the Title Policy or (ii) relate to matters occurring subsequent to the date of the Title Policy and would be disclosed in a current title insurance commitment or title insurance policy for any such Transferred Real Property issued by a title company, (h) statutory Liens in favor of lessors arising in connection with any property leased by any Selling Affiliate, (i) other defects, irregularities or imperfections of title, encroachments, easements, servitudes, permits, rights of way, flowage rights, restrictions, leases, licenses, covenants, sidetrack agreements and oil, gas, mineral and mining reservations, rights, licenses and leases, which, in each case, do not materially impair the continued use of the Transferred Real Property for the purposes for which it is used for the Business, (j) Liens, other than those on the Transferred Real Property, that, individually or in the aggregate, do not, and would not reasonably be expected to, materially detract from the value of any of the property, rights or assets of the Business and (k) with respect to Transferred Real Property Leases, any matters that affect the landlord’s fee title.

“Permitted Removal” has the meaning set forth in Section 10.10(g).

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Post-Closing Covenant” has the meaning set forth in Section 8.1.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of a Straddle Period beginning after the Closing Date.

“Post Marketing Safety Studies” means any and all post-authorization safety studies (PASS) or similar post-marketing study or trial, conducted or required to be conducted by any Governmental Authority with respect to any of the Products with the aim of identifying, characterizing or quantifying a safety hazard, confirming the safety profile of such Product, or of measuring the effectiveness of risk management measures related to such Product.

“Potential Contributor” has the meaning set forth in Section 8.4(f).

“Pre-Closing Accounts Payable” has the meaning set forth in clause (i) of Annex 9.1(d).

“Pre-Closing Accounts Receivable” has the meaning set forth in clause (i) of Annex 9.1(b).

“Pre-Closing Covenant” has the meaning set forth in Section 8.1.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending at the completion of the Closing Date.

“Prepaid Inventory” means, without duplication with Inventory, inventory that has been paid for by Seller or any Selling Affiliate prior to the Closing Date and was intended to be used by Seller or such Selling Affiliate exclusively in the Business that has not been delivered to Seller or such Selling Affiliate at or prior to the Closing Date. For the avoidance of doubt, Prepaid Inventory shall not be deemed Inventory for purposes of the adjustment pursuant to Section 1.3(g).

“Privileged Deal Communications” has the meaning set forth in Section 10.10(d).

“Products” has the meaning set forth in the Recitals.

“Purchase Price” means $1,100,000,000.

“Quarterly Financials” has the meaning set forth in Section 4.18.

“Regulatory Registrations” means the premarket notifications or premarket approvals issued by the FDA, European Union Conformity Marking (CE marks) issued by a European Union Notified Body, and all other technical, medical, scientific, labeling and similar licenses, registrations, authorizations, permits, certifications, franchises, variances, exemptions, orders, approvals, amendments and renewals of the Products (including marketing authorizations and labeling approvals) issued by any Governmental Authority of any country and held or pending (including any applications) as of the Closing Date by Seller or any Selling Affiliate or third-party distributors (under rights of reservation of such seller) that are required for the manufacture, commercialization, labeling, distribution, use, storage, import, export, transport, marketing or sale of the Products within any country, including the approved FDA New Drug Application for the Product.

“Related Documents” means the Business Transfer Documents, the Transition Services Agreement and each other document to be signed and delivered by the parties under this Agreement.

“Residual Communication” has the meaning set forth in Section 10.10(g).

“Resolution Period” has the meaning set forth in Section 1.3(d).

“SEC” means the U.S. Securities and Exchange Commission.

“Seller” has the meaning set forth in the Preamble.

“Seller Disclosure Letter” means the letter, dated as of the date hereof, delivered by Seller to Buyer prior to the execution of this Agreement and identified as the Seller Disclosure Letter.

“Seller Indemnitees” has the meaning set forth in Section 8.3.

“Seller Parties” has the meaning set forth in Section 10.10(a).

“Seller Product Claims” has the meaning set forth in Section 4.17.

“Selling Affiliates” means all of the Affiliates of Seller that own any Transferred Assets or have obligations or liabilities in respect of any Assumed Liabilities.

“Separated Contract” has the meaning set forth in Section 4.5.

“Service Request” has the meaning set forth in Section 4.17(a).

“Shared Contract” means each Contract that relates to both (a) the Business or any Transferred Assets and (b) one or more other businesses or products of Seller or any Affiliate of Seller that is identified as such on Schedule 9.1(a)(xii).

“Solvent” has the meaning set forth in Section 3.5.

“Straddle Period” means any Tax period that includes, but does not end on, the Closing Date.

“Stub Period Financials” has the meaning set forth in Section 4.18.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests (a) having voting power to elect a majority of the board of directors or other persons performing similar functions or (b) representing more than fifty percent of such securities or ownership interests are at the time directly or indirectly owned by such Person.

“Tax” means any federal, state, local or foreign income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, goods and services, value added, transfer, registration, stamp, premium, excise, severance, real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers’ compensation, withholding, estimated or other similar tax (including all interest and penalties thereon and additions thereto).

“Tax Proceeding” means any audit, request for information, investigation, hearing, litigation, legal action, or judicial contest relating to Taxes.

“Tax Return” means any federal, state, local or foreign tax return, declaration, statement, report, schedule, form or information return or any amendment to any of the foregoing relating to Taxes.

“Taxing Authority” means any Governmental Authority exercising any authority to impose, regulate or administer the imposition of Taxes.

“Teva USA” has the meaning set forth in Section 1.1(f).

“Third Party Claim” has the meaning set forth in Section 8.5(b).

“Title Policy” means Ticor Title Insurance Policy No. 7430632-78651461, dated August 4, 2009, issued to Teva USA.

“Trademark License Agreement” has the meaning set forth in Section 4.14.

“Trademarks” means trademarks, service marks, trade names, trade dress, logos, slogans, and other similar designations of source or origin, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals therefor.

“Transfer Letters” means letters to the applicable Governmental Authority and, if necessary for filing with the FDA, an application form in substantially the same form as described in 21 C.F.R. § 314.72, which are submitted by Buyer and Seller to transfer all rights to a Regulatory Registration for a transferred Product from Seller or its Affiliates to Buyer.

“Transfer Taxes” mean any federal, state, county, local, foreign and other sales, use, transfer, goods and services, value added, conveyance, documentary transfer, stamp duty, recording or other similar Tax, fee or charge imposed on or in connection with the transactions contemplated by or the instruments executed under or in connection with this Agreement or the recording of any sale, transfer, or assignment of property (or any interest therein) effected pursuant to this Agreement.

“Transferred Assets” means the Owned Real Property, assets and other personal property of Seller and its Affiliates exclusively pertaining to the Business set forth or described on Annex 9.1(a), which expressly exclude the Excluded Assets, with such changes between the date of this Agreement and the Closing Date as shall have occurred in transactions not inconsistent with any of Seller’s representations, warranties, covenants and agreements set forth herein.

“Transferred Contracts” has the meaning set forth in clause (xii) of Annex 9.1(a).

“Transferred Employee Liabilities” has the meaning set forth in clause (viii) of Annex 9.1(c).

“Transferred IP” has the meaning set forth in clause (vii) of Annex 9.1(a).

“Transferred IT” has the meaning set forth in clause (ix) of Annex 9.1(a).

“Transferred Real Property” has the meaning set forth in clause (i) of Annex 9.1(a).

“Transferred Real Property Leases” has the meaning set forth in clause (i) of Annex 9.1(a).

“Transferred Records” has the meaning set forth in clause (vi) of Annex 9.1(a).

“Transition Services Agreement” has the meaning set forth in Section 4.16.

“Unresolved Items” has the meaning set forth in Section 1.3(e).

“Waiver Request” has the meaning set forth in Section 4.18.

Section 9.2 Construction. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “party” or “parties” shall refer to parties to this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Exhibits are to Articles, Section and Exhibits of this Agreement unless otherwise specified. All Exhibits and Disclosure Letters annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any Exhibit or Disclosure Letter but not otherwise defined therein shall have the meaning given to such term in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”,

“includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Any reference to “days” means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

ARTICLE 10

MISCELLANEOUS

Section 10.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission) and shall be given:

if to Buyer,

CooperSurgical, Inc.

75 Corporate Drive

Trumbull, CT 06611

Attention: Robert D. Auerbach, M.D. FACOG, Executive Vice President and Chief Strategy and Medical Officer and

Graceann Pisano, Corporate Counsel

Telephone: 203-601-5200

E-mail: robert.auerbach@coopersurgical.com and rachel.augustine@coopersurgical.com and graceann.pisano@coopersurgical.com with copies (which shall not constitute notice) to:

The Cooper Companies, Inc.

6140 Stoneridge Mall Road, Suite 590

Pleasanton, California 94588

Attention: Randal Golden, Vice President and General Counsel

Telephone: 925-460-3660

Email: rgolden@cooperco.com

and

Carter Ledyard & Milburn LLP

2 Wall Street

New York, NY 10005

Attention: David I. Karabell and Bryan Hall

Telephone: 212-732-3200

E-mail:karabell@clm.com and hall@clm.com

if to Seller,

Teva Pharmaceutical Industries Ltd.

425 Privet Road

Horsham, PA 19044

Attention: Ira Schreger, Sr. Vice President and General Counsel, Transactions

Telephone: 215-591-3000

E-mail: ira.schreger@tevapharm.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: Kingsley Taft, H. David Henken and Gregg Katz

Telephone: (617) 570-1222, (617) 570-1672 and (617) 570-1406

E-mail: ktaft@goodwinlaw.com, dhenken@goodwinlaw.com and gkatz@goodwinlaw.com or such other address or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 10.2 Amendment; Waivers, etc.. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

Section 10.3 Expenses. Except as otherwise provided herein, all costs, fees and expenses incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, whether or not consummated, shall be paid by the party incurring such cost or expense.

Section 10.4 Governing Law, etc.

(a) THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. Buyer and Seller hereby irrevocably submit to the jurisdiction of the courts of the State of New York located in Manhattan, New York City, New York and the federal courts of the United States of America also located in Manhattan solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby. Each of Buyer and Seller irrevocably agrees that all claims in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby, or with respect to any such action or proceeding, shall be heard and determined in such a New York State or federal court, and that such jurisdiction of such courts with respect thereto shall be exclusive, except solely to the extent that all such courts shall lawfully decline to exercise such jurisdiction. Each of Buyer and Seller hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or in respect of any such transaction, that it is not subject to such jurisdiction. Each of Buyer and Seller hereby waives, and agrees not to assert, to the maximum extent permitted by law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. Buyer and Seller hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.1 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof. Notwithstanding anything in this Section 10.4 to the contrary, each party to this Agreement may bring an action to seek equitable relief pursuant to Section 10.9 in such jurisdiction as it may deem appropriate to enforce its rights hereunder and each party hereby consents to each such applicable jurisdiction for purposes of equitable relief pursuant to Section 10.9.

(b) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(c) IN CONNECTION WITH ANY DISPUTE HEREUNDER, EACH PARTY HERETO WAIVES ANY CLAIM OF SPECIAL, INCIDENTAL, INDIRECT, SPECULATIVE, TREBLE OR PUNITIVE DAMAGES, LOSS OF BUSINESS REPUTATION OR OPPORTUNITY, LOST REVENUE, INCOME OR PROFITS, DIMINUTION IN VALUE OR SIMILAR ITEMS FROM THE OTHER PARTY HERETO (OR ANY AFFILIATE OF SUCH OTHER PARTY HERETO), EXCEPT THAT THE COURT SHALL HAVE THE POWER TO AWARD ANY RELIEF PROVIDED BY GOVERNING STATUTE (IT BEING UNDERSTOOD THAT THIS WAIVER DOES NOT COVER ANY RIGHT TO INDEMNITY FOR CONSEQUENTIAL, SPECIAL, INCIDENTAL, INDIRECT OR PUNITIVE DAMAGES, LOST PROFITS, DIMINUTION IN VALUE OR SIMILAR ITEMS PAYABLE TO THIRD PARTIES THAT MAY BE IMPOSED OR OTHERWISE INCURRED).

(d) Neither this Agreement nor any right or obligation of any of the parties under this Agreement shall be governed by the U.N. Convention on Contracts for the International Sale of Goods, and the parties to this Agreement expressly waive or disclaim, as the case may be, any right or obligation they may have under this Agreement pursuant to the U.N. Convention on Contracts for the International Sale of Goods.

Section 10.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and permitted assigns; provided that neither party to this Agreement may assign any of its rights or obligations under this Agreement, including by sale of stock, operation of Law in connection with a merger or sale of substantially all the assets, without the prior written consent of the other party, except that (i) Seller may, without such consent, assign its rights to, or have its obligations discharged by, an Affiliate and (ii) Buyer may, without such consent, assign its rights to acquire the Transferred Assets and assume the Assumed Liabilities hereunder, in whole or in part, to one or more of its Affiliates; provided, however, that no such assignment by Buyer or Seller shall relieve Buyer or Seller of any of its obligations hereunder. An assignment to an Affiliate of Buyer permitted under Section 10.5(ii) shall be deemed null and void as of the time of the assignment if, following such assignment such Affiliate ceases to be an Affiliate of Buyer. Any attempted assignment or transfer in violation of this Section 10.5 shall be null and void.

Section 10.6 Entire Agreement. This Agreement, the Ancillary Agreements (when executed and delivered) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements, understandings and representations, both written and oral, between the parties with respect to the subject matter hereof.

Section 10.7 Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is determined by a court of competent jurisdiction to be invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative or unenforceable to any extent whatsoever. Upon any such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.8 Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Until and unless each party has received a counterpart hereof signed by the other party, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Except as provided under Article 8, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties and their respective successors and assigns.

Section 10.9 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 10.4, in addition to any other remedy to which they are entitled at law or in equity. The parties hereby waive, in any action for specific performance, the defense of adequacy of a remedy at law and the posting of any bond or other security in connection therewith.

Section 10.10 Waiver of Conflicts; Deal Communications.

(a) Each of the parties hereto acknowledges and agrees that Goodwin Procter LLP (“Goodwin”) has acted as counsel to Seller (together with the Affiliates of Seller, collectively, the “Seller Parties”) in connection with the negotiation of this Agreement and consummation of the transactions contemplated hereby.

(b) Buyer hereby consents and agrees to Goodwin representing any of the Seller Parties after the Closing, including with respect to disputes in which the interests of the Seller Parties may be directly adverse to Buyer and its Affiliates, and even though Goodwin may have represented a Seller Party in a matter substantially related to any such dispute, or may be handling ongoing matters for Seller. Buyer further consents and agrees to the communication by Goodwin to the Seller Parties in connection with any such representation of any fact known to Goodwin arising by reason of Goodwin’s prior representation of Seller or any of its Affiliates.

(c) In connection with the foregoing, Buyer hereby irrevocably waives and agrees not to assert any conflict of interest arising from or in connection with: (i) Goodwin’s prior representation of Seller or any of its Affiliates and (ii) Goodwin’s representation of the Seller Parties prior to and after the Closing.

(d) Buyer further agrees, on behalf of itself and its Affiliates, that all communications in any form or format whatsoever between or among any of Goodwin and/or any Seller Party, or any of their respective managers, directors, officers employees or other representatives that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any dispute arising under this Agreement (collectively, the “Deal Communications”) shall be deemed to be retained and owned collectively by the Seller Parties, shall be controlled by Seller on behalf of the Seller Parties and shall not pass to or be claimed by Buyer or any of its Affiliates. All Deal Communications that are attorney-client privileged (the “Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Seller Parties, shall be controlled by Seller on behalf of the Seller Parties and shall not pass to or be claimed by Buyer or any of its Affiliates.

(e) Notwithstanding the foregoing, in the event that a dispute arises between Buyer, on the one hand, and a third party other than a Seller Party, on the other hand, Buyer may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, that Buyer may not waive such privilege without the prior written consent of Seller, which Seller shall not unreasonably withhold or delay. In the event that Buyer is legally required by governmental order or otherwise to access or obtain a copy of all or a portion of the Deal Communications, Buyer shall immediately (and, in any event, within two (2) Business Days) notify Seller in writing (including by making specific reference to this Section) so that Seller can seek a protective order and Buyer agrees at the request and expense of Seller to use its reasonable commercial efforts to assist therewith.

(f) To the extent that files or other materials maintained by Goodwin constitute property of its clients, only the Seller Parties shall hold such property rights and Goodwin shall have no duty to reveal or disclose any such files or other materials or any Deal Communications by reason of any attorney-client relationship between Goodwin and any Seller Party.

(g) Buyer agrees that it will not (i) access or use the Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have any Seller Party waive the attorney-client or other privilege, or by otherwise asserting that Buyer has the right to waive the attorney-client or other privilege or (ii) seek to obtain the Deal Communications from Goodwin. In furtherance of the foregoing, it shall not be a breach of any provision of this Agreement if prior to the Closing any Seller Party, or any of their respective directors, officers employees or other representatives takes any action to protect from access or remove from any Transferred Asset or the premises of the Business (or any offsite back-up or other facilities) any Deal Communications, including without limitation by segregating, encrypting, copying, deleting, erasing, exporting or otherwise taking possession of any Deal Communications (any such action, a “Permitted Removal”). In the event that, notwithstanding any good faith attempts by any Seller Party, or any of their respective directors, officers, employees or other representatives to achieve a Permitted Removal of any Deal Communication, any copy, backup, image, or other form or version or electronic vestige of any portion of such Deal Communication remains accessible to or discoverable or retrievable by Buyer (each, a “Residual

Communication”), Buyer agrees that it will not, and that it will cause its Affiliates and their respective directors, officers, employees or other representatives not to intentionally use or intentionally attempt to use any means for the purpose of accessing, retrieving, restoring, recreating, unarchiving or otherwise gaining access to or viewing any Residual Communication.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

TEVA PHARMACEUTICAL INDUSTRIES LTD.
By:	/s/ Yitzhak Peterburg
Name: Yitzhak Peterburg
Title: Chief Executive Officer

By:	/s/ Dror Bashan
Name: Dror Bashan
Title: SVP M&A and Global Alliances
COOPERSURGICAL, INC.
By:	/s/ Robert D. Auerbach
Name: Robert D. Auerbach, M.D. FACOG
Title: EVP and Chief Strategy & Medical Officer

Annex 9.1(a)

Transferred Assets

The Transferred Assets consist only of Seller’s and its relevant Affiliates’ right, title and interest in, to and under the following assets as they exist at the time of the Closing, but in each case specifically excluding any assets constituting Excluded Assets:

(i) Real Property and Real Property Leases. (A) The real property and any buildings, improvements and fixtures thereon, as set forth on Schedule 9.1(a)(i)(A) (collectively, the “Transferred Real Property”) and (B) the real property leases set forth on Schedule 9.1(a)(i)(B) (the “Transferred Real Property Leases”);

(ii) Inventory; Prepaid Inventory. All Inventory and Prepaid Inventory, in each case at the time of the Closing;

(iii) Equipment. To the extent transferable, the machinery, equipment, tools and other tangible personal property including furniture, trade fixtures, stores and supplies (but excluding the Inventory and Transferred IT which are identified separately on this Annex 9.1(a)) that is (A) owned by any Selling Affiliate and (B) exclusively used in the Business, whether located at the sites of such Selling Affiliate, at a customer facility or the property of any vendor performing manufacturing, warehousing or other services for the Business, together with the interests of Seller or any Selling Affiliate in respect of any warranties relating thereto;

(iv) Goodwill. The goodwill generated by or associated with the Business;

(v) Permits. To the extent transferable, all permits, licenses and authorizations granted to any Selling Affiliate by a Governmental Authority exclusively in connection with the operation of the Business prior to the Closing Date;

(vi) Business Records. All books, records, files, data and information in all media exclusively relating to the Business and in the possession of Seller or any Selling Affiliate (but excluding records or files not reasonably separable from documents or databases that do not relate exclusively to the Business), including: (1) vendor lists, (2) customer lists, (3) a list of the distributors for the Products, (4) pricing lists for the Products, (5) testing and clinical data, market research reports, marketing plans and other marketing-related information and materials, (6) quality control, vigilance and regulatory records and (7) other business records (collectively, the “Transferred Records”);

(vii) Intellectual Property. (A) the Trademarks exclusively related to the Business, including the Trademarks set forth on Schedule 9.1(a)(vii)(A) and (B) the Patents exclusively related to the Business, including the Patents set forth on Schedule 9.1(a)(vii)(B) (collectively, the “Transferred IP”);

(viii) Domain Names. The Internet Domain Names exclusively related to the Business, including the Internet domain names set forth on Schedule 9.1(a)(viii);

(ix) IT Systems. To the extent transferable, (A) information management systems, databases, software programs and source code and (B) computer hardware, in each case, only to the extent set forth on Schedule 9.1(a)(ix) (collectively, the “Transferred IT”);

(x) Listings, etc. Telephone and fax numbers and listings in directories in all media exclusively relating to the Business;

Annex 9.1(a) - 1

(xi) Prepaid Charges. All prepaid charges exclusively related to the Business, including the Buyer Portion of PDUFA Fees;

(xii) Transferred Contracts. All leases, licenses (other than Transferred Real Property Leases, which are identified separately on this Annex 9.1(a)), bids, tenders, purchase orders, consulting agreements, supply agreements, distribution contracts, manufacturing contracts, maintenance contracts, agreements, commitments and other contracts (collectively, “Contracts”) relating to the operation and conduct of the Business or any of the Transferred Assets as set forth on Schedule 9.1(a)(xii) (collectively, the “Transferred Contracts”); provided, however, that the Shared Contracts shall be subject to the provisions of Section 4.5; and

(xiii) Regulatory Registrations. All Regulatory Registrations as set forth on Schedule 9.1(a)(xiii).

Annex 9.1(a) - 2

Annex 9.1(b)

Excluded Assets

The Excluded Assets consist of any assets of Seller or any of its Affiliates that do not constitute Transferred Assets as described on Annex 9.1 (a), including without limitation, the following:

(i) Accounts Receivable. All accounts receivable, notes receivable and similar rights to receive payments of Seller or any of its Affiliates existing on the Closing Date and arising out of the operation or conduct of the Business prior to the Closing Date (the “Pre-Closing Accounts Receivable”);

(ii) Cash and Cash Equivalents. All cash, cash equivalents and deposits (including marketable securities and other investment assets and all monies received in respect of the sale of warranty programs) held by Seller or any of its Affiliates on the Closing Date;

(iii) Hedging or Other Currency Exchange Agreements. All rights to receive payments of Seller or any of its Affiliates pursuant to a hedging or other currency exchange agreement existing on the Closing Date;

(iv) Benefit Plans. All the assets of and all the assets relating to and all rights under any employee compensation, benefit or welfare plan or any related contract between any Person and Seller or any of its Affiliates (including Business Employee Benefit Plans);

(v) Certain Records. Any records and files not identified as Transferred Records, including (A) the personnel records maintained by Seller or any of its Affiliates, (B) Tax Returns, (C) records (including accounting records) relating to Taxes paid or payable by Seller or any of its Affiliates and all financial and Tax records relating to the Business that form part of Seller’s or any of its Affiliates’ general ledger or otherwise constitute accounting records, (D) records prepared in connection with the transactions contemplated by this Agreement or the Ancillary Agreements, including bids received from other Persons and analyses relating to the Business and (E) file copies of the Transferred Records retained by Seller or any of its Affiliates, in each case whether generated before or after the Closing Date;

(vi) Certain Contracts and Contract Rights. All rights of Seller and its Affiliates under (A) this Agreement and the Ancillary Agreements, (B) any Shared Contracts, (C) any Contracts related to shared services and systems provided by Seller or its Affiliates to the Business, other than Buyer’s rights under the Ancillary Agreements and (D) any contracts between or among Seller and any of its Affiliates or between or among Affiliates of Seller, whether arising before or after the Closing Date (collectively, the “Excluded Contracts”);

(vii) Insurance. All current and prior insurance policies arranged or maintained by Seller or any of its Affiliates and all rights of any nature with respect thereto, including all rights to insurance recoveries thereunder and to assert claims with respect to any such insurance recoveries, whether arising before or after the Closing Date;

(viii) Corporate Organizational Records. The organizational documents, qualifications to do business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates and other documents relating to the organization, maintenance and existence of Seller and each of its Affiliates as a corporation or other entity;

(ix) Capital Stock. All shares of capital stock of Seller’s Affiliates;

Annex 9.1(b) - 1

(x) Tax Claims. (A) Refunds and credits, claims for refunds or credits and rights to receive refunds or credits from any Taxing Authority with respect to Taxes arising out of, relating to or in respect of the Business or the Transferred Assets for any Pre-Closing Tax Period and (B) all VAT credits, refunds, or reclaim rights held by Seller or any of its Affiliates on the Closing Date;

(xi) Real Property. Each of the following: (A) any real property and any buildings, improvements and fixtures thereon (other than the Transferred Real Property); and (B) any leasehold interests, including any prepaid rent, security deposits and options to renew or purchase in connection therewith, of Seller or any of its Affiliates (other than the Transferred Real Property Leases);

(xii) Intellectual Property. Except for Transferred IP, all other IP Rights;

(xiii) Domain Names. All Internet domain names other than those set forth on Schedule 9.1(a)(viii); and

(xiv) Excluded IT Systems. All property in the nature of databases, software programs, computer hardware, source code and object code owned or licensed by Seller or any of its Affiliates, in each case that is not otherwise specifically set forth on Schedule 9.1(a)(ix).

Annex 9.1(b) - 2

Annex 9.1(c)

Assumed Liabilities

The Assumed Liabilities consist of any and all liabilities and obligations of Seller or any of its Affiliates arising out of, relating to or otherwise in any way in respect of the Business or any Transferred Asset, whether known or unknown or accrued or contingent at the Closing, whether presently existing or arising after the Closing, other than and subject to the Excluded Liabilities, including the following liabilities and obligations:

(i) Accounts Payable. All accrued receipts and accounts payable arising out of or relating to the operation or conduct of the Business after the Closing Date;

(ii) Transferred Contract Liabilities. All liabilities and obligations that accrue after the Closing Date arising out of or relating to the Transferred Contracts, but excluding those in respect of the Pre-Closing Accounts Payable; provided, however, that the Shared Contracts shall be subject to the provisions of Section 4.5;

(iii) Taxes and Transfer Taxes. (A) All Taxes arising out of or relating to the Business or the Transferred Assets for all Post-Closing Tax Periods and (B) all Transfer Taxes;

(iv) Asset Ownership. All liabilities and obligations that accrue after the Closing Date arising out of or relating to any Transferred Asset or the ownership by Buyer and its Affiliates of any Transferred Asset;

(v) Product Claims. All liabilities and obligations arising from or relating to (A) lawsuits or other claims, regardless of when commenced or made and irrespective of the legal theory asserted, arising from or relating to the design, manufacture, testing, advertising, marketing, distribution or sale of any unit of Product inserted in a patient after the Closing Date, including all liabilities and obligations arising from or relating to (I) warranty obligations, (II) infringement, dilution, misappropriation or other violation of IP Rights, or (III) alleged or actual hazard or defect in design, manufacture, materials or workmanship, including any failure to warn or alleged or actual breach of express or implied warranty or representation, in each case with respect to a unit of Product inserted in a patient after the Closing Date or (B) the return after the Closing of any Product sold prior to or after the Closing;

(vi) Environmental Liabilities. All liabilities and obligations that accrue after the Closing Date in respect of the Transferred Real Property, the Business or any Transferred Asset arising under or relating to any Environmental Law or Hazardous Substances;

(vii) Business Claims. Except as otherwise set forth in this Agreement and except for the matters specifically identified as Excluded Liabilities, all obligations and liabilities in respect of any criminal, civil or administrative suit, action or proceeding, pending or threatened, and claims, whether or not presently asserted, arising out of or relating to the Business or the operation or conduct of the Business after the Closing Date;

(viii) Employment Matters. Excluding in all cases any equity awards or equity-related compensation, all employment, labor, compensation, pension, employee welfare and employee benefits related liabilities, obligations, commitments, claims, losses and other liabilities contained in Contracts with Employees relating to each Employee (or any dependent or beneficiary of any Employee) that (1) arise as a result of an event or events that occur on or after the Closing Date or (2) Buyer or its Affiliates have specifically agreed to assume pursuant to this Agreement (such liabilities, obligations, commitments, claims and losses, the “Transferred Employee Liabilities”);

Annex 9.1(c) - 1

(ix) Liabilities to Suppliers. Liabilities and obligations to suppliers or other third parties, such as licensors, for materials and services, to the extent relating to the Business and ordered in the ordinary course of business on or prior to the Closing Date, but scheduled to be delivered or provided after the Closing Date;

(x) Liabilities to Customers. Liabilities and obligations to customers under purchase orders for Products that have not yet been shipped at the Closing Date; and

(xi) Post Marketing Safety Studies. All Liabilities and obligations arising from or relating to the performance of all Post Marketing Safety Studies that have been initiated, or committed to, by Seller or any Selling Affiliate prior to the Closing Date.

Annex 9.1(c) - 2

Annex 9.1(d)

Excluded Liabilities

The Excluded Liabilities consist of the following liabilities and obligations of Seller or any of its Affiliates other than to the extent they consist of Assumed Liabilities:

(i) Accounts Payable. All accrued receipts and accounts payable arising out of the operation or conduct of the Business before the Closing Date (the “Pre-Closing Accounts Payable”);

(ii) Taxes. All Taxes (other than Transfer Taxes) of the Selling Affiliates arising out of, relating to or in respect of the Business or the Transferred Assets for all Pre-Closing Tax Periods;

(iii) Employment Matters. All employment, labor, compensation, pension, employee welfare and employee benefits related liabilities, obligations, commitments, claims and losses relating to each (A) employee of Seller and its Affiliates, including all former employees of the Business (or any dependent or beneficiary of any such employee), other than the Employees and their dependents and beneficiaries, in each case, that arise out of an event or events that occur at any time and (B) Employee (or any dependent or beneficiary of any Employee) that arise as a result of an event or events that occur prior to the Closing Date, except for any such liabilities, obligations, commitments, claims and losses described in clause (2) of the definition of Transferred Employee Liabilities;

(iv) Agreement Related Liabilities. All liabilities and obligations of Seller and Seller Affiliates under and related to this Agreement and Related Documents including for expenses and fees incidental to the negotiation, preparation, approval or authorization of this Agreement and the Related Documents or consummation of the transaction contemplated by this Agreement and Related Documents;

(v) Liability for Breach. Any obligation or liability of Seller or any Seller Affiliate under any Transferred Contract arising out of a breach or alleged breach thereof that occurred as of or prior to the Closing and any obligation or liability of Seller or any Seller Affiliate under any contract which is not a Transferred Contract, whether or not arising out of a breach or alleged breach thereof;

(vi) Liability for Violation of Laws, etc. Any obligation or liability of Seller or any Seller Affiliate (A) arising by reason of any violation or alleged violation of any Laws or any requirement of any Governmental Authority, (B) arising under any Environmental Laws, including those with respect to the operation of any business or the Transferred Assets (including any properties now or previously owned, leased or occupied by Seller or any Seller Affiliate) or (C) except as set forth in clause (v) of Annex 9.1(c) arising by reason of any breach or alleged breach by Seller or any Seller Affiliate of any Contract or Order, in any such case to the extent that obligation or liability results from or arises out of events, facts or circumstances occurring or existing on or prior to the Closing Date, notwithstanding that the date on which any proceeding or claim related thereto is commenced or made is after the Closing;

(vii) Liability for Injury, etc. Except as set forth in clause (v) of Annex 9.1(c), any obligation or liability of Seller or any Seller Affiliate arising out of the injury or bodily harm or impairment or potential injury or bodily harm or impairment or death of any individual, or damage to or destruction of any property, whether based on negligence, breach of warranty, error or omission, strict liability, enterprise liability or any other legal or equitable theory arising from or related to activities of the Business, to the extent any of those obligations and liabilities result from or arise out of events, facts or circumstances occurring or existing on or prior to the Closing including claims and litigation disclosed in the Seller Disclosure Letter to this Agreement or otherwise disclosed to Buyer, notwithstanding whether the date on which any proceeding or Claim therefor is commenced or made before or after the Closing;

Annex 9.1(d) - 1

(viii) Excluded Asset Liabilities. Each liability, obligation or commitment that relates exclusively to, or that arises exclusively out of, any Excluded Asset, or that arises out of the distribution to, or ownership by, Seller or any of the Selling Affiliates of any Excluded Asset or associated with the realization of the benefits of any Excluded Asset, whether arising before or after the Closing Date; and

(ix) Other Liabilities. Any other obligation or liability of Seller or any Seller Affiliate not expressly assumed by Buyer under this Agreement.

Annex 9.1(d) - 2

Exhibit A

Form of Bill of Sale, Assignment and Assumption

(See Attached)

Exhibit A - 1

Exhibit B

Form of Trademark Assignment

(See Attached)

Exhibit B - 1

Exhibit C

Form of Transition Services Agreement

(See Attached)

Exhibit C - 1

Exhibit D

Form of Trademark License Agreement

(See Attached)

Exhibit D - 1

EXHIBIT A

BILL OF SALE AND ASSIGNMENT AND ASSUMPTION

This BILL OF SALE AND ASSIGNMENT AND ASSUMPTION, is made effective as of [                ][        ], 2017 (this “Agreement”), by and between CooperSurgical, Inc., a Delaware corporation (“Buyer”) and Teva Pharmaceutical Industries Ltd., a company organized under the laws of Israel (“Seller”). Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Asset Purchase Agreement (as defined below).

WHEREAS, Buyer and Seller have entered into that certain Asset Purchase Agreement dated September [•] 2017 (the “Asset Purchase Agreement”), which is incorporated herein by reference, providing for, among other things, the purchase by Buyer of certain assets of Seller;

WHEREAS, the Asset Purchase Agreement provides, among other things, for Seller to sell, convey, transfer and assign to Buyer, and Buyer to purchase and acquire from Seller all of the Transferred Assets, free and clear of all Liens (other than Permitted Liens) and in exchange for the consideration described in the Asset Purchase Agreement including the assumption by Buyer of the Assumed Liabilities; and

WHEREAS, Buyer and Seller now desire to carry out the intents and purposes of the Asset Purchase Agreement by the execution and delivery by Buyer and Seller of this instrument.

NOW THEREFORE, in consideration of the foregoing and the terms and conditions of the Asset Purchase Agreement, the parties hereto agree as follows:

1. Bill of Sale - Transferred Assets. Upon the terms and subject to the conditions set forth herein and in the Asset Purchase Agreement, Buyer hereby purchases and acquires from Seller, and Seller hereby sells, conveys, transfers and assigns, or will cause to be sold, conveyed, transferred and assigned, free and clear of all Liens (other than Permitted Liens), all of Seller’s right, title and interest in, to and under the Transferred Assets, including the Transferred Contracts. Seller hereby covenants to deliver to Buyer such other deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as Buyer and its counsel shall deem reasonably necessary or appropriate to effect, consummate, confirm or evidence the transfer to Buyer of the Transferred Assets and any other transactions contemplated thereby.

2. Assumption of Liabilities. Upon the terms and subject to the conditions set forth herein and in the Asset Purchase Agreement, effective at the Closing, Buyer hereby assumes and agrees to pay, perform and discharge as and when due the Assumed Liabilities.

3. Excluded Assets. Notwithstanding Paragraph 1 hereof, the Transferred Assets shall exclude the Excluded Assets and Seller shall retain all rights, title and interests to the Excluded Assets.

4. Liabilities Not Assumed. Notwithstanding Paragraph 2 hereof, the Assumed Liabilities shall exclude Excluded Liabilities and Seller shall retain all such Excluded Liabilities.

5. No Third Party Beneficiaries. Nothing in this Agreement, whether expressed or implied, is intended or shall be construed to confer upon or give to any person other than the parties hereto and any Indemnified Party, any rights, remedies or other benefits under or by reason of this Agreement.

6. Inconsistent or Conflicting Provisions. If a provision of this Agreement is inconsistent or conflicts with the provisions of the Asset Purchase Agreement, the provisions of the Asset Purchase Agreement shall govern and prevail.

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7. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

8. Governing Law. This Agreement shall be governed and construed by and enforced in accordance with the internal laws of the State of New York, without giving effect to principles of conflicts of laws.

[Remainder of Page Intentionally Left Blank.]

2

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

BUYER:	SELLER:

By:	By:
Name:	Name:
Title:	Title:

By:
Name:
Title:

EXHIBIT B

TRADEMARK ASSIGNMENT

This Trademark Assignment (this “Assignment”) is made effective this [        ] day of [        ], 2017, by and among Teva Women’s Health, LLC, a Delaware limited liability company, and having a principal place of business at 425 Privet Road, Horsham, PA 19044, and Teva Pharmaceuticals USA, Inc., a Delaware corporation, and having a principal place of business at 425 Privet Road, Horsham, PA 19044 (together, “Assignor”), and CooperSurgical, Inc., a Delaware corporation, and having a principle place of business at 75 Corporate Drive, Trumbull, CT 06611 (“Assignee”).

WHEREAS, Assignor possesses certain rights in and to the trademarks, service marks and trade names set forth on Exhibit A attached hereto and incorporated herein by reference (the “Marks”);

WHEREAS, Teva Pharmaceutical Industries Ltd. (“Teva”) and Assignee are parties to that certain Asset Purchase Agreement, dated September [•], 2017 (the “Purchase Agreement”), pursuant to which Teva agreed to cause Assignor to transfer, sell and convey to Assignee certain of the assets of Assignor or its affiliates, including the Marks and the goodwill of the business symbolized thereby;

WHEREAS, Assignor is an affiliate of Teva;

WHEREAS, Assignor now wishes to assign the Marks to Assignee, and Assignee is desirous of acquiring the Marks from Assignor, together with the goodwill of the business symbolized thereby; and

WHEREAS, the execution and delivery of this Assignment is a condition to Closing under the Purchase Agreement.

NOW, THEREFORE, in consideration of the premises set forth above and in the Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

Assignor does hereby sell, assign, convey and transfer unto Assignee and its successors, assigns and legal representatives, Assignor’s entire right, title and interest in and to the Marks, together with the goodwill of the business symbolized thereby and appurtenant thereto, the same to be held and enjoyed by Assignee, its successors, permitted assigns or legal representatives, together with income, royalties, damages or payments due on or after the date hereof, including, without limitation, all claims for damages or payments by reason of infringement or unauthorized use of the Marks, along with the right to sue for past infringements and collect same for Assignee’s sole use and enjoyment.

Assignor does hereby authorize the Director of the United States Patent & Trademark Office, and the empowered official of any country or countries foreign to the United States whose duty it is to record trademark registrations, applications and title thereto, to record the Marks and title thereto as the property of Assignee, its successors, assigns or legal representatives in accordance with the terms of this instrument.

Each of the parties acknowledges and agrees that neither the representations and warranties nor the rights and remedies of the parties under the Purchase Agreement shall be deemed to be enlarged, modified or altered in any way by this Assignment, and, to the extent there shall arise a conflict between any term or condition of this Assignment and any term or condition of the Purchase Agreement, the applicable term or condition of the Purchase Agreement shall control.

Assignee and Assignor also agree that multiple copies of this Assignment may be executed, each of which shall be deemed an original, and each of which shall be valid and binding upon Assignee and Assignor.

[Remainder of page intentionally left blank]

2

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be executed as a sealed instrument by their duly authorized representatives as of the date first written above.

ASSIGNOR: TEVA’S WOMEN’S HEALTH, LLC

By:
Name:
Title:

By:
Name:
Title:

ASSIGNOR: TEVA PHARMACEUTICALS USA, INC.

By:
Name:
Title:

By:
Name:
Title:

ASSIGNEE: COOPERSURGICAL, INC.

By:
Name:
Title:

Signature page to Trademark Assignment

Exhibit A

Marks

COUNTRY	TRADEMARK	OWNER	APPLICATION NO.	APPLICATION DATE	REGISTRATION NO.	REGISTRATION DATE
Canada	PARAGARD	Teva’s Women’s Health, LLC	0612701	10-Aug-88	TMA362791	10-Nov-89

United States of America	PARAGARD	Teva’s Women’s Health, LLC	73710526	10-Feb-88	1505716	27-Sep-88

United States of America	PARAGARD logo B&W	Teva’s Women’s Health, LLC	85952706	6-Jun-13	4594032	26-Aug-14

United States of America	PARAGARD logo in Color	Teva’s Women’s Health, LLC	85952804	6-Jun-13	4594036	26-Aug-14

United States of America	PARAGARD PEER EXPERT EDUCATION RESOURCES in B&W	Teva’s Women’s Health, LLC	87274295	20-Dec-16	N/A	N/A

United States of America	PARAGARD PEER EXPERT EDUCATION RESOURCES in Color	Teva’s Women’s Health, LLC	87274291	20-Dec-16	N/A	N/A

United States of America	PARAGARD WING WOMAN LOGO in B&W	Teva’s Women’s Health, LLC	87050996	26-May-16	5132320	31-Jan-17

United States of America	PARAGARD WING WOMAN LOGO in Color	Teva’s Women’s Health, LLC	87051004	26-May-16	5132322	31-Jan-17

United States of America	NO HORMONES, PLEASE	Teva Pharmaceuticals USA, Inc.	87383060	23-March-17	N/A	N/A

EXHIBIT C

CONFIDENTIAL

[•], 2017

TEVA PHARMACEUTICAL INDUSTRIES LTD

(Teva)

and

COOPERSURGICAL, INC.

(Buyer)

TRANSITION SERVICES AGREEMENT

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8.4	Intellectual Property Rights	19

8.5	Workstream Leads	20

8.6	TSA Steering Committee	20

8.7	Disputes	21

8.8	Governing Law	22

8.9	Jurisdiction	22

8.10	Amendments; Waivers	22

8.11	Representation by Counsel	23

8.12	Headings	23

8.13	Counterparts; Signature Pages	23

8.14	Entire Agreement	23

8.15	Severability	23

8.16	Precedence	24

8.17	Public Statements	24

8.18	Interpretation	24

SCHEDULE 1	SERVICES, SERVICE TERM, SERVICE CHARGES AND CURRENCY

SCHEDULE 2	TRANSITION PLAN

SCHEDULE 3	WORKSTREAM LEADS

ii

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”) is dated as of [ 🌑 ] 2017, by and between Teva Pharmaceutical Industries Ltd., a company organized under the laws of Israel (“Teva”) and CooperSurgical, Inc., a company organized under the laws of the State of Delaware (“Buyer”). Buyer and Teva are sometimes referred to in this Agreement collectively as the “Parties” and individually as a “Party”.

WHEREAS, Buyer and Teva are parties to that certain Asset Purchase Agreement, dated as of [ 🌑 ] 2017 (the “Purchase Agreement”), pursuant to which Buyer has acquired certain assets related to the Business from Teva;

WHEREAS, the Parties have agreed to the provision of certain services by Teva and its Affiliates to Buyer and its Affiliates for a transitional period following the Closing in order to ensure business continuity and to facilitate the separation of the operation of the Business from the operation of the business not related to the Business (the “Retained Business”); and

WHEREAS, Teva therefore agrees to provide, or to cause the provision by its Affiliates of the Services to Buyer or its Affiliates or other Recipients on the terms of this Agreement.

NOW, THEREFORE, in consideration of the above and of the promises and mutual covenants, agreements, and representations contained herein and in the Purchase Agreement and intending to be legally bound, the Parties agree as follows:

1.	DEFINITIONS. Capitalized terms which are not defined herein shall have the meaning given in the Purchase Agreement. The following terms shall, unless the context otherwise requires, have the following meanings, respectively:

1.1	“Agreement” means this Transition Services Agreement;

1.2	“Business Day” shall mean any day that is not (a) a Saturday, (b) a Sunday or (c) any other day on which commercial banks are authorized or required by law to be closed in the City of New York;

1.3	“Buyer” shall have the meaning given in the introductory paragraph;

1.4	“Buyer SteerCo Lead” shall have the meaning given in Clause 8.6(b);

1.5	“Consent” shall have the meaning given in Clause 2.1(e);

1.6	“Disclosing Party” shall have the meaning given in Clause 8.3(a);

1.7	“Dispute” shall have the meaning given in Clause 8.7;

1.8	“Effective Date” means the Closing Date;

1.9	“Erroneously Transferred Data” shall have the meaning given in Clause 2.4(b);

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1.10	“Extended Term” shall have the meaning given in Clause 7.1;

1.11	“Extended Term Markup Percentage” shall have the meaning given in Schedule 4(c).

1.12	“Facilities” means such facilities and sites as are owned or controlled by either Party or such Party’s Affiliates and at which Services will be provided or received pursuant to this Agreement;

1.13	“Force Majeure Event” shall have the meaning given in Clause 4.1;

1.14	“Handling Fee Percentage” shall have the meaning set forth in Schedule 4(a).

1.15	“Indemnitee” shall have the meaning given in Clause 6.3(d);

1.16	“Indemnitor” shall have the meaning given in Clause 6.3(d);

1.17	“Information” shall have the meaning given in Clause 8.3(a);

1.18	“Notice of Dispute” shall have the meaning given in Clause 8.7;

1.19	“Omitted Service” means a service that is not included in Schedule 1 or is not a Transferred Service which (i) was provided by the Seller or a Seller Affiliate to the Business in the 12 month period prior to the date of the Purchase Agreement, and (ii) is necessary to enable the Buyer to conduct the Business in the manner in which it was conducted by the Seller and Seller Affiliates during that 12 month period, and (iii) is a service, or a substantially similar service, that the Buyer cannot readily provide or obtain in a reasonably timely manner on commercially reasonable terms and (iv) the Seller or a Seller Affiliate is able to provide from its own resources;

1.20	“Parties” and “Party” shall have the meanings given in the introductory paragraph;

1.21	“Person” means an individual, a corporation, a general or limited partnership, a limited liability company, an association, a trust, any other legal entity or organization or governmental authority;

1.22	“Personal Data” means information that can reasonably be used to identify a person, such as their name, telephone number, physical address and email address;

1.23	“Proposed Change” shall have the meaning given in Clause 8.6(d);

1.24	“Provider” means whichever of Teva and/or any of its Affiliates is providing the relevant Service(s);

1.25	“Purchase Agreement” shall have the meaning given in the introductory paragraph;

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1.26	“Receiving Party” shall have the meaning given in Clause 8.3(a);

1.27	“Recipient” means Buyer and/or any of its Affiliates designated by Buyer and not reasonably objected to by Provider to receive the Service(s) on Buyer’s behalf;

1.28	“Reference Period” means the twelve (12) months prior to Closing;

1.29	“Representatives” shall have the meaning given in Clause 8.3(c);

1.30	“Required Technology” shall have the meaning given in Clause 2.4(a);

1.31	“Retained Business” shall have the meaning given in the introductory paragraph;

1.32	“Service Charge” means the charge per Service set forth in Schedule 1;

1.33	“Service Charge Percentage” shall have the meaning set forth in Schedule 4(b).

1.34	“Service Term” means the service term specified for each Service as set out in Schedule 1;

1.35	“Services” means the Services specified in Schedule 1;

1.36	“Services IP” shall have the meaning given in Clause 8.4(c);

1.37	“SteerCo Leads” shall have the meaning given in Clause 8.6(b);

1.38	“Term” shall have the meaning given in Clause 7.1;

1.39	“Teva” shall have the meaning given in the introductory paragraph;

1.40	“Teva SteerCo Lead” shall have the meaning given in Clause 8.6(b);

1.41	“Third Party” means any Person other than Teva or its Affiliates, or Buyer or its Affiliates;

1.42	“Third Party Contract” means any agreement with a Third Party relating to, or necessary for, the provision of a Service whether entered into before or after the date of this Agreement;

1.43	“Third Party Supplier” means any Third Party that is a party to a Third Party Contract;

1.44	“Transfer Regulations” means Council Directive 2001/23/EC or local legislation implementing the Council Directive, or similar legislation regarding automatic transfer of employees in jurisdictions outside Europe;

1.45	“Transferred Service” means a service or related activities agreed to be transferred by Seller or a Seller Affiliate to Buyer prior to Closing;

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1.46	“Transition Plan” means a detailed plan prepared by Buyer and mutually agreed to by the Parties as set forth Schedule 2. The Transition Plan shall set forth plans for the transition of the Business and each Service hereunder, including plans to achieve the timely transition of each Service, key milestones, roles and responsibilities and apportionment of costs;

1.47	“TSA Steering Committee” shall have the meaning given in Clause 8.6(a);

1.48	“Work Product IP” shall have the meaning given in Clause 8.4(b);

1.49	“Working Hours” means 9am to 5pm on a Business Day;

1.50	“Workstream” means each of the individual functional workstreams, namely: [ 🌑 ][1]; and

1.51	“Workstream Lead” means the responsible functional leads appointed by a Party for each Workstream as identified in Schedule 3.

2.	THE SERVICES

2.1	Provision of the Services.

(a)	Services. In consideration of the payment of the Service Charges and other amounts set forth herein, Provider shall provide or cause to be provided the Services to Recipient in accordance with and subject to the terms and conditions set forth in this Agreement.

(b)	Compliance with Applicable Law, etc. Each Party shall comply in all material respects at all times with all applicable Laws and requirements and directions of applicable Governmental Authorities to the extent relevant to the provision or receipt (as applicable to such Party) of a Service.

(c)	Changes to Services. The Parties agree and acknowledge that the scope or characteristics of the Services may change in accordance with the procedure set out in Clause 8.6(d) during the Term as Recipient completes its transition from dependence on Provider for the Services to operational independence. Without limiting the foregoing, in the event that any of the Services are reasonably required to be modified in terms of content, manner of provision or otherwise (including the Service Charges therefor) due to applicable Law or the requirements and directions of applicable Governmental Authorities, including related to the Closing or the transactions contemplated by the Purchase Agreement, the Parties shall negotiate in good faith to implement such modifications and will enter into an amendment to this Agreement, including Schedule 1, to reflect such modifications.

[1]	Note to Draft: Workstreams to be completed once service schedules are finalized.

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(d)	Service Charges. Subject to the other provisions of this Agreement, Recipient shall pay to Provider for each Service (i) the Service Charge for that Service; (ii) all amounts payable under Third Party Contracts to the extent applicable to the provision or receipt of the Services plus a handling fee of the Handling Fee Percentage of such amounts; (iii) all other costs, expenses and other amounts incurred by Provider in obtaining any equipment, hardware, software or services as part of the provision of the Services; and (iv) all other amounts agreed to by the Parties in writing. The Parties acknowledge that the Service Charges are based on the total costs incurred by Teva in providing such Service prior to both the Closing and the separation of the Business from the Retained Business. The Parties agree that in the event that Provider’s total costs of providing all of the Services in the aggregate or any Service individually over the preceding three (3) months exceeds the aggregate Service Charge for Services or the individual Service Charge for such Service, as applicable, over such period by the Service Charge Percentage or more, a Party may refer such shortfall to the TSA Steering Committee for a prompt, good faith adjustment to the relevant Service Charge on a going-forward basis, along with a one-time true-up payment from Recipient to enable Provider to recoup its shortfall relating to the time period at issue.

(e)	Consents. It is the understanding of the Parties that, except as set forth in Schedule 2.3 of the Purchase Agreement, any waivers, permits, consents or similar approvals from any third parties (including Third Party Suppliers) or Governmental Authorities (any such waiver, permit, consent or similar approval being, a “Consent”) that are necessary for Provider to perform or Recipient to receive the Services have been obtained prior to the Effective Date. If any Consent has not been obtained prior to the Effective Date or has been so obtained but is later terminated or revoked by such Third Party or Governmental Authority, the Parties shall work together in good faith to obtain or achieve the reinstatement of such Consent or to agree upon a commercially reasonable alternative arrangement in respect of such Service to the maximum extent possible; provided, however, that, pending obtaining or achieving reinstatement of such Consent or agreement on such alternative arrangement, Provider shall (subject to Clause 2.1(b)), for a period not to exceed three (3) months, use commercially reasonable efforts to implement reasonable and lawful arrangements designed to provide Recipient with the benefits of such Service as if the appropriate Consent had been obtained; provided, further, that any reasonable costs and expenses incurred by either Party in connection with obtaining or achieving the reinstatement of such Consent, or the implementation of any such alternative arrangement with respect to any such Consent not obtained prior to the Effective Date shall be borne by Recipient.

(f)	Third Party Contracts. Recipient agrees to comply with the terms of all Third Party Contracts. In the event Provider passes on to Recipient the benefit of any remedies (including any applicable service level credits), warranties, representations, indemnities and undertakings given in such Third Party Contract and such pass through of benefits results in any costs to Provider, such costs shall be added to the Service Charge for such Service and itemized on the relevant invoice(s) in accordance with Clause 3.1(a).

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(g)	Transition of Services. Recipient acknowledges the transitional nature of the Services. Accordingly, as promptly as practicable following the date hereof, Recipient agrees to use commercially reasonable efforts to make a transition of each Service to its own internal organization or to obtain alternative third-party sources to provide the Services and in each case in accordance with the Transition Plan. Provider and Recipient each agree to use commercially reasonable efforts to take or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective such transition of Services in accordance with this Agreement. If requested by Recipient, Provider shall, for a period not to exceed three (3) months, assist, and shall use commercially reasonable efforts to cause any third-party provider of Services to assist, Recipient in connection with the transition of the performance of Services by Provider to the performance of such Services by Recipient, which may include reasonable assistance with the transfer of records, migration of historical data, the transition of any such Service from the systems of Provider to the systems of Recipient and cooperation with and assistance to any third-party consultants engaged by Recipient in connection with such transition. To the extent that, at the expiry of the Term, Recipient will require an agreement with any third-party provider used by Provider to provide Services, Provider will, for a period not to exceed three (3) months, use commercially reasonable efforts to assist Recipient to obtain terms and conditions, including pricing terms, substantially similar to those received from such service providers by Provider or an Affiliate of Provider prior to the Effective Date for Recipient’s benefit, taking into account the need to minimize the cost of such migration and the disruption to the ongoing business activities of the Parties and their Affiliates; provided, however, if Recipient is unable to obtain equivalent terms and conditions, such inability shall not require Provider to provide the Services following expiry of the Term. Recipient shall also be responsible for any reasonable out-of-pocket costs incurred by Provider in rendering all such assistance.

(h)	Excused Performance. To the extent that Provider is prevented from or delayed in providing or causing the provision of any Service by any act or failure to act of Recipient or any Affiliate of Recipient, Provider shall promptly notify Recipient’s SteerCo Lead in writing in reasonable detail and shall not be liable for such prevention from or delay in the provision of the affected Service.

2.2	Omitted Service.

(a)	If within sixty (60) days after the date of this Agreement, the Buyer discovers any Omitted Service, the Buyer may notify the Seller of the Omitted Service and request that the Seller provide the Omitted Service as an additional Service under this Agreement. Such notice shall include Buyer’s requested duration for each such Omitted Service.

(b)	Within seven Business Days of receiving that notice, the Seller shall notify the Buyer of the amount of the Service Charge and all other amounts contemplated in Clause 2.1(d), which shall be determined as contemplated in Clause 2.1(d), for Seller or a Seller Affiliate to provide the Omitted Service and Seller’s proposed duration for each such

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Omitted Service. If the Buyer does not respond to the Seller’s notice within five Business Days of receiving it, the Buyer shall be deemed to have elected not to receive that service. If the Buyer notifies the Seller within that five Business Day period that it wants the Seller to provide the Omitted Service, then:

(i)	Schedule 1 shall be amended to add the Omitted Service and corresponding Service Charge and other fees and Service Term; and

(ii)	the Seller shall provide the Omitted Service to the Buyer as soon as reasonably practicable.

(c)	The Buyer shall pay the Seller or a Seller Affiliate for the Omitted Service the Service Charge and other amounts for that Omitted Service determined consistent with Clause 2.1(d), including the amounts quoted by the Seller in the Seller’s notice.

2.3	Cooperation. Subject to the other provisions of this Agreement, Provider and Recipient agree to reasonably cooperate with each other in all matters relating to the provision and receipt of the Services. Subject to Clause 2.4, each Party shall, and shall cause its applicable Affiliates to, make available on a timely basis to the other Party all information and materials requested by the other Party to the extent reasonably necessary for the purposes of providing and receiving the Services in accordance with this Agreement and the Purchase Agreement.

2.4	Facilities and Access to Facilities. To the extent that the performance or receipt of Services requires either Party or its Affiliates, or on their behalf designees or subcontractors not reasonably objected to by the controlling Party, to have access to the controlling Party’s Facilities during the Term:

(a)	the Party which owns or controls such Facility shall permit or shall cause its relevant Affiliate which owns or controls such Facility to permit (for the purposes of this Clause 2.3 the “controlling Party”) the other Party or its relevant Affiliate, designee or subcontractor (for the purposes of this Clause 2.3 the “accessing Party”) to access and use the relevant Facility, to the extent reasonably necessary to provide or receive the Services in accordance with the terms of this Agreement (for the purposes of this Clause 2.3 “Access”), during Working Hours and at such other times as are reasonably required, to the extent permitted by the controlling Party’s leases, to the extent affecting or relating to the Facilities and as communicated to the accessing Party. Notwithstanding the foregoing, where required by a Governmental Authority, each Party shall give the other Party or representatives of the relevant Governmental Authority access to the relevant premises in the manner and to the extent required by the relevant Governmental Authority;

(b)	controlling Party may reasonably refuse to admit to its Facilities any employee or other personnel of accessing Party whose admission would, at the sole discretion of controlling Party cause (or be reasonably likely to cause) (i) a security and/or health and safety risk; or (ii) the controlling Party to be in breach of applicable Law; and

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(c)	accessing Party shall or shall cause its Affiliates to Access such Facilities in accordance with all applicable Laws, the directions of any Governmental Authority, the terms and conditions of the controlling Party’s leases affecting or relating to the Facilities as the terms of any such leases are communicated in writing or have otherwise been made accessible to the accessing Party in advance to accessing Party, controlling Party’s policies and procedures as such policies and procedures are communicated in writing or have otherwise been made accessible in advance to accessing Party from time to time and controlling Party’s reasonable directions from time to time (including directions relating to security and health and safety) and shall keep the Facilities in good order and not commit or permit waste or damage to the same, shall not make any changes or improvements to the Facilities without controlling Party’s prior written consent and shall permit controlling Party and its employees, agents and representatives to enter the Facilities at any time and for any purpose.

2.5	Security.

(a)	Access to Required Technology. To the extent that the performance of Services requires Provider to have access to Recipient’s internal IT systems (including third-Person services, e-mail and access to computer networks, database and equipment) owned, licensed, leased or used by Recipient (“Required Technology”), Recipient shall provide reasonable access to such Required Technology in accordance with applicable Law and subject to the security, use, virus protection, disaster recovery and confidentiality policies and procedures (including physical security, network and system access, internet security, confidentiality and processing of Personal Data and security guidelines and procedures) in effect by Recipient with respect to its own internal IT systems as of the date hereof. Provider shall, and shall cause its personnel having access to the Required Technology to (i) comply with all of Recipient’s security policies that are applicable to the provision of any Service or access to any Facility, networks and systems; (ii) not tamper with, compromise or circumvent any security or audit measures employed by Recipient whose Required Technology is being accessed; and (iii) ensure that only those users who are specifically authorized by Recipient gain access to the Required Technology. The rights of access to the Required Technology granted hereunder shall be restricted to user access only, and shall not include privileged or higher level access rights or rights to functionality. Other than as specifically permitted under this Agreement, no Person shall have any rights of access to the other Party’s Required Technology or internal IT systems.

(b)	Erroneous Data Transfer. To the extent that Provider transfers, provides, or allows Recipient to access any data (including any Personal Data, test results, R&D laboratory information assets, financial information, clinical data, business and sales data, adverse event data, customer data, new product information, manufacturing information and documentation, investigation information, batch records, human resources information, government pricing, dossier information, regulatory information or information relating to data)

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that was not intended to be transferred, provided or made accessible to Recipient either due to an error by Provider or because such data was not or could not reasonably be separated or otherwise removed from any data or database to which Recipient was being provided access in order to receive the Services (“Erroneously Transferred Data”), then following the earlier of (i) the date that Recipient receives written notice of such Erroneously Transferred Data; or (ii) the date it becomes reasonably apparent to Recipient that it has been transferred, received or been provided access to such Erroneously Transferred Data, Recipient shall (A) treat such Erroneously Transferred Data as Information for purposes of Clause 8.3; (B) not use or disclose such Erroneously Transferred Data for any purpose; and (C) promptly, at Provider’s request, subject to any automatic electronic archiving system, delete such Erroneously Transferred Data and/or, at Provider’s discretion, provide a copy of such Erroneously Transferred Data to Provider in a form reasonably satisfactory to Provider.

2.6	Service Quality.

(a)	Service Level. Subject to the other provisions of this Agreement, Provider shall itself or through its subcontractors use commercially reasonable efforts to provide the Services with a standard of care and skill and in a manner and quality which is in no event inferior to the manner and quality in which services equivalent to such Services were provided to the Business or performed during the Reference Period, except as may otherwise be expressly provided in Schedule 1.

(b)	Independent Contractor Status. Provider shall act under this Agreement solely as an independent contractor and not as an agent, employee or joint venture counterparty of Recipient. All employees and representatives of Provider or its subcontractors providing the Services shall be under the direction, control and supervision of Provider (and not of Recipient), and Provider shall have the sole right to exercise all authority with respect to such employees and representatives and in no event shall such employees and representatives be deemed to be employees or agents of Recipient. Neither Party shall bind, or attempt to bind, the other Party hereto to any contract or the performance of any other obligation, or represent to any third Person that it is authorized to enter into any contract or binding obligation on behalf of the other Party hereto.

(c)	Uses of Services. Recipient shall not resell any Services to any Person (other than an Affiliate) whatsoever or permit the use of any Services by any Person (other than an Affiliate) other than in connection with Recipient’s operation of the Business in substantially the same manner as conducted during the Reference Period.

(d)	No Violation of Laws. Neither Provider nor any Third Party service providers shall be required to provide all or any part of any particular Service to the extent that providing such Service, according to written advice of counsel, would require Provider to violate any applicable Laws. In such case, Provider shall use its commercially reasonable efforts to arrange for an alternative method of delivering such Service that does not violate any applicable Laws and that effectuates the intent of this Agreement with respect to such Service to the maximum extent possible under applicable Law. Recipient shall bear the costs for such alternative methods.

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2.7	Subcontractors. Teva may elect to appoint one or more Affiliates or Third Parties as a subcontractor for the purpose of performing some or all of the Services hereunder.

2.8	No Legal, Tax or Other Advice. Notwithstanding anything to the contrary herein or in Schedule 1, Recipient acknowledges that any input or information provided by Provider in connection with the Services does not constitute accounting, tax, legal, compliance or risk management advice.

3.	CHARGES, INVOICING AND PAYMENT

3.1	Payment.

(a)	Recipient shall pay Provider the Service Charges and all other amounts set forth in Clause 2.1(d) in accordance with this Agreement for all Services actually provided pursuant to this Agreement. Except as otherwise expressly set forth in Schedule 1 (i) Provider shall invoice Recipient or its nominated Affiliate on a monthly basis in arrears for the Service Charges and all other applicable amounts attributable to Services provided during the preceding month, with such invoice being sent by Provider to Recipient no later than fifteen (15) Business Days after the first (1st) Business Day of the month immediately following such preceding month; (ii) each such invoice shall set forth in reasonable detail a description of such Services and the Service Charge and other applicable amounts therefor and shall be payable in the currency of such Service Charge as set forth on Schedule 1, by bank transfer within thirty (30) days following the date of receipt by Recipient or Recipient’s nominated Affiliate; and (iii) subject to Clause 3.1(b), any amount not paid by the thirtieth (30th) day after Recipient or Recipient’s nominated Affiliate’s receipt of such invoice shall be subject to late charges at the rate of One-Year LIBOR (as published in the Wall Street Journal, Eastern Edition, on the due date) plus two percent (2%) from the due date until the date on which such amount is paid. Additionally, if any undisputed amount of an invoice is not paid within ten (10) Business Days after Recipient receives an additional notice from Provider that Provider will suspend the Services if Recipient fails to pay that undisputed amount, Provider may suspend the Services until that undisputed amount and applicable late charges are paid.

(b)	Recipient may not deduct, set-off, counterclaim or otherwise withhold any amount owed to it by Provider under this Agreement, the Purchase Agreement or any of the Ancillary Agreements or other agreement (on account of any obligation owed by Provider or any Affiliate of Provider, whether or not such obligation has been finally adjudicated, settled or otherwise agreed upon in writing) against the charges payable or against the expenses owed by Recipient to Provider pursuant to this Agreement; provided, however, that notwithstanding the foregoing, in the event Recipient disputes in good faith any amount on an invoice, Recipient shall notify Provider in writing within ten (10) Business Days after Recipient’s or Recipient’s nominated Affiliate’s

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receipt of such invoice and shall describe in detail the reason for disputing such amount, and will be entitled to withhold such amount during the pendency of the dispute. The provisions of Clause 8.7 shall apply with respect to any disputed amount. The Parties will use good faith efforts to resolve any dispute regarding payments owed by Recipient as soon as reasonably practicable. Upon resolution of the dispute, to the extent it is resolved that Recipient still owes Provider some or all of the amount withheld, it shall promptly pay such applicable amount to Provider, together with any applicable interest payment calculated in accordance with Clause 3.1(a). Notwithstanding the foregoing, Recipient shall timely pay all undisputed portions of each invoice in the manner set forth in Clause 3.1(a).

3.2	Sales Taxes and Withholding Taxes.

(a)	Any Sales Taxes will be payable by Recipient to Provider in accordance with Clause 3.1. The Service Charges do not include Sales Taxes, which will be separately stated on the relevant and valid invoice to Recipient to the extent required by applicable Law. Provider shall be responsible for the remittance of all such Sales Taxes to the applicable Tax Authority to the extent required by applicable Law. Provider or Provider’s nominated Affiliate shall timely prepare and file all tax returns required to be filed with any Tax Authority with respect to such Sales Taxes and, in the case of value-added taxes, timely provide Recipient with valid value-added tax invoices, in each case to the extent required by applicable Law. Recipient shall cooperate with Provider in the preparation and filing of any such tax returns and other documentation, in accordance with applicable Law. The Parties and their respective Affiliates shall cooperate to eliminate or minimize the amount of any such Sales Taxes imposed on the transactions contemplated in this Agreement. If Recipient provides Provider with a valid and applicable exemption certificate, or other equivalent valid documentation exempting Recipient from any such Sales Taxes, reasonably satisfactory to Provider, then Provider shall to the extent permitted under applicable Law not charge Recipient for such exempted Sales Taxes. Recipient is not responsible for any penalties or interest related to the failure of Provider to collect such Sales Taxes if not included on a valid invoice or the failure to remit such Sales Taxes to the proper tax authority. If Provider receives a refund of any Sales Taxes collected from Recipient, whether in the form of cash, credit or other similar offset, Provider shall credit or refund the amount to Recipient within a reasonable period of time.

(b)	Any and all payments made hereunder, or otherwise for Services provided pursuant hereto, shall be made without deduction of, for or on account of withholding Taxes, except to the extent required by applicable Law. If any applicable Law requires the deduction or withholding of any Tax from any such payments, then Recipient or Provider, as applicable, shall be entitled to withhold the required amounts and shall timely pay such withheld amounts over to the applicable Tax Authority in accordance with the requirements of applicable Law, and, except in the case of any Sales Tax (which amount shall continue to be due and payable to Provider), any amount so withheld and paid over shall be treated as having been paid to the other Party, and Recipient or Provider, as applicable, shall not be required to pay any additional amount as a result of or in respect of such withholding; provided, that prior to making any deduction or withholding from any payment under this Agreement, Recipient or Provider, as applicable, shall provide reasonable prior written notice to Recipient or

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Provider, as applicable, of the amounts subject to deduction or withholding and provide to the other Party a reasonable opportunity to furnish forms, certificates or other items that would reduce or eliminate such deduction or withholding; provided, further, that the Parties shall reasonably cooperate and assist one another to minimize any such deduction or withholding. Each Party shall provide the other Party, as applicable, in a timely manner, with documentation evidencing payment to the applicable Tax Authority of any amounts so withheld and in the form and manner required by applicable Law to allow the relevant Party to recover the amount withheld to the extent allowable by applicable Law. If Recipient or Provider, as applicable, receives a refund of any withheld taxes, whether in the form of cash, credit or other similar offset, such Party shall credit or refund the amount to the other Party within a reasonable period of time.

4.	FORCE MAJEURE

4.1	Excusing Performance. Neither Party shall be liable for the failure to perform its obligations under this Agreement to the extent such failure is due to events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of government or regulatory authorities, or acts of God (a “Force Majeure Event”).

4.2	Notice of Force Majeure Event. A Party claiming a right to be excused from performance under Clause 4.1 shall immediately notify the other Party in writing of the extent of its inability to perform, which notice shall specify the Force Majeure Event and the estimated likely period of time during which its performance will be affected.

4.3	Resumption. A non-performing Party as a result of a Force Majeure Event shall use commercially reasonable efforts, at its own expense, to eliminate the Force Majeure Event and to resume performance as soon as practicable.

5.	PERSONNEL

5.1	No Secondment. For the avoidance of doubt, Provider is not under any obligation to second or procure the secondment to Recipient of any employee or other personnel in connection with the provision of the Services. The Parties agree that such individuals providing Services are employees, contract employees or secondees of the Provider or its respective Affiliates.

5.2	Application of the Transfer Regulations. The Parties acknowledge and agree that they do not expect the Transfer Regulations to apply to the commencement, provision or termination of all or any of the Services of this Agreement.

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6.	LIABILITY

6.1	Exclusions from Liability. EXCEPT TO PROVIDE INDEMNIFICATION UNDER CLAUSE 6.3 WITH RESPECT TO THIRD PARTY CLAIMS, AND EXCEPT IN CASES OF FRAUD OR WILLFUL MISCONDUCT BY A PARTY OR ITS AFFILIATES OR BREACH OF CLAUSE 8.3, IN NO EVENT SHALL EITHER PARTY OR THE AFFILIATES OF SUCH PARTY BE LIABLE TO THE OTHER FOR SPECIAL, INDIRECT, MULTIPLE, PUNITIVE, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES, OR FOR LOST PROFITS OR REVENUES OR INCOME, BUSINESS INTERRUPTIONS, DIMINUTION IN VALUE OR LOSS OF BUSINESS OPPORTUNITY ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR AS A RESULT OF ANY ACTIVITIES OR NON-PERFORMANCE HEREUNDER, REGARDLESS OF WHETHER ARISING FROM BREACH OF CONTRACT, WARRANTY, TORT, STRICT LIABILITY OR OTHERWISE, EVEN IF SUCH PARTY IS ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE OR IF SUCH LOSS OR DAMAGE COULD HAVE BEEN REASONABLY FORESEEN.

6.2	Limitation of Liability. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AND EXCEPT WITH RESPECT TO A CLAIM ARISING OUT OF FRAUD OR WILLFUL MISCONDUCT OR IN THE EVENT OF A BREACH OF A PARTY’S OBLIGATIONS UNDER CLAUSE 2.4 OR 8.3 OR FOR A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER CLAUSES 6.3(a)(i) AND 6.3(b)(i) (WHICH, FOR CLARITY, IS LIMITED TO THIRD PARTY LOSSES), THE AGGREGATE LIABILITY OF EITHER PARTY UNDER THIS AGREEMENT IN CONNECTION WITH A CERTAIN SERVICE SHALL BE LIMITED TO AN AMOUNT EQUAL TO THE AMOUNTS PAID OR PAYABLE TO TEVA FOR SERVICE CHARGES UNDER THIS AGREEMENT DURING THE PRECEDING TWELVE (12) MONTHS FOR SUCH SERVICE.

6.3	Indemnities.

(a)	Recipient hereby agrees, at all times during the term of this Agreement and thereafter, to fully indemnify Provider and its Affiliates, and any of its and their respective shareholders, owners, officers, directors, employees, agents and representatives against, and defend and hold such Persons harmless from, any and all Losses claimed by a Third Party arising from or in connection with (i) the gross negligence, Fraud or willful misconduct by Recipient or any of its Affiliates or any of its and their respective shareholders, owners, officers, directors, employees, agents and representatives, in each case related to the receipt of Services under this Agreement; or (ii) any breach by Recipient of any of its covenants, agreements or obligations under this Agreement, in each case of the foregoing clauses (i) and (ii) subject to Clause 6.2 and except to the extent of those Losses which Provider has an obligation to indemnify pursuant to Clause 6.3(b), as to which Losses each Party shall indemnify the other to the extent of its liability for such Losses.

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(b)	Provider hereby agrees at all times during the term of this Agreement and thereafter, to fully indemnify Recipient and its Affiliates, and any of its and their respective shareholders, owners, officers, directors, employees, agents and representatives against, and defend and hold such Persons harmless from, any and all Losses claimed by a Third Party arising from or in connection with (i) the gross negligence, Fraud or willful misconduct by Provider or any of its Affiliates, and any of its and their respective shareholders, owners, officers, directors, employees, agents and representatives, in each case related to the provision of or failure to provide any Services under this Agreement; or (ii) any breach by Provider of any of its covenants, agreements or obligations under this Agreement, in each case of the foregoing clauses (i) and (ii) subject to Clause 6.2 and except to the extent of those Losses which Recipient has an obligation to indemnify pursuant to Clause 6.3(a), as to which Losses each Party shall indemnify the other to the extent of its liability for such Losses.

(c)	No right of indemnification shall exist under the Purchase Agreement for claims arising out of the performance of this Agreement, it being the intent of the Parties that such claims shall be solely governed by the provisions of this Agreement.

(d)	Either Party (the “Indemnitee”) intending to claim indemnification under this Clause 6.3 shall notify the other Party (the “Indemnitor”) promptly in writing of any action, claim or liability in respect of which the Indemnitee believes it is entitled to claim indemnification, provided that the failure to give timely notice to the Indemnitor shall not release the Indemnitor from any liability to the indemnitee except to the extent the Indemnitor is actually and materially prejudiced thereby. The Indemnitor shall have the right, by notice to the indemnitee, to assume the defense of any such action or claim within the thirty (30) day period after the Indemnitor’s receipt of notice of any action or claim with counsel of the Indemnitor’s choice and at the sole cost of the Indemnitor. If the Indemnitor so assumes such defense, the indemnitee may participate therein through counsel of its choice, but at the sole cost of the indemnitee. The Party not assuming the defense of any such claim shall render all reasonable assistance to the Party assuming such defense, and all reasonable out-of-pocket costs of such assistance shall be for the account of the Indemnitor. No such claim shall be settled other than by the Party conducting the defense thereof, and then only with the consent of the other Party (not to be unreasonably withheld, delayed or conditioned); provided that the Indemnitee shall have no obligation to consent to any settlement of any such action or claim which imposes on the Indemnitee any liability or obligation that cannot be assumed and performed in full by the Indemnitor, and the Indemnitee shall have no right to withhold its consent to any settlement of any such action or claim if the settlement involves only the payment of money by the Indemnitor or its insurer and includes a full release of claims with respect to the Indemnitee.

6.4	Representations. Each Party represents and undertakes to the other Party that as of the Effective Date (a) it has the capacity and authority to enter into this Agreement; (b) the Persons entering into this Agreement on its behalf have been duly authorized to do so; and (c) this Agreement and the obligations created hereunder are binding upon it and enforceable against it in accordance with their terms (subject to applicable principles of equity) and do not and will not violate the terms of any other agreement, or any judgment or court order, to which it is bound.

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6.5	Exclusion of Warranties. EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS, STATEMENTS, COVENANTS OR WARRANTIES WITH RESPECT TO THE SERVICES, WHETHER EXPRESS OR IMPLIED, AND ALL IMPLIED WARRANTIES, INCLUDING THOSE RELATING TO MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY DISCLAIMED.

7.	TERM & TERMINATION

7.1	Term of Services. This Agreement and the provision of Services shall commence on the Effective Date and each Service shall terminate (subject to any earlier termination pursuant to Clause 7.2) automatically at 11:59 p.m. New York City time, on the last day of the applicable Service Term (the period between the Effective Date and the last to expire of the Service Terms and Extended Terms being the “Term”). If Recipient wishes to extend any Service Term, it shall provide written notice of such request to the TSA Steering Committee no later than thirty (30) days prior to the otherwise applicable expiration date for such Service Term, which request shall be considered by the TSA Steering Committee in accordance with Clause 8.6 (an “Extended Term”); provided that, for any Extended Term, Teva may increase the Service Charge for such Service by the Extended Term Markup Percentage. This Agreement shall expire at the end of the Term.

7.2	Termination. Except as otherwise expressly set forth in Schedule 1, this Agreement may be terminated as follows (a) Recipient may, without penalty, in its sole discretion terminate or reduce the scope of any Service or terminate this Agreement as a whole with or without cause, upon thirty (30) days’ prior written notice of termination or reduction; (b) Provider may terminate, without prejudice to any other rights or remedies Provider may have, any one or more Services or this Agreement if Recipient fails to pay any undisputed invoices it owes under this Agreement when due and ten (10) days have elapsed following written notice from Provider of such non-payment without cure thereof; and (c) either Party may immediately terminate, without prejudice to any other rights or remedies such Party may have, any one or more Services or this Agreement if any of the following occurs (i) the other Party commits a material breach of this Agreement (except to the extent excused due to a Force Majeure Event pursuant to Clause 4, as applicable), and such breach is either not capable of being cured or is not cured within thirty (30) days after notice of breach is given by the non-breaching Party; (ii) if the other Party commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect or seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or makes a general assignment for the benefit of creditors or takes any corporate action to authorize any of the foregoing; or (iii) if any event equivalent or similar to any event in (ii) occurs under the Law of any jurisdiction.

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7.3	Effect of Termination of a Service. Upon any termination or reduction of any Service pursuant to Clause 7.2 and (a) subject to any rights or obligations which have accrued prior to termination, neither Party shall have any further obligation to the other Party in respect of the part or parts of this Agreement which have been terminated; (b) any licenses or sub-licenses granted under Clause 8.4(d) shall immediately cease in relation to the terminated Services; (c) Provider shall promptly return to Recipient any of Recipient’s equipment and materials containing Recipient’s Information that are in Provider’s possession or control and that are not required for use in connection with any non-terminated Services; (d) Recipient will promptly return to Provider any of Provider’s equipment and, subject to any automatic electronic archiving system, materials (including any documentation) containing Provider’s Information that are in Recipient’s possession or control and that are not required for use in connection with any non-terminated Services; and (e) Recipient’s obligation to pay Provider for such Service will cease or reduce commensurately, provided that Recipient shall pay for any non-cancellable costs of third parties engaged by Provider or other costs reasonably incurred by Provider as a result of the termination or reduction of the relevant Service prior to the expiry of any Service Term or Extended Term (provided that Provider shall use commercially reasonable efforts to minimize the existence and amount of any such liability or costs) in connection with such Service and in accordance with this Agreement. Except as set forth in this Clause 7.3, no such termination or reduction of any Service will in any way affect Provider’s obligation to provide or make available any other Service provided or required pursuant to this Agreement or Recipient’s obligation to pay for the same, all in accordance with the terms of this Agreement. Termination of a Service shall not relieve Provider from any obligation hereunder to provide (or if applicable, to cause the provision of) any remaining Services.

7.4	Effect of Termination of Agreement . In the event of a termination of this Agreement, Provider shall be entitled to all undisputed outstanding amounts due from Recipient for the provision of Services rendered prior to the date of termination and, upon resolution of any disputed amounts in accordance with Clause 8.7 in favor of Provider, such disputed amounts.

7.5	Survival of Terms. The following terms will survive the termination or expiry of this Agreement for any reason (together with any other term that by its nature is intended to survive termination): Clauses 2.5(b) (Erroneous Data Transfer), 3.2 (Sales Taxes and Withholding Taxes), 6 (Liability), 7 (Term and Termination), 8.1 (Notices), 8.3 (Confidentiality), 8.4(a) (Retained Rights), 8.4(b) (Work Product IP), 8.4(c) (Services IP), 8.5 (Workstream Leads), 8.7 (Disputes), 8.8 (Governing Law), 8.9 (Jurisdiction), 8.12 (Headings), 8.10 (Amendments, Waivers), 8.14 (Entire Agreement), 8.15 (Severability), 8.16 (Precedence), 8.17 (Public Statements) and 8.18 (Interpretation).

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8.	MISCELLANEOUS

8.1	Notices . All notices, requests and other communications to any Party hereunder shall be in writing (including electronic transmission) and shall be given:

If to Teva:

Teva Pharmaceutical Industries Ltd.

425 Privet Road

Horsham, PA 19044

Attention: Ira Schreger, Sr. Vice President and General Counsel, Transactions

Telephone: 215-591-3000

E-mail: ira.schreger@tevapharm.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: Kingsley Taft, H. David Henken and Gregg Katz

Telephone: (617) 570-1222, (617) 570-1672 and (617) 570-1406

E-mail: ktaft@goodwinlaw.com, dhenken@goodwinlaw.com and gkatz@goodwinlaw.com

If to Buyer:

CooperSurgical, Inc.

75 Corporate Drive

Trumbull, CT 06611

Attention: Robert D. Auerbach, M.D., FACOG, Executive Vice President, Chief Strategy Officer and Chief Medical Officer and Graceann Pisano, Corporate Counsel

Telephone: 203 601 5200

E-mail: robert.auerbach@coopersurgical.com, graceann.pisano@coopersurgical.com and Rachel.augustine@coopersurgical.com with a copy to (which shall not constitute notice):

Carter Ledyard & Milburn LLP

2 Wall Street

New York, NY 10005

Attention: David I. Karabell (212 238 8852) and Bryan Hall (212 238 8894)

Telephone: 212 732 3200

E-mail: karabell@clm.com and hall@clm.com

or such other address or e-mail address as such Party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

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8.2	Assignment. Neither Party may assign this Agreement or any of its rights or obligations hereunder except with the written consent of the other Party. Notwithstanding the foregoing provisions of this Clause 8.2, Buyer may assign this Agreement without Teva’s written consent to an Affiliate and Teva may assign this Agreement without Buyer’s prior written consent (a) in whole or on a Service-by-Service or Product-by-Product or Product-by-country basis to any of its Affiliates; or (b) in whole to a buyer of all or substantially all of its assets to which this Agreement relates (whether by merger, stock sale, asset sale or otherwise).

8.3	Confidentiality.

(a)	Prior to this Agreement and in the course of the provision or receipt of Services, each Party may have disclosed or may need to disclose or make accessible to the other (for purposes of this Clause 8.3, the Party disclosing or making accessible such information shall hereinafter be referred to as the “Disclosing Party”, and the Party receiving such information shall hereinafter be referred to as the “Receiving Party”) certain information which is either non-public, confidential or proprietary in nature (collectively, the “Information”); provided, that for the purposes of this Agreement, Information shall not include information that (i) becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Affiliates or contractors and through no violation of this Agreement or the Purchase Agreement; (ii) the Receiving Party can establish is available or known to the Receiving Party as of the date of this Agreement without an obligation to keep such information confidential; (iii) becomes lawfully available to the Receiving Party from a source other than the Disclosing Party and through no violation of this Agreement or the Purchase Agreement, provided, that such source is not known by the Receiving Party to be bound by a confidentiality agreement with or other obligation of secrecy to the Disclosing Party; or (iv) the Receiving Party can establish is independently developed by the Receiving Party without use of, or reference to, any other Information.

(b)	The Receiving Party shall hold in confidence and not disclose to any Third Party any Information received by it in connection with this Agreement from the Disclosing Party, and it shall use all Information received by it in connection with this Agreement from the Disclosing Party solely as necessary for the provision or receipt of the Services (and for no other purpose whatsoever) and it shall take the same degree of care with the Disclosing Party’s Information as it uses with its own, but in no event less than a reasonable degree of care; provided, that Provider may disclose the Information (i) to those of its Affiliates or to third parties that provide Services or to any directors, members, officers, employees, agents and advisors (including, without limitation, attorneys, accountants, consultants and service providers) of any such Person, but only to the extent necessary for such Affiliates, third parties, directors, members, officers, employees, agents and advisors to carry out the Services or to enforce the rights of a Party hereunder, and provided they are bound by confidentiality obligations at least as stringent as those set forth herein; and (ii) to the extent required to be disclosed by Law or the rules of an applicable securities exchange; provided further, that in the

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case of any disclosures made pursuant to sub-Clause (ii), to the extent legally permitted (as determined on the advice of counsel) and not otherwise prohibited by applicable Law, the Receiving Party shall, and shall direct its representatives to, promptly notify the Disclosing Party in writing so that the Disclosing Party may seek a protective order or other appropriate remedy or, in its sole discretion, waive compliance with this Clause 8.3. In the event no such protective order or other remedy is obtained, or that the Disclosing Party waives compliance with this Clause 8.3, the Receiving Party shall, without liability hereunder, furnish only that portion of the Information which is legally required and shall request assurance that the Information will be accorded confidential treatment.

(c)	The Receiving Party shall inform any and all of its Affiliates, officers, directors, controlling persons, partners, employees, agents or representatives (“Representatives”) that receive Information of the Disclosing Party of the confidential and proprietary nature of such Information and shall direct such Representatives to treat such Information as strictly proprietary and confidential. The Receiving Party shall establish procedures to ensure that the Information is properly protected and monitored for purposes of complying with this Clause 8.3. The Receiving Party agrees to be responsible for any breach of this Clause 8.3 by any of its Representatives.

8.4	Intellectual Property Rights.

(a)	Retained Rights. Except as otherwise expressly provided in this Agreement, each of the Parties and their respective Affiliates shall retain all right, title and interest in and to (i) their respective IP Rights created, developed, written or authored by a Party or its Affiliate prior to the Effective Date; and (ii) any IP Right which is independently created, developed, written or authored by a Party or its Affiliate other than under this Agreement. Except as set forth in Clauses 8.4(a) to 8.4(d), this Agreement confers no right, license or interest whether directly or indirectly or by implication, estoppel or otherwise under any IP Rights of either Party.

(b)	Work Product IP. Subject to Clause 8.4(a) and the limited license granted in Clause 8.4(d), any IP Right created, developed, written or authored by Provider as a deliverable for a Service under this Agreement (“Work Product IP”), all right, title and interest throughout the world in and to all such IP Right shall be deemed to be a work-made-for-hire for Recipient and shall vest solely in Recipient unconditionally and immediately upon such IP Right having been created, developed, written or authored, unless the Parties agree otherwise in writing. To the extent title to any IP Right that is the subject of this Clause 8.4(b) vests, by operation of Law, in Provider, Provider hereby assigns, and causes the assignment by its Affiliate, to Recipient or its designated Affiliate all right, title and interest in such IP Right and agrees to provide such assistance and execute such documents as Recipient may reasonably request to vest in such Party all right, title and interest in such IP Right.

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(c)	Services IP. Subject to Clause 8.4(a) and the limited license granted in Clause 8.4(d), in the event that any other IP Right is created, developed, written or authored by Provider or its Affiliate in connection with the performance of the Services and which is not intended to be a deliverable for a Service under this Agreement (“Services IP”), all right, title and interest throughout the world in and to all such IP Right shall vest solely in such Provider or its Affiliate unconditionally and immediately upon such IP Right having been created, developed, written or authored.

(d)	Grant of Rights. Buyer, on behalf of itself and its Affiliates, hereby grants to Teva and its Affiliates a non-exclusive, non-transferable (other than pursuant to Clause 8.2), non-sublicensable (except to its Affiliates and subcontractors for the purposes of providing the Services), royalty-free, worldwide license during the term of this Agreement to use all IP Rights owned or controlled by Buyer or its Affiliates (including all Transferred IP acquired by Buyer) to the extent necessary for Teva and its Affiliates to provide the applicable Service under this Agreement.

8.5	Workstream Leads. The initial points of contact for Provider and Recipient, with respect to any matters of day-to-day provisions of the Services, including attempting to resolve any issues that may arise during the performance of the Services, shall be the Workstream Leads for the relevant Service within such Workstream, who shall have the authority to handle such daily operational matters related to the Services within their Workstream.

8.6	TSA Steering Committee.

(a)	Promptly following the Effective Date the Parties shall establish a steering committee (the “TSA Steering Committee”), with the primary objectives of (i) maintaining sufficient oversight over the provision of the Services under this Agreement and the standards to which such Services are provided; (ii) assuming overall responsibility for the handling of the effective transition of the Services to a relevant Party; (iii) keeping performance of the Services under continual review and resolving any issues with the performance of the Services as they arise; (iv) keeping the nature and amount of the Services under continual review and identifying any changes to Services that may be required by Recipient in accordance with Clause 2.1 and any Services which are no longer required by Recipient; and (v) undertaking such other tasks in relation to the Services as the Parties may from time to time agree.

(b)	The TSA Steering Committee shall comprise of a lead individual from each Party who shall represent each Party’s interests in relation to the Services (each the “Teva SteerCo Lead” and the “Buyer SteerCo Lead” respectively, and together the “SteerCo Leads”) and select members, as appropriate, from the Workstream Leads as set out in Schedule 3. As at the Effective Date, the Teva SteerCo Lead and Buyer SteerCo Lead are as follows:

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Teva SteerCo Lead	Buyer SteerCo Lead
[ 🌑 ]	[ 🌑 ]

(c)	The Teva SteerCo Lead and Buyer SteerCo Lead shall coordinate meetings of the TSA Steering Committee from time to time. The TSA Steering Committee shall meet on a monthly basis in such location as is reasonably convenient to each Party (including, for the avoidance of doubt, via audio or video conference) or otherwise as agreed between the Teva SteerCo Lead and Buyer SteerCo Lead. The first TSA Steering Committee meeting shall occur within two (2) weeks after the Effective Date and shall include a full review of the Services and the requirements of the Parties. The SteerCo Leads will escalate any proposed changes to the Services, the Service Charges or Service Term to the TSA Steering Committee for agreement by the TSA Steering Committee. The TSA Steering Committee shall endeavor to make all decisions by unanimous decision, provided that a decision between the Teva SteerCo Lead and the Buyer SteerCo Lead shall constitute a decision of the TSA Steering Committee. Either Party may from time to time and at its sole discretion, replace any one or more of its representatives on the TSA Steering Committee (including the Teva SteerCo Lead, the Buyer SteerCo Lead and/or the Workstream Leads) with an appropriate individual, by giving notice of replacement to the other Party, provided that the Parties shall use this right sparingly so as not to disrupt the work of the TSA Steering Committee.

(d)	Where Recipient wishes to: (i) increase the Service Term of existing Services; or (ii) increase the amount or scope of existing Services as permitted in accordance with Clause 2.1(c) (each a “Proposed Change”), it shall notify the Provider’s SteerCo Lead of its request and such Proposed Change shall be discussed at the next convened TSA Steering Committee. If the TSA Steering Committee agrees that a Proposed Change is reasonably required to the Services, the TSA Steering Committee will direct any Proposed Change along with any proposed changes to the relevant Service Charges or Service Term to the SteerCo Leads for implementation.

8.7	Disputes. Other than with respect to any claim covered by Clause 6.3, any dispute, controversy or claim between the Parties arising out of, relating to or in connection with the Services, this Agreement, or the breach, termination, or validity thereof (a “Dispute”), shall be resolved by submitting such Dispute in writing first to the relevant Workstream Lead of each Party, and such Workstream Leads shall seek to resolve such Dispute through informal good faith negotiation. In the event that such Dispute is not resolved by the relevant Workstream Leads within five (5) Business Days after the submission of such Dispute to such Workstream Leads, the relevant Workstream Leads shall escalate such Dispute to the Teva SteerCo Lead and the Buyer SteerCo Lead for resolution. In the event that such Dispute is not resolved by the Teva SteerCo Lead and Buyer SteerCo Lead within five (5) Business Days of such escalation (or such longer time as the SteerCo Leads may agree), then the claiming Party may provide the other Party with a written notice (a “Notice of Dispute”), describing (a) the issues in dispute and such Party’s position thereon; (b) a summary of the evidence and arguments supporting such Party’s

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positions; (c) a summary of the negotiations that have taken place to date; and (d) the name and title of the senior executives (which, in the case of Teva, will be a member of Teva’s executive committee, and, in the case of Buyer, will be a senior executive of Buyer (i.e., direct report to the Chief Executive Officer) or their respective designees who will represent each Party. The senior executives or their respective designees designated in such Notice of Dispute shall meet in person or by telephone as often as reasonably necessary to resolve the Dispute and shall confer in a good faith effort to resolve the Dispute. In the event that such Dispute is not resolved by such senior executives or their respective designees within five (5) Business Days after receipt of the Notice of Dispute (or such longer time as such senior executives or their respective designees may agree), then either Party may pursue any remedy at law, equity, or otherwise.

8.8	Governing Law. This Agreement (and any claim or controversy arising out of or relating to this Agreement) shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York. Neither this Agreement nor any right or obligation of any of the Parties under this Agreement shall be governed by the U.N. Convention on Contracts for the International Sale of Goods, and the Parties expressly waive or disclaim, as the case may be, any right or obligation they may have under this Agreement pursuant to the U.N. Convention on Contracts for the International Sale of Goods.

8.9	Jurisdiction. Each Party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court, or Federal court of the United States of America, sitting in Manhattan, New York City, New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each Party hereto hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts; (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by applicable Law, in such Federal court; (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such New York State or Federal court and (d) waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such New York State or Federal court. Each Party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party hereto irrevocably consents to service of process in the manner provided for notices in Clause 8.1. Nothing in this Agreement will affect the right of any Party hereto to serve process in any other manner permitted by applicable Law.

8.10	Amendments; Waivers. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with

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respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any Party may otherwise have at law or in equity.

8.11	Representation by Counsel. Each Party represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement and the Ancillary Agreements in their entirety and have had them fully explained to them by such Party’s respective counsel, that each is fully aware of the contents thereof and their meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

8.12	Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

8.13	Counterparts; Signature Pages. The Parties may execute this Agreement in one or more counterparts, each of which will be deemed an original and all of which, when taken together, will be deemed to constitute one and the same agreement. Any signature page hereto delivered by facsimile machine or by e-mail (including in portable document format (pdf), as a joint photographic experts group (jpg) file, or otherwise) shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto and may be used in lieu of the original signatures for all purposes. Any Party that delivers such a signature page agrees to later deliver an original counterpart to any Party that requests it.

8.14	Entire Agreement. Without limiting the rights and obligations of the Parties under the Purchase Agreement and the other Ancillary Agreements, this Agreement and all schedules hereto and thereto, constitutes the full, complete, final and integrated agreement between the Parties relating to the subject matter hereof and supersedes all previous written or oral negotiations, commitments, agreements, transactions, or understandings with respect to the subject matter hereof.

8.15	Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is determined by a court of competent jurisdiction to be invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative or unenforceable to any extent whatsoever. Upon any such determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

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8.16	Precedence. In the event of a conflict between a provision of this Agreement and a provision of the Purchase Agreement or an Ancillary Agreement, or a provision of a schedule hereto, the terms of this Agreement shall take precedence.

8.17	Public Statements. No party to this Agreement shall originate any publicity, news release or other similar public announcement, written or oral, whether relating to this Agreement or any documents or transactions contemplated hereby or the existence of any arrangement between the Parties, without the prior written consent of the other Party whether or not named in such publicity, news release or other similar public announcement, except to the extent permitted under the Purchase Agreement.

8.18	Interpretation. Unless expressly specified otherwise, whenever used in this Agreement, the terms “Clause” and “Schedule” refer to clauses and schedules of this Agreement. Whenever used in this Agreement, the terms “hereby,” “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole, including all articles, sections, schedules and exhibits hereto. Whenever used in this Agreement, the terms “include,” “includes” and “including” mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively. Whenever the context of this Agreement permits, the masculine, feminine or neuter gender, and the singular or plural number, are each deemed to include the others. “Days” means calendar days unless otherwise specified. References in this Agreement to a particular Law or sections of a Law shall be deemed to refer any amended or replacement legislation thereto and to such sections or provisions as they may be amended after the date of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party (or any Affiliate thereof) by virtue of the authorship of any of the provisions of this Agreement.

[Signature Page Follows]

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The Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

TEVA PHARMACEUTICAL INDUSTRIES LTD.

By:
Name:
Title:

By:
Name:
Title:

COOPERSURGICAL, INC.

By:
Name:
Title:

(Signature Page to Transition Services Agreement)

EXHIBIT D

FORM OF TRADEMARK TRANSITION LICENSE AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of [                            ], [2017] (the “Effective Date”) by and among Teva Women’s Health, LLC, a Delaware limited liability company, and Teva Pharmaceuticals USA, Inc., a Delaware corporation, (together, “Licensor”) and CooperSurgical, Inc., a Delaware corporation (“Licensee”).

RECITALS

WHEREAS, Teva Pharmaceutical Industries Ltd. (“Teva”) and Licensee are parties to that certain Asset Purchase Agreement, dated September [•], 2017(the “Purchase Agreement”), pursuant to which Teva and its affiliates sold certain assets to Licensee related to the Products and Business (each as defined below);

WHEREAS, Licensor is an affiliate of Teva;

WHEREAS, prior to the Closing of the transactions under the Purchase Agreement, Licensor and its affiliates used the Licensed Marks (as defined below) in connection with the operation of the Business;

WHEREAS, Licensor desires to grant to Licensee a limited right and license to use and display the Licensed Marks in connection with the orderly transition of the Business from Teva and its affiliates to Licensee, and the orderly discontinuance of the use of the Licensed Marks in connection with the Business; and

WHEREAS, the execution and delivery of this Agreement is a condition to Closing under the Purchase Agreement.

AGREEMENT

In consideration of the premises above and in the Purchase Agreement, the mutual covenants and considerations set forth hereinafter and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and confirmed, the parties hereto agree as follows:

Section 1. Definitions. Capitalized terms which are not defined herein shall have the meaning given in the Purchase Agreement. The following terms shall, unless the context otherwise requires, have the following meanings, respectively:

“Affiliate” shall have the meaning set forth in the Purchase Agreement.

“Business” shall have the meaning set forth in the Purchase Agreement.

“License” means the license granted under Section 2.1.

“Licensed Marks” means the trademark registrations, applications for trademark registration, and Internet domain name registrations, trademarks, service marks, names, symbols, designations listed on Exhibit A and any derivations thereof in use by Licensor or any of its

Affiliates in the Business during the twelve (12) month period prior to the Effective Date, together with any designs and/or logos in use by Licensor or its Affiliates in association with such trademarks in the Business during the twelve (12) month period prior to the Effective Date.

“Products” means the products set forth in Schedule 1.3 of the Purchase Agreement.

“Territory” means the United States.

“Term” means the term of this Agreement as set forth in Section 6.

“Trademark Guidelines” means the guidelines, standards and other requirements relating to use of the Licensed Marks communicated in writing to Licensee from time to time by Licensor, which revisions shall become effective upon publication or delivery of notice thereof to Licensee.

Section 2. License

2.1. Grant. Subject to the terms, conditions and provisions of this Agreement, Licensor hereby grants to Licensee a non-exclusive, nontransferable (except as provided in Section 7.2), nonsublicensable (except as provided in Section 2.2), royalty-free, fully paid-up, license in the Territory to use and display the Licensed Marks in connection with the operation of the Business during the Term, but only to the extent (a) the Licensed Marks are used in or displayed on the packaging, labeling or marketing materials printed on or immediately prior to the Effective Date or printed after the Effective Date to meet the requirements of the Business in the 6 months after the Effective Date, or electronic media, including websites, used immediately prior to the Effective Date, in connection with the Products, or (b) as necessary to receive the services under the Transition Services Agreement, in each case, in substantially the same manner in which they are in use by Licensor or its Affiliates in connection with the operation of the Business on or immediately prior to the Effective Date. For the avoidance of doubt, Licensee may use the Licensed Marks in connection or in combination with one or more other trademarks as part of the transition from using the Licensed Marks to such other marks designated by Licensee to identify the goods and service of the Business; provided that Licensee otherwise has the right (e.g., by ownership or license of such other trademarks) to legally use such other trademarks in connection or in combination with the Licensed Marks.

2.2. Limited Right to Sublicense. Licensee may sublicense any of the rights under the License to any of its Affiliates or to a third party upon prior written consent of Licensor (which consent shall not be unreasonably withheld), provided that the sublicense shall be set forth in a written agreement including, without limitation, specific acknowledgement that: (a) the sublicense is subject to all of the applicable terms, conditions and provisions of this Agreement; (b) in its exercise of the sublicense, the sublicensee shall comply with all of Licensee’s applicable obligations under this Agreement; (c) the sublicensee has no right to grant any other person any sublicense any right under the License; and (d) the sublicense shall automatically terminate (e.g., without any notice or other action by Licensee or Licensor) upon the earlier of the end of the Term or, if applicable, if and when the sublicensee ceases to be an Affiliate of Licensee. Upon granting any sublicense, Licensee shall give Licensor written notice thereof (including, without limitation, the name and principal place of business of the sublicensee and

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the name, address and telephone number of the employee or other representative of the sublicensee responsible for the sublicensee’s administration of and compliance with the sublicense agreement). Upon Licensor’s request, Licensee shall deliver to Licensor a true, correct and complete copy of any sublicense agreement (including, without limitation, any and all amendments, supplements and modifications thereof), provided that Licensee may redact any financial terms from such sublicense agreement.

2.3. Proper Use of Licensed Marks. Licensee shall use the Licensed Marks only for the purpose set forth in Section 2.1, in substantially the same manner in which they were in use by Licensor and its Affiliates in connection with their operation of the Business on or immediately prior to the Effective Date and in accordance with this Agreement and the Trademark Guidelines in all material respects. Licensee shall ensure that any use of the Licensed Marks pursuant to the License includes the trademark markings and notices (e.g., ™ or ®) to the extent required and set forth in the Trademark Guidelines to preserve all of Licensor’s rights (including, without limitation, all remedies for infringement) and interests with respect to the Licensed Marks. Licensee shall ensure that all Products offered by Licensee or any of its Affiliates under any of the Licensed Marks shall be of equal or better quality than the same Products or substantially similar products and services offered by Licensor and its Affiliates in the Business as conducted on the Effective Date. Licensee shall not use any of the Licensed Marks: (a) for any purpose other than as set forth in Section 2.1, including without limitation in connection with the marketing, sale or promotion of any products or services other than the Products; (b) in any manner that disparages Licensor, any of Licensor’s Affiliates or any products or services offered by Licensor or any of its Affiliates; (c) in any manner that injures the goodwill associated with any of the Licensed Marks; or (d) in any manner that violates any law, regulation, rule, order or other requirement of any governmental authority having jurisdiction. Upon notice of or discovery of any noncompliance with the requirements of this Section 2.3, Licensee shall promptly notify Licensor of the noncompliance, remedy the noncompliance and notify Licensor when remedial action is taken.

2.4. Wind Down. Licensee shall take commercially reasonable steps to wind down the use of the Licensed Marks in connection with the operation of the Business during the Term and completely discontinue use of the Licensed Marks by Licensee and its Affiliates as of the end of the Term.

2.5. Audit. If Licensor reasonably believes that Licensee’s or Licensee’s Affiliates use of the Licensed Marks is not in compliance with the requirements set forth in Section 2, then Licensor shall have the right to audit such uses of the Licensed Marks by Licensee and its Affiliates. Upon Licensor’s reasonable advance notice, Licensee shall provide Licensor access from time to time during normal business hours to records and other documentation evidencing such use of the Licensed Marks by Licensee and its Affiliates (including, without limitation, all applicable advertising and promotional materials bearing such Licensed Marks); provided, however, that in no event shall Licensor exercise the rights granted under this Section 2.5 in a manner that interferes with the conduct of the Business in any material respect.

2.6. Nominative; Fair Use. For the avoidance of doubt, nothing in this Agreement shall prevent Licensee and its Affiliates from, during the Term and after, using the Licensed Marks solely (a) in a non-trademark manner to describe the history of the Business, including Licensee’s acquisition of the Business; (b) as required by applicable law; or (c) in a manner consistent with “trademark fair use” to the extent no consumer confusion is likely to result from such use.

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Section 3. Ownership, Perfection, Maintenance and Enforcement

3.1. Ownership. Except as specifically set forth in the License, Licensor reserves all rights in the Licensed Marks. No additional rights are granted by implication, estoppel or otherwise. No title to or ownership of any of the Licensed Marks is transferred to Licensee under this Agreement or by Licensee’s use of the Licensed Marks. All goodwill associated with the Licensed Marks shall inure to and belong exclusively to Licensor (including, without limitation, any goodwill that may accrue by virtue of Licensor’s use of the Licensed Marks). Licensor reserves any and all rights to, and shall use commercially reasonable efforts to, preserve, apply for, register, prosecute, perfect, maintain, defend, enforce or take any other action with respect to any of the Licensed Marks so as not to diminish or materially impact Licensee’s rights under the License. During the Term, Licensee shall take such action (including, without limitation, the execution and delivery of additional documents and the giving of testimony) as Licensor may reasonably request to effect, perfect, evidence, register, defend or enforce any of the Licensed Marks in any jurisdiction in which Licensee is operating the Business; provided that Licensor shall reimburse any out-of-pocket expenses reasonably incurred to take any such action requested by Licensor. During the Term, Licensor, at its own cost and expense, keep Licensee updated and provide Licensee with material information concerning all filings, office actions, correspondence and other documentation filed with, sent to, issued by, or received from any trademark, patent or copyright office or any other governmental agency in connection with any such activities to the extent such matters directly affect Licensee’s rights under the License. During the Term, Licensee shall not contest the validity, enforceability, registration or Licensor’s ownership of any of the Licensed Marks. Licensee shall not register, make any filing with any governmental or regulatory authority with respect to, or claim any title to or ownership of any of the Licensed Marks or any confusingly similar mark without the prior written consent of Licensor, in each case, in any jurisdiction in which Licensor used the License Marks prior to the Effective Date.

3.2. Third-Party Infringement. If Licensee becomes aware of any actual or suspected infringement or other unauthorized use of any of the Licensed Marks, then Licensee shall give Licensor prompt written notice thereof including, without limitation, a copy of any documentation in the possession or control of Licensee that may evidence such infringement or other unauthorized use. Licensee shall not take any other action with respect to the alleged infringement, misappropriation or other unauthorized use of any of the Licensed Marks without the prior written consent of Licensor.

Section 4. Limited Warranties and Liabilities

4.1. Mutual Representations and Warranties. Licensor and Licensee each hereby represent and warrant to the other party that: (a) it has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; (b) this Agreement has been duly authorized by all necessary action on its part; and (c) it has not entered into any agreement with or granted any rights whatsoever, or is not otherwise subject to any obligations, that would be in conflict with its obligations under this Agreement.

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4.2. Limited Warranty. Licensor represents and warrants to Licensee that: (a) Licensor has the right to grant the License in and to the Licensed Marks; (b) neither Licensor nor any of its Affiliates have granted to any third party any license or other right that conflicts with the License; and (c) the execution, delivery and performance of this Agreement by Licensor does not, and Licensee’s exercise of its rights under the License and other provisions of this Agreement, will not, infringe the rights of any third party under any trademark, or conflict with, or result in any breach of, require consent under, any agreement between Licensor and any third party, or result in, termination, cancellation, or modification of the rights granted to Licensee under the License or the other provisions of this Agreement. The sole and exclusive remedy for any breach of this warranty is set forth in Section 5.1.

4.3. Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN SECTIONS 4.1 AND 4.2, EACH PARTY HEREBY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTIES WITH REGARD TO: MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE; WHETHER ANY OF THE LICENSED MARKS APPLY OR CAN BE USED OUTSIDE OF THE APPLICABLE JURISDICTION IN WHICH LICENSOR USED SUCH LICENSE MARKS AS OF THE EFFECTIVE DATE; OR WHETHER ANY OF THE LICENSED MARKS CAN BE USED OUTSIDE OF ANY JURISDICTION IN WHICH LICENSOR USED SUCH LICENSE MARKS AS OF THE EFFECTIVE DATE WITHOUT INFRINGING ANY TRADEMARK OR OTHER INTELLECTUAL PROPERTY RIGHT OF ANY THIRD PARTY IN SUCH JURISDICTION.

4.4. Exclusions from Liability. EXCEPT TO PROVIDE INDEMNIFICATION UNDER SECTION 5 WITH RESPECT TO THIRD PARTY CLAIMS, AND EXCEPT IN CASES OF FRAUD OR WILLFUL MISCONDUCT BY A PARTY OR ITS AFFILIATES OR BREACH OF SECTION 7.3 OR LICENSEE’S BREACH OF SECTIONs 2 OR 3.1, IN NO EVENT SHALL EITHER PARTY OR THE AFFILIATES OF SUCH PARTY BE LIABLE TO THE OTHER FOR SPECIAL, INDIRECT, MULTIPLE, PUNITIVE, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES, OR FOR LOST PROFITS OR REVENUES OR INCOME, BUSINESS INTERRUPTIONS, DIMINUTION IN VALUE OR LOSS OF BUSINESS OPPORTUNITY ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR AS A RESULT OF ANY ACTIVITIES OR NON-PERFORMANCE HEREUNDER, REGARDLESS OF WHETHER ARISING FROM BREACH OF CONTRACT, WARRANTY, TORT, STRICT LIABILITY OR OTHERWISE, EVEN IF SUCH PARTY IS ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE OR IF SUCH LOSS OR DAMAGE COULD HAVE BEEN REASONABLY FORESEEN.

Section 5. Indemnification

5.1. By Licensee. Licensee hereby agrees, at all times during the Term and thereafter, to fully indemnify Licensor and its Affiliates, and any of its and their respective shareholders, owners, officers, directors, employees, agents and representatives against, and defend and hold

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such Persons harmless from, any and all Losses claimed by a third party arising from or in connection with a) the gross negligence, Fraud or willful misconduct by Licensee or any of its Affiliates or any of its and their respective shareholders, owners, officers, directors, employees, agents and representatives, in each case related to the licenses granted under this Agreement; or b) any breach by Licensee of any of its covenants, agreements or obligations under this Agreement, in each case of the foregoing clauses a) and b) except to the extent of those Losses which Licensor has an obligation to indemnify pursuant to Section 5.2, as to which Losses each party shall indemnify the other to the extent of its liability for such Losses.

5.2. By Licensor. Licensor hereby agrees at all times during the Term and thereafter, to fully indemnify Licensee and its Affiliates, and any of its and their respective shareholders, owners, officers, directors, employees, agents and representatives against, and defend and hold such Persons harmless from, any and all Losses claimed by a third party arising from or in connection with a) the gross negligence, Fraud or willful misconduct by Licensor or any of its Affiliates, and any of its and their respective shareholders, owners, officers, directors, employees, agents and representatives, in each case related to the licenses granted under this Agreement; or b) any breach by Licensor of any of its covenants, agreements or obligations under this Agreement, in each case of the foregoing clauses a) and b) except to the extent of those Losses which Licensee has an obligation to indemnify pursuant to Section 5.1, as to which Losses each party shall indemnify the other to the extent of its liability for such Losses.

5.3. No right of indemnification shall exist under the Purchase Agreement for claims arising out of the performance of this Agreement, it being the intent of the parties that such claims shall be solely governed by the provisions of this Agreement.

5.4. Notice and Cooperation. Either party (the “Indemnitee”) intending to claim indemnification under this Section 5 shall notify the other party (the “Indemnitor”) promptly in writing of any action, claim or liability in respect of which the Indemnitee believes it is entitled to claim indemnification, provided that the failure to give timely notice to the Indemnitor shall not release the Indemnitor from any liability to the indemnitee except to the extent the Indemnitor is actually and materially prejudiced thereby. The Indemnitor shall have the right, by notice to the indemnitee, to assume the defense of any such action or claim within the thirty (30) day period after the Indemnitor’s receipt of notice of any action or claim with counsel of the Indemnitor’s choice and at the sole cost of the Indemnitor. If the Indemnitor so assumes such defense, the indemnitee may participate therein through counsel of its choice, but at the sole cost of the indemnitee. The party not assuming the defense of any such claim shall render all reasonable assistance to the party assuming such defense, and all reasonable out-of-pocket costs of such assistance shall be for the account of the Indemnitor. No such claim shall be settled other than by the party conducting the defense thereof, and then only with the consent of the other party (not to be unreasonably withheld, delayed or conditioned); provided that the Indemnitee shall have no obligation to consent to any settlement of any such action or claim which imposes on the Indemnitee any liability or obligation that cannot be assumed and performed in full by the Indemnitor, and the Indemnitee shall have no right to withhold its consent to any settlement of any such action or claim if the settlement involves only the payment of money by the Indemnitor or its insurer and includes a full release of claims with respect to the Indemnitee.

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Section 6. Term and Termination

6.1. Term. The Term of this Agreement shall commence on the Effective Date and, unless sooner terminated pursuant to Section 6.2 or 6.3 shall expire on the earlier to occur of (a) the one (1) year anniversary of the Effective Date and (b) the date on which all of the inventory of packaging and labeling included in the Transferred Assets for the Product that display the Licensed Marks and have been exhausted (the “Term”).

6.2. Termination. In the event of any breach of or default under this Agreement by Licensee or any of its Affiliates which is not cured within thirty (30) days after Licensor gives Licensee written notice of the breach or default, Licensor may terminate this Agreement by giving Licensee thirty (30) days written notice of termination, provided, however, that such notice period shall not extend beyond the expiration of the Term. Further, Licensor may terminate this Agreement by giving Licensee ninety (90) days written notice of termination in the event: (a) Licensee is adjudicated as bankrupt, becomes insolvent, makes an assignment for the benefit of creditors or proposes or makes an arrangement for the liquidation of its debts; or (b) Licensee or any of its Affiliates commences, directs or controls any legal action seeking to render any of the Licensed Marks invalid or unenforceable.

6.3. Termination By Licensee. Licensee may terminate this Agreement at any time by giving Licensor written notice of termination.

6.4. Effect of Termination. Upon any expiration or termination of this Agreement, the following shall apply: (a) the License and any sublicenses granted under Section 2.2 shall immediately terminate; (b) Licensee shall immediately discontinue any and all use of the Licensed Marks; (c) Sections 2.6, 3.1, 4.3, 4.4, 5, 6 and 7; and (d) any and all rights and remedies for any breach of or default under this Agreement accruing to a party prior to expiration or termination of this Agreement shall survive.

Section 7. Miscellaneous

7.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission) and shall be given:

If to Licensor:

Teva Pharmaceuticals Ltd.

425 Privet Road

Horsham, PA 19044

5 Basel Street, P.O. Box

Attention: Ira Schreger, Sr. Vice President and General Counsel, Transactions

Telephone: 215-591-3000

E-mail: ira.schreger@tevapharm.com

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with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: Kingsley Taft, H. David Henken and Gregg Katz

Telephone: (617) 570-1222, (617) 570-1672 and (617) 570-1406

E-mail: ktaft@goodwinlaw.com, dhenken@goodwinlaw.com and gkatz@goodwinlaw.com

If to Licensee:

CooperSurgical, Inc.

75 Corporate Drive

Trumbull, CT 06611

Attention: Robert D. Auerbach, M.D. FACOG, Executive Vice President and

Chief Strategy and Medical Officer and

Graceann Pisano, Corporate Counsel

Telephone: 203-601-5200

E-mail: robert.auerbach@coopersurgical.com and

rachel.augustine@coopersurgical.com and graceann.pisano@coopersurgical.com with a copy to (which shall not constitute notice):

The Cooper Companies, Inc.

6140 Stoneridge Mall Road, Suite 590

Pleasanton, California 94588

Attention: Randal Golden, Vice President and General Counsel

Telephone: 925-460-3660

Email: rgolden@cooperco.com

and

Carter Ledyard & Milburn LLP

2 Wall Street

New York, NY 10005

Attention: David I. Karabell and Bryan Hall

Telephone: 212-732-3200

E-mail:karabell@clm.com and hall@clm.com

or such other address or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

7.2. Assignment. Neither party may assign this Agreement or any of its rights or obligations hereunder except with the written consent of the other party. Notwithstanding the foregoing provisions of this Section 7.2, Licensee may assign this Agreement without Licensor’s written consent to an Affiliate and Licensor may assign this Agreement without Licensee’s prior written consent (a) in whole or on a product-by-product or product-by-country basis to any of its Affiliates; or (b) in whole to a buyer of all or substantially all of its assets to which this Agreement relates (whether by merger, stock sale, asset sale or otherwise).

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7.3. Confidentiality.

a) Prior to this Agreement and during the Term, each party may have disclosed or may need to disclose or make accessible to the other (for purposes of this Section 7.3, the party disclosing or making accessible such information shall hereinafter be referred to as the “Disclosing Party”, and the party receiving such information shall hereinafter be referred to as the “Receiving Party”) certain information which is either non-public, confidential or proprietary in nature (collectively, the “Information”); provided, that for the purposes of this Agreement, Information shall not include information that (i) becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Affiliates or contractors and through no violation of this Agreement or the Purchase Agreement; (ii) the Receiving Party can establish is available or known to the Receiving Party as of the date of this Agreement without an obligation to keep such information confidential; (iii) becomes lawfully available to the Receiving Party from a source other than the Disclosing Party and through no violation of this Agreement or the Purchase Agreement, provided, that such source is not known by the Receiving Party to be bound by a confidentiality agreement with or other obligation of secrecy to the Disclosing Party; or (iv) the Receiving Party can establish is independently developed by the Receiving Party without use of, or reference to, any other Information.

b) The Receiving Party shall hold in confidence and not disclose to any third party any Information received by it in connection with this Agreement from the Disclosing Party, and it shall use all Information received by it in connection with this Agreement from the Disclosing Party solely as necessary to exercise its rights or fulfill its obligations under this Agreement (and for no other purpose whatsoever) and it shall take the same degree of care with the Disclosing Party’s Information as it uses with its own, but in no event less than a reasonable degree of care; provided, that Licensor may disclose the Information (i) to those of its Affiliates or to third parties to the extent necessary to exercise its rights or fulfill its obligations under this Agreement, and provided they are bound by confidentiality obligations at least as stringent as those set forth herein; and (ii) to the extent required to be disclosed by Law or the rules of an applicable securities exchange; provided further, that in the case of any disclosures made pursuant to clause (ii), to the extent legally permitted (as determined on the advice of counsel) and not otherwise prohibited by applicable Law, the Receiving Party shall, and shall direct its representatives to, promptly notify the Disclosing Party in writing so that the Disclosing Party may seek a protective order or other appropriate remedy or, in its sole discretion, waive compliance with this Section 7.3. In the event no such protective order or other remedy is obtained, or that the Disclosing Party waives compliance with this Section 7.3, the Receiving Party shall, without liability hereunder, furnish only that portion of the Information which is legally required and shall request assurance that the Information will be accorded confidential treatment.

c) The Receiving Party shall inform any and all of its Affiliates, officers, directors, controlling persons, partners, employees, agents or representatives (“Representatives”) that receive Information of the Disclosing Party of the confidential and proprietary nature of such

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Information and shall direct such Representatives to treat such Information as strictly proprietary and confidential. The Receiving Party shall establish procedures to ensure that the Information is properly protected and monitored for purposes of complying with this Section 7.3. The Receiving Party agrees to be responsible for any breach of this Section 7.3 by any of its Representatives.

7.4. Disputes. Other than with respect to any claim covered by Section 5, any dispute, controversy or claim between the parties arising out of, relating to or in connection with the this Agreement or the breach, termination, or validity thereof (a “Dispute”), the claiming party may provide the other party with a written notice (a “Notice of Dispute”), describing (a) the issues in dispute and such party’s position thereon; (b) a summary of the evidence and arguments supporting such party’s positions; (c) a summary of the negotiations that have taken place to date; and (d) the name and title of the senior executives (which, in the case of Licensor, will be a member of Licensor’s executive committee, and, in the case of Licensee, will be a senior executive of Licensee (i.e., direct report to the Chief Executive Officer) or their respective designees who will represent each party. The senior executives or their respective designees designated in such Notice of Dispute shall meet in person or by telephone as often as reasonably necessary to resolve the Dispute and shall confer in a good faith effort to resolve the Dispute. In the event that such Dispute is not resolved by such senior executives or their respective designees within five (5) Business Days after receipt of the Notice of Dispute (or such longer time as such senior executives or their respective designees may agree), then either party may pursue any remedy at law, equity, or otherwise.

7.5. Governing Law. This Agreement (and any claim or controversy arising out of or relating to this Agreement) shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York. Neither this Agreement nor any right or obligation of any of the parties under this Agreement shall be governed by the U.N. Convention on Contracts for the International Sale of Goods, and the parties expressly waive or disclaim, as the case may be, any right or obligation they may have under this Agreement pursuant to the U.N. Convention on Contracts for the International Sale of Goods.

7.6. Jurisdiction. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court, or Federal court of the United States of America, sitting in Manhattan, New York City, New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each party hereto hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts; (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by applicable Law, in such Federal court; (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such New York State or Federal court and (d) waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such New York State or Federal court. Each

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party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 7.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

7.7. Amendments. Waivers. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

7.8. Representation by Counsel. Each party represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in their entirety and have had them fully explained to them by such party’s respective counsel, that each is fully aware of the contents thereof and their meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

7.9. Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

7.10. Counterparts. Signature Pages. The parties may execute this Agreement in one or more counterparts, each of which will be deemed an original and all of which, when taken together, will be deemed to constitute one and the same agreement. Any signature page hereto delivered by facsimile machine or by e-mail (including in portable document format (pdf), as a joint photographic experts group (jpg) file, or otherwise) shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto and may be used in lieu of the original signatures for all purposes. Any party that delivers such a signature page agrees to later deliver an original counterpart to any party that requests it.

7.11. Entire Agreement. Without limiting the rights and obligations of the parties under the Purchase Agreement and the other Ancillary Agreements, this Agreement and all schedules hereto and thereto, constitutes the full, complete, final and integrated agreement between the parties relating to the subject matter hereof and supersedes all previous written or oral negotiations, commitments, agreements, transactions, or understandings with respect to the subject matter hereof.

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7.12. Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is determined by a court of competent jurisdiction to be invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative or unenforceable to any extent whatsoever. Upon any such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

7.13. Precedence. In the event of a conflict between a provision of this Agreement and a provision of the Purchase Agreement or an Ancillary Agreement, or a provision of a schedule hereto, the terms of this Agreement shall take precedence.

7.14. Public Statements. No party to this Agreement shall originate any publicity, news release or other similar public announcement, written or oral, whether relating to this Agreement or any documents or transactions contemplated hereby or the existence of any arrangement between the parties, without the prior written consent of the other party whether or not named in such publicity, news release or other similar public announcement, except to the extent permitted under the Purchase Agreement.

7.15. Interpretation. Unless expressly specified otherwise, whenever used in this Agreement, the terms “Section” and “Exhibit” refer to section and exhibits of this Agreement. Whenever used in this Agreement, the terms “hereby,” “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole, including all articles, sections, schedules and exhibits hereto. Whenever used in this Agreement, the terms “include,” “includes” and “including” mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively. Whenever the context of this Agreement permits, the masculine, feminine or neuter gender, and the singular or plural number, are each deemed to include the others. “Days” means calendar days unless otherwise specified. References in this Agreement to a particular Law or sections of a Law shall be deemed to refer any amended or replacement legislation thereto and to such sections or provisions as they may be amended after the date of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party (or any Affiliate thereof) by virtue of the authorship of any of the provisions of this Agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their authorized representatives.

Licensor:	Licensee:
TEVA WOMEN’S HEALTH, LLC	COOPERSURGICAL, INC.

By	By

Name:	Name:

Title:	Title:

By

Name:

Title:

Licensor:

TEVA PHARMACEUTICALS USA, INC.

By

Name:

Title:

By

Name:

Title:

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EXHIBIT A

Licensed Marks

TEVA wordmark
TEVA WOMEN’S HEALTH wordmark
TEVA PHARMACEUTICALS USA wordmark

EXHIBIT E

GUARANTEE (“Guarantee”), dated as of September 11, 2017, given by The Cooper Companies, Inc., a Delaware corporation (“TCC”), in favor of Teva Pharmaceutical Industries Ltd. (“Teva”).

PREAMBLE

On the date of this Guarantee, CooperSurgical, Inc., a Delaware corporation (“CSI”), which is a wholly-owned indirect subsidiary of TCC, entered into an Asset Purchase Agreement between CSI and Teva (in its current form and as it may be amended in accordance with its terms, the “APA”) in which CSI agreed to purchase certain assets related to Teva’s Paragard intrauterine copper contraceptive device business, on the terms and subject to the conditions set out in the APA (the “Transaction”). As an inducement for Teva to enter into the APA, TCC is willing to guarantee CSI’s obligations under the APA on the terms and conditions set out in this Guarantee.

ACCORDINGLY, TCC hereby agrees as follows:

1. Guarantee. As an inducement for Teva to enter into the APA, TCC, for itself and for its successors and assigns, hereby guarantees, on the terms and conditions set out in this Guarantee, the payment and performance when due of all liabilities, covenants and agreements of CSI contained in, or arising under, the APA (the “Guaranteed Obligations”). If CSI fails to make any payment or perform any covenant or agreement that it is obligated to pay or perform under the Guaranteed Obligations, TCC shall promptly and fully make, or cause to be made, that payment or perform, or cause to be performed, that covenant in place of CSI.

2. Scope. This Guarantee applies to the Guaranteed Obligations, and not to any other obligations that CSI or any other Person may otherwise have to Teva. “Person” shall be construed broadly and means an individual or an entity of any kind.

3. Defenses. TCC shall not have any liability under this Guarantee or under the APA, under any legal theory, whether at law, in equity, in contract, in tort or otherwise, other than as explicitly set out in this Guarantee or in the APA, as applicable. TCC shall be entitled to assert, as defenses to TCC’s obligations under this Guarantee, any and all defenses that CSI may have under the APA or any other agreement entered into by CSI and Teva in connection with the Transaction.

4. Nature of Guarantee. This is a guarantee of payment and performance, not of collection, and Teva shall not be required to pursue any remedies it may have against CSI under the APA.

5. TCC Waivers. Without waiving or limiting any provision of the APA, TCC hereby waives (a) notice of acceptance of this Guarantee by any Person, (b) notice of the amount of indebtedness or extent of performance owing under this Guarantee, (c) notice of demand for payment, notice of default or non-payment or non-performance, presentment, protest, notice of protest, and notice of dishonor, (d) any defense based on any change in the corporate existence, structure or ownership of TCC or CSI, or any insolvency bankruptcy, reorganization, liquidation or similar proceeding of TCC or CSI or affecting any of their assets. TCC acknowledges that it will receive substantial direct and indirect benefits from the consummation of the Transaction, and that it is knowingly granting the waivers set out in this Section 5 in contemplation of those benefits.

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6. Representations and Warranties. TCC hereby represents and warrants to Teva that TCC has duly executed and delivered this Guarantee, and that this Guarantee constitutes the valid and binding obligation of TCC, enforceable against TCC in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general equitable principles.

7. Expiration. This Guarantee shall expire, and TCC shall have no further obligation under this Guarantee, on the date that is 12 months after the Closing Date (as that term is defined in the APA) (the “Expiration Date”), unless Teva asserts, on or before the Expiration Date, a claim under this Guarantee alleging that Guaranteed Obligations are due and owing from TCC (a “Claim”), in which case this Guarantee shall expire, and TCC shall have no further obligation under this Guarantee, on the later of (a) the Expiration Date and (b) the date on which that Claim is finally resolved and any Guaranteed Obligations due and owing from TCC under the final resolution of that Claim have been paid, performed or otherwise satisfied in full.

8. Notices. All notices, requests and other communications to any party to this Guarantee shall be in writing (including electronic transmission) and shall be given:

If to TCC:

The Cooper Companies, Inc.

6140 Stoneridge Mall Road, Suite 590

Pleasanton, California 94588

Attention: Randal Golden, Vice President and General Counsel

Telephone: 925-460-3660

Email: rgolden@cooperco.com

with a copy (which shall not constitute notice) to:

Carter Ledyard & Milburn LLP

2 Wall Street

New York, NY 10005

Attention: David I. Karabell and Bryan Hall

Telephone: 212-732-3200

E-mail: karabell@clm.com and hall@clm.com

If to Teva:

Teva Pharmaceutical Industries Ltd.

425 Privet Road

Horsham, PA 19044

Attention: Ira Schreger, Sr. Vice President and General Counsel, Transactions

Telephone: 215-591-3000

E-mail: ira.schreger@tevapharm.com

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with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: Kingsley Taft, H. David Henken and Gregg Katz

Telephone: (617) 570-1222, (617) 570-1672 and (617) 570-1406

E-mail: ktaft@goodwinlaw.com, dhenken@goodwinlaw.com and gkatz@goodwinlaw.com or such other address or e-mail address as that party may hereafter specify for the purpose by notice to the other party. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt. “Business Day” means any day that is not (a) a Saturday, (b) a Sunday or (c) any other day on which commercial banks are authorized or required by law to be closed in the City of New York.

9. Governing Law. This Guarantee shall be governed in all respects, including as to validity, interpretation and effect, by the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule, whether in the State of New York or any other jurisdiction, that would cause the laws of any jurisdiction other than the State of New York to apply.

10. Jurisdiction and Venue. THE NEW YORK STATE AND UNITED STATES FEDERAL COURTS SITTING IN NEW YORK COUNTY, NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION OVER ALL ACTIONS, SUITS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS GUARANTEE OR ANY DEALINGS BETWEEN THE PARTIES TO THIS GUARANTEE RELATING TO THE SUBJECT MATTER OF THIS GUARANTEE, INCLUDING CONTRACT CLAIMS, TORT CLAIMS AND ALL OTHER STATUTORY AND COMMON LAW CLAIMS, AND EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY (A) SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH ACTION OR PROCEEDING OR FOR RECOGNITION OF ANY JUDGMENT AND (B) WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF, AND ANY DEFENSE BASED ON AN INCONVENIENT FORUM IN, ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

11. Jury Trial Waiver. EACH PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BASED UPON OR ARISING OUT OF THIS GUARANTEE OR ANY DEALINGS BETWEEN THE PARTIES TO THIS GUARANTEE RELATING TO THE SUBJECT MATTER OF THIS GUARANTEE. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS GUARANTEE, INCLUDING CONTRACT CLAIMS, TORT CLAIMS AND ALL OTHER STATUTORY AND COMMON LAW CLAIMS. EACH PARTY

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HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH THAT LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS GUARANTEE MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

12. Amendments and Waivers. No amendment of or waiver of any provision of this Guarantee shall be of any force or effect unless it is in writing and signed, in the case of an amendment, by both TCC and Teva or, in the case of waiver, by the party or each of the parties against whom the waiver is to be effective.

13. Headings. The section headings contained in this Guarantee are for convenience of reference only and shall not in any way affect the meaning or interpretation of any provision of this Guarantee.

14. Successors and Assigns. Neither this Guarantee nor any rights or obligations under this Guarantee shall be assigned by either party, in whole or in part, including by operation of law, without the prior written consent of the other party, and any purported assignment without that consent shall be void and of no effect. Subject to the immediately preceding sentence, this Guarantee shall be binding on, and inure to the benefit of, the successors and permitted assigns of the parties.

15. No Third Party Beneficiaries. This Guarantee shall not confer any rights or remedies other than the parties to this Guarantee and their successors and permitted assigns.

16. Counterparts; Facsimile and Electronic Signatures. This Guarantee may be executed in 2 or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument. Facsimile and electronic counterpart signatures to this Guarantee shall be valid and binding.

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IN WITNESS WHEREOF, TCC has executed and delivered this Guarantee as of the date first written above.

THE COOPER COMPANIES, INC.

By:	/s/ Randal Golden
Name:	Randal Golden
Title:	Vice President and General Counsel

AGREED AND ACCEPTED:

TEVA PHARMACEUTICAL INDUSTRIES LTD.

By:	/s/ Yitzhak Peterburg
Name:	Yitzhak Peterburg
Title:	Chief Executive Officer

By:	/s/ Dror Bashan
Name:	Dror Bashan
Title:	SVP M&A and Global Alliances